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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Juniper Networks, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of 2017 Annual Meeting of Stockholders

Time and Date	9:00 a.m., Pacific Time, on Thursday, May 25, 2017

Place	Juniper Networks, Inc. 1133 Innovation Way Building A, Aristotle Conference Room Sunnyvale, CA 94089

Items of Business

(1)	To elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP, as Juniper Networks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
(3)	To approve the amendment and restatement of the Juniper Networks, Inc. 2015 Equity Incentive Plan to, among other things, increase the number of shares of common stock reserved for issuance thereunder by 23,000,000, and establish a maximum annual limit on non-employee director compensation;
(4)	To approve the amendment and restatement of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder by 9,000,000 shares;
(5)	To approve a Certificate of Amendment to the Restated Certificate of Incorporation of Juniper Networks, Inc. to eliminate any supermajority voting requirements contained therein;
(6)	To hold a non-binding advisory vote on executive compensation;
(7)	To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers;
(8)	To vote upon a proposal submitted by one of our stockholders regarding annual disclosure of EEO-1 data, if properly presented at the annual meeting; and
(9)	To consider such other business as may properly come before the meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date

You are entitled to vote only if you were a Juniper Networks stockholder as of the close of business on March 31, 2017.

Meeting Admission

You are invited to attend the annual meeting if you were a Juniper Networks stockholder as of the close of business on March 31, 2017. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement as of March 31, 2017, a copy of any voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., Pacific Time. Check-in will begin at 8:30 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

Juniper Networks, Inc. Notice of 2017 Annual Meeting and Proxy Statement

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This notice of annual meeting and proxy statement and form of proxy are first being provided to our stockholders on or about April 10, 2017.

Voting

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and vote your shares as soon as possible.

If you received notice of how to access the proxy materials over the Internet, a proxy card and voting instruction card were not sent to you, but you may vote by telephone, over the Internet, or by scanning the QR code below using your mobile device. If you received a proxy card and other proxy materials by mail, you may submit your proxy card or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy card or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “General Information” of this proxy statement and the instructions on the proxy card or voting instruction card or that are provided by email or over the Internet.

By Order of the Board of Directors,

Brian M. Martin

Senior Vice President,

General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 25, 2017

The proxy statement, form of proxy and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.proxyvote.com

Scan this QR code with your mobile device to vote your shares

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2017 Annual Meeting of Stockholders

Notice of Annual Meeting and Proxy Statement

Table of Contents

Corporate Governance Principles and Board Matters	1
Board Independence	1
Board Structure and Committee Composition	2
Board Leadership Structure and Role of the Lead Independent Director	4
Identification and Evaluation of Nominees for Director	4
Management Succession Planning	6
Board’s Role in Risk Oversight	6
Communications with the Board	7
Policy on Director Attendance at Annual Meetings	7
Director Compensation	7
Non-Employee Director Meeting Fee and Retainer Information	7
Director Compensation Table For Fiscal 2016	9
Proposals to be Voted on	10
Proposal No. 1 — Election of Directors	10
Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm	14
Proposal No. 3 — Approval of the Amendment and Restatement of the Juniper Networks, Inc. 2015 Equity Incentive Plan	15
Proposal No. 4 — Approval of the Amendment and Restatement of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan	25
Proposal No. 5 — Approval of a Certificate of Amendment to the Juniper Networks, Inc. Restated Certificate of Incorporation to Eliminate the Supermajority Voting Provisions	29
Proposal No. 6 — Non-Binding Advisory Vote on Executive Compensation	30
Proposal No. 7 — Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers	31
Executive Compensation	32
Compensation Discussion and Analysis	32
Section 1 – Executive Summary	32
Section 2 – Setting Executive Compensation	36
Section 3 – Elements of Executive Compensation	38
Section 4 – Other Compensation Policies and Information	47
Compensation Committee Report	51
Compensation Committee Interlocks and Insider Participation	51
Summary Compensation Table	52
Non-Qualified Deferred Compensation	53
Grants of Plan-Based Awards for Fiscal 2016	54
Outstanding Equity Awards at Fiscal 2016 Year-End	55
Option Exercises and Stock Vested For Fiscal 2016	57
Compensation Consultant Fee Disclosure	58
Equity Compensation Plan Information	59
Principal Accountant Fees and Services	59
Stockholder Proposal	60
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	62
Executive Officer and Director Stock Ownership Guidelines	64

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Voting Roadmap

Your Vote Is Very Important

Even if you plan to attend our annual meeting in person, please read this proxy statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

BY INTERNET USING YOUR COMPUTER	VISIT 24/7 www.proxyvote.com
BY INTERNET USING YOUR TABLET OR SMARTPHONE	Scan this QR code 24/7 to vote with your mobile device (may require free software)
BY TELEPHONE	Dial toll-free 24/7 1-800-690-6903
BY MAILING YOUR PROXY CARD	Cast your ballot, sign your proxy card and send in the provided postage-paid envelope

		More	Board
		Information	Recommendation
Proposal 1	To elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.	Page 10	FOR each nominee
Proposal 2	To ratify the appointment of Ernst & Young LLP, as Juniper Networks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
		Page 14	FOR
Proposal 3	To approve the amendment and restatement of the Juniper Networks, Inc. 2015 Equity Incentive Plan to, among other things, increase the number of shares of common stock reserved for issuance thereunder by 23,000,000, and to establish a maximum annual limit on non-employee director compensation.	Page 15	FOR
Proposal 4	To approve the amendment and restatement of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder by 9,000,000 shares.	Page 25	FOR
Proposal 5	To approve a Certificate of Amendment to the Restated Certificate of Incorporation of Juniper Networks, Inc. to eliminate any supermajority voting requirements contained therein.	Page 29	FOR
Proposal 6	To hold a non-binding advisory vote regarding executive compensation.	Page 30	FOR
Proposal 7	To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	Page 31	FOR 1 YEAR
Proposal 8	To vote upon a proposal submitted by one of our stockholders regarding annual disclosure of EEO-1 data, if properly presented at the annual meeting.	Page 60	AGAINST

Juniper Networks 2017 Annual Meeting Details

Date and time:	Thursday, May 25, 2017

Location:	Juniper Networks, Inc. 1133 Innovation Way Building A, Aristotle Conf. Room Sunnyvale, CA 94089

Record Date:	March 31, 2017

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Corporate Governance Principles and Board Matters

Juniper Networks, Inc., a Delaware corporation (“Juniper Networks,” the “Company,” “we” or “our”), is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Corporate Governance Standards and Worldwide Code of Business Conduct and Ethics applicable to all Juniper Networks employees, officers and directors are available at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx. Our Worldwide Code of Business Conduct and Ethics complies with the rules of the U.S. Securities and Exchange Commission, or the SEC, and the listing standards of the New York Stock Exchange, or the NYSE. This code of ethics is posted on our website at www.juniper.net, and may be found as follows: (1) from our main Web page, first click on “About Juniper” and then on “Investor Relations,” (2) next, select “Corporate Governance” and then click on “Worldwide Code of Business Conduct and Ethics.” Alternatively, you may obtain a free copy of this code of ethics by contacting the Investor Relations Department at our corporate offices by calling 1-408-745-2000 or by sending an e-mail message to investor-relations@juniper.net. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of this code of ethics by posting such information on our Website, at the address and location specified above.

Juniper Networks has also adopted procedures for raising concerns related to accounting and auditing matters in compliance with the listing standards of the NYSE. Concerns relating to accounting, legal, internal controls or auditing matters may be brought to the attention of either the Chief Compliance Officer, the Company’s Corporate Compliance Committee (comprised of the Company’s Chief Financial Officer, General Counsel, Chief Compliance Officer, Head of Human Resources, Chief Customer Officer, Chief Accounting Officer and the Head of Internal Audit), the Audit Committee directly or an anonymous reporting channel maintained by the Company. Concerns are handled in accordance with procedures established with respect to such matters under our Reporting Ethics Concerns Policy. For information on how to contact the Audit Committee directly, please see the section entitled “Communications with the Board” of this proxy statement.

Board Independence

The NYSE’s listing standards and our Corporate Governance Standards provide that a majority of our Board of Directors (the “Board”) must be “independent.” Under the NYSE’s listing standards, no director will be considered to be independent unless our Board affirmatively determines that such director has no direct or indirect material relationship with the Company or our management. Our Board reviews the independence of its members annually. Our Board has determined that, except for Rami Rahim and Pradeep Sindhu, each of whom is an employee of the Company, (i) none of the current directors have a material relationship with Juniper Networks (either directly or as a partner, stockholder or officer of an organization that has a relationship with Juniper Networks), and (ii) that each of the current directors is independent within the meaning of the NYSE director independence standards.

The Board has determined that each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board has no relationship with Juniper Networks (either directly or as a partner, stockholder or officer of an organization that has a relationship with Juniper Networks) and is “independent” within the meaning of the NYSE director independence standards, including in the case of the members of the Audit Committee and the Compensation Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC and NYSE rules. The members of the Compensation Committee are also non-employee directors as defined in Rule 16b-3 of the Exchange Act and the members of the Performance Award Subcommittee of the Compensation Committee (which was established in January, 2016 and consists of at least two members of the Compensation Committee) are outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

In making the determination of the independence of our directors, the Company considered all relevant transactions in which Juniper Networks was a participant and any director had any interest, including transactions involving Juniper Networks and payments made to or from companies and entities in the ordinary course of business where our directors serve as partners, directors or as a member of the executive management of the other party to the transaction, including, without limitation, certain transactions described in the “Certain Relationships and Related Transactions” section of this proxy statement.

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Board Structure and Committee Composition

Annual Election and Majority Voting Standard

Each director serves for a one-year term and is required to stand for re-election at every annual meeting of stockholders.

Our bylaws provide that each director nominee must receive the majority of the votes cast with respect to that director nominee (i.e., the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee). However, in the event that a stockholder has properly nominated a person or persons for election to the board and such nomination is not timely withdrawn prior to the first mailing of our notice of a meeting where directors are to be elected, then each director nominee shall be elected by a plurality of the votes cast.

If a director nominee who is currently serving as a director is not re-elected at the annual meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, pursuant to our Corporate Governance Standards, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chair of the Nominating and Corporate Governance Committee of the Board. If the director nominee fails to receive the requisite vote contemplated by our Bylaws, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Thus, the resignation will become effective only if the director nominee fails to receive a majority of votes cast for re-election and the Board accepts the resignation.

Our Nominating and Corporate Governance Committee is responsible for evaluating our director nominees. During 2016, each director attended at least 75% of all Board and applicable committee meetings.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The membership during the last fiscal year and the principal function of each of these committees are described below. Each of these committees operates under a written charter adopted by the Board. The charters of these committees are available on Juniper Networks’ website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

In addition, the Company has a Stock Committee comprised of the Chief Executive Officer, Chief Financial Officer and a non-employee director, currently Mr. Stensrud. The Stock Committee has authority to grant equity and cash awards to employees who are not executive officers. The Board has also established an M&A Committee, Offering Committee and Special Committee for specific purposes, such as the review and approval of certain acquisitions, the issuance of securities, and the discussion and negotiation of a resolution to the possible violations by the Company of the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, respectively. The M&A Committee consists of Messrs. Rahim, Calderoni and Stensrud; the Offering Committee consists of Messrs. Rahim, Calderoni and DeNuccio; and the Special Committee consists of Messrs. Calderoni, Kriens, and Rahim.

The following table shows all persons who served on the Board and the applicable committees during 2016 or were serving as of the date this proxy statement was filed with the SEC:

Nominating
Name of Director	Board	Audit Committee	Compensation Committee	and Corporate Governance Committee
Non-Employee Directors:
Robert M. Calderoni(1)	X	CHAIR
Gary Daichendt	X		CHAIR
James Dolce	X		X
Kevin DeNuccio	X
Mercedes Johnson(1)	X	X		X
Scott Kriens	CHAIR
Rahul Merchant	X	X
William R. Stensrud	X		X	CHAIR
Employee Directors:
Rami Rahim	X
Pradeep Sindhu	X
Number of Meetings in Fiscal 2016	4	20	7	4

(1)	The Board has determined that Mr. Calderoni and Ms. Johnson is each an “audit committee financial expert” within the meaning of the rules promulgated by the SEC.

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Corporate Governance Principles and Board Matters

Audit Committee

The Audit Committee, among other duties, assists the Board in fulfilling its responsibilities for general oversight of the integrity of Juniper Networks’ financial statements, Juniper Networks’ compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of Juniper Networks’ internal audit function, Juniper Networks’ internal accounting and financial controls, the independent counsel investigating possible violations by the Company of the FCPA, and risk management policies. The Audit Committee works closely with management as well as our independent registered public accounting firm to fulfill its obligations. In addition, in order to further strengthen the Audit Committee’s oversight responsibilities, each of the Vice President of Internal Audit and the Vice President and Chief Compliance Officer report directly into the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Juniper Networks for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

No member of the Audit Committee may serve on the audit committee of more than three public companies, including Juniper Networks, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and discloses such determination in accordance with NYSE requirements. Our Board has considered Ms. Johnson’s simultaneous service on the audit committees of three other public companies (including Juniper Networks) and has determined that such simultaneous service does not impair her ability to effectively serve as a member of our Audit Committee.

The report of the Audit Committee is included herein on page 67. The charter of the Audit Committee is available on our website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including conducting an evaluation of the Chief Executive Officer with the entire Board; reviews the

Compensation Discussion and Analysis and prepares an annual report on executive compensation, for inclusion in Juniper Networks’ proxy statement; has overall responsibility for approving and evaluating executive officer compensation plans, policies and programs; and annually conducts a compensation-risk assessment to consider whether the Company’s incentive compensation policies and programs contain incentives for executive officers to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also has responsibility for reviewing the overall equity award practices of the Company. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Juniper Networks for, outside legal, compensation consultants or other advisors as the Compensation Committee deems necessary to carry out its duties.

The report of the Compensation Committee is included herein beginning on page 51. The charter of the Compensation Committee is available on our website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee seeks and recommends the nomination of individuals qualified to become Board members, consistent with criteria approved by the Board, and oversees the governance of the Board, including establishing and ensuring compliance with our corporate governance standards; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.

The charter of the Nominating and Corporate Governance Committee is available on our website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

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Board Leadership Structure and Role of the Lead Independent Director

The Board’s leadership structure is comprised of a Chairman of the Board, a Chief Executive Officer and a Lead Independent Director who is appointed, and at least annually reaffirmed, by at least a majority of Juniper’s independent directors. In the current structure, the roles of Chief Executive Officer and Chairman of the Board are separated. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. Mr. Kriens, the Chairman of the Board, has served as Chairman of the Board since 1996 and served as Chief Executive Officer from 1996 to 2008. The Chairman of the Board sets the agenda for Board meetings, presides over meetings of the full Board and, in conjunction with the Nominating and Corporate Governance Committee, contributes to board governance and board process matters.

The Board believes that this structure benefits the Company by enabling the Chief Executive Officer to focus on strategic matters while the Chairman of the Board focuses on Board process and governance matters, and also allows the Company to benefit from Mr. Kriens’ experience as a former Chief Executive Officer of the Company.

Since March 2015, Mr. Daichendt has served as the Lead Independent Director. In addition to the duties of all Board members, the position of the Lead Independent Director comes with significant responsibilities pursuant to our Corporate Governance Standards, which are approved by the Board, which are to:

●	provide the Chairman of the Board with input as to:

	●	an appropriate schedule of Board meetings;
● the preparation of agendas for Board meetings; and

● the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;

●	make recommendations to the Chairman of the Board regarding the retention of consultants who report directly to the Board (other than consultants who are selected by the various committees of the Board);

●	preside over executive sessions of the Board (if and when the Chairman is not “independent” under applicable standards); and

●	act as a liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive issues.

The Board believes that this overall structure of a separate Chairman of the Board and Chief Executive Officer, combined with a Lead Independent Director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of the Board.

The independent directors of the Company meet at least quarterly in executive sessions. Executive sessions of the independent directors are chaired by the Lead Independent Director (if and when the Chairman is not “independent” under applicable standards). The executive sessions include discussions and recommendations regarding guidance to be provided to the Chief Executive Officer and such topics as the independent directors may determine.

Identification and Evaluation of Nominees for Director

The Nominating and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

●	The committee regularly, and at least annually, reviews the composition and size of the Board.

●	The committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper. Please see the information under the “Recommendation and Nomination of Director Candidates” section of this proxy statement for more information on stockholder recommendations of director candidates.

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Corporate Governance Principles and Board Matters

●	The committee conducts an annual evaluation of the performance of individual directors, the Board as a whole, and each of the Board’s standing committees, including an evaluation of the qualifications of individual members of the Board and its committees. The evaluation is conducted via oral interviews by a third party legal advisor selected by the committee, using as a basis for discussion a list of questions that are provided to each director in advance. The results of the evaluation and any recommendations for improvement are provided orally to the committee by the third party legal advisor, and to the Board and the other standing committees of the Board either by the chair of the committee or the third party legal advisor.

●	The committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. Although the committee does not have a specific policy on diversity, in evaluating the qualifications of the candidates, the committee considers many factors, including issues of character, judgment, independence, age, education, expertise, diversity of experience, length of service, other commitments and ability to serve on committees of the Board, as well as other individual qualities and attributes that contribute to board heterogeneity, including characteristics such as race, gender, cultural background and national origin. The committee believes that diversity is important as a variety of points of view can help contribute to a more effective decision-making process. When recommending candidates, the committee strives to select candidates that have diverse perspectives, experiences and expertise such that the skillset of each candidate compliments those of other directors and nominees to create a balanced Board with diverse viewpoints and expertise, which together will contribute to the Board’s effectiveness as a whole. The committee evaluates the factors discussed above, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and director nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) possess high personal and professional ethics and integrity, (iii) have qualifications that will increase overall Board effectiveness, (iv) meet requirements of applicable rules and regulations, such as financial literacy or financial expertise with respect to Audit Committee members and (v) have a willingness to represent the best interests of all stockholders of the Company.

●	The committee also considers the interests and plans of individual directors and their interest in continuing as members of the Board.

●	In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

●	After such review and consideration, the committee selects, or recommends that the Board select, the slate of director nominees. If applicable, the Board will review the committee’s recommendations and approve final nominations.

In addition to the foregoing process, the Company also discusses Board composition and corporate governance matters from time to time with several major stockholders and incorporates those perspectives into its overall identification and selection process.

In November 2016, the Company amended its bylaws to provide that under certain circumstances, a stockholder, or group of up to 20 stockholders, who have maintained continuous ownership of at least three percent (3%) of our common stock for at least three years may nominate and include a specified number of director nominees in our annual meeting proxy statement. The number of stockholder nominated candidates appearing in our proxy statement cannot exceed the greater of two or 20% of the aggregate number of directors then serving on the Board (rounding down). For a description of the process for nominating directors, see the information under the “Recommendation and Nomination of Director Candidates” section of this proxy statement.

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Management Succession Planning

Our Board believes that the directors and the Chief Executive Officer should collaborate on management succession planning and that the entire Board should be involved in the critical aspects of the succession planning process for our Chief Executive Officer, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential internal candidates, and making key management succession decisions. Management succession is regularly discussed by the directors in Board meetings and in executive sessions of the Board. In addition, our Board annually conducts a detailed review of the Company’s leadership pipeline, talent strategies and succession plans for key executive positions. Directors become familiar with potential successors for key management positions through various means, including the comprehensive annual talent review, Board dinners and presentations and informal meetings.

Board’s Role in Risk Oversight

The Board plays a central role in overseeing the management of Company risk. The Board regularly reviews and consults with management on strategic direction, challenges and risks faced by the Company. The Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee of the Board oversees management of financial risks and, pursuant to its charter, reviews and provides oversight of the Company’s risk management program and compliance and financial risks. In addition, the Audit Committee oversees the Company’s initiatives related to cybersecurity, including prevention and monitoring, as well as oversight of our enterprise-risk management program. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s executive compensation plans and arrangements. These committees provide regular reports on the Company’s risk management efforts, generally on a quarterly basis, to the full Board.

Management is responsible for the direct management and oversight of strategic, operational, legal/compliance, cybersecurity and financial risks and the Company’s formal program to continually and proactively identify, assess, prioritize and mitigate enterprise risk. Critical risks are managed through cross-functional participation in senior level corporate compliance and risk management committees. The corporate compliance committee focuses on legal and regulatory compliance risks, and the risk management committee focuses on operational and strategic risks.

Annually, management reviews with the Board a comprehensive assessment of risks for the Company based upon the COSO Enterprise Risk Management – Integrated Framework methodology. In addition, throughout the year, the Chief Executive Officer and other members of senior management, including our Chief Financial Officer, Chief Compliance Officer and General Counsel, regularly review with the Board key strategic and operational issues, opportunities, and risks. The General Counsel provides regular reports of legal risks to the Audit Committee and the Board. The Chief Compliance Officer, Chief Financial Officer, Chief Accounting Officer and the Vice President of Internal Audit provide regular reports to the Audit Committee concerning compliance, financial, tax and audit related risks. In addition, the Chief Information Officer provides regular updates on cybersecurity risks to the Audit Committee. Further, both the Board and the Audit Committee receive reports and presentations from management on the Company’s risk mitigation programs and efforts, cybersecurity programs, compliance programs and efforts, investment policy and practices and the results of various internal audit projects. Management and the Company’s compensation consultant provide analysis of risks related to the Company’s compensation programs and practices to the Compensation Committee.

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Corporate Governance Principles and Board Matters

Communications with the Board

Stockholders of Juniper Networks and other parties interested in communicating with the Board or any member of our Board may write to them c/o Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089. The Nominating and Corporate Governance Committee of the Board has approved a process for handling communications received by the Company. Under that process, the General Counsel receives and logs communications directed to the Board or any member of the Board, and, unless marked “confidential”, reviews all such correspondence and regularly (not less than quarterly) forwards to the Board, the Lead Independent Director, Chairman of the Board or the independent directors of the Board, as applicable, a summary of such correspondence and copies of such correspondence. Communications marked “confidential” will be logged as received by the General Counsel and then will be forwarded to the addressee(s).

Policy on Director Attendance at Annual Meetings

As set forth in our Corporate Governance Standards, absent extraordinary circumstances, each member of the Board is strongly encouraged to attend each annual stockholder meeting in person. All of our directors attended the 2016 annual meeting of stockholders.

Director Compensation

Non-Employee Director Meeting Fee and Retainer Information

We compensate non-employee directors for their service on the Board in a combination of cash and equity awards, the amounts of which are commensurate with their role and involvement and with peer company practices. In setting director compensation, we consider the significant amount of time our directors will expend in fulfilling their duties as well as the skill level required of members of our Board. Directors who also serve as employees of the Company do not receive additional payment for services as directors.

The Compensation Committee, which is comprised solely of independent directors, has the primary responsibility for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to non-employee directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation.

Each year, the Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally, as well as committee chairs, and the forms of compensation paid to directors by peer companies, and considers advice from its independent compensation advisor who will provide analysis on non-employee director compensation trends and data from companies in our executive compensation peer group. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The 2016 annual director fees remained the same as the 2015 fees. In addition, in November 2016, our Board (with the members of the Audit Committee recused from the discussion and approval), based on the recommendation of the Compensation Committee, terminated the additional Audit Committee fee, described in the table below, effective January 1, 2017.

Limits on Director Compensation: As described below, our non-employee directors currently receive compensation

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in the form of restricted stock unit grants and cash fees. In Proposal No. 3, we are asking our stockholders to approve an amendment and restatement of our 2015 Equity Incentive Plan, or the 2015 Plan, which will, among other things, further limit the compensation that can be provided to our non-employee directors. The 2015 Plan currently provides that no non-employee director in a single fiscal year may be granted stock awards under the 2015 Plan with a grant date value that in the aggregate exceeds $1,000,000. As further described in Proposal No. 3, we are asking our stockholders to amend the 2015 Plan to limit the total amount of annual equity compensation and cash fees that may be awarded to any non-employee director in a single fiscal year to $1,000,000. The amount and terms of the limit were set in consultation with Semler Brossy, the Compensation Committee’s independent compensation consultant, and the Board believes this is a meaningful limit on total non-employee director compensation.

The following table provides information on Juniper Networks’ compensation and reimbursement practices during fiscal 2016 for non-employee directors:

Annual retainer for all non-employee directors (payable quarterly)	$60,000
Additional annual retainer for Audit Committee members (payable quarterly) (1)	$20,000
Additional annual retainer for Compensation Committee members (payable quarterly)	$15,000
Additional annual retainer for Nominating and Corporate Governance Committee members (payable quarterly)	$10,000
Additional annual retainer for Audit Committee Chair (payable quarterly)	$25,000
Additional annual retainer for Compensation Committee Chair (payable quarterly)	$20,000
Additional annual retainer for Nominating and Corporate Governance Committee Chair (payable quarterly)	$10,000
Additional annual retainer for the Chairman of the Board (payable quarterly)	$75,000
Additional annual retainer for the Lead Independent Director (payable quarterly)	$30,000
Restricted Stock Units granted annually(2)	$225,000
Reimbursement for expenses attendant to Board membership	Yes
Payment for each additional committee meeting attended after total committee meeting attendance exceeds eighteen (18) in a calendar year(3)	$1,250

(1)	In addition, in November 2015, the Board approved payment of a special annual fee of $60,000 to members of the Audit Committee for services rendered in connection with the Audit Committee’s oversight of the FCPA Investigation by the U.S. Department of Justice and U.S. Securities and Exchange Commission.
(2)	In addition to the cash retainers for Board and committee service set forth in the table above, non-employee directors received non-discretionary annual grants of RSUs to further align their interests with stockholders. Pursuant to the 2015 Plan, at each of the Company’s annual stockholder meetings, each non-employee director who is elected at (or whose term continues after) such meeting is automatically granted Restricted Stock Units, or RSUs, for a number of shares equal to the Annual Value (as defined below), rounded down to the nearest whole share. The “Annual Value” means the number of RSUs equal to $225,000 divided by the average daily closing price of the Company’s common stock over the six month period ending on the last day of the fiscal year preceding the date of grant (for example, the period from July 1, 2016 — December 31, 2016 for Annual Awards granted in May 2017). These RSU awards vest on the earlier of (i) the one year anniversary of the grant date of the award and (ii) the day prior to the Company’s next annual stockholder meeting, subject to the non-employee director’s continuous service on the Board.
(3)	For Audit Committee members, meetings that are substantially related to the FCPA Investigation are not taken into account when calculating whether they have attended eighteen committee meetings in a calendar year.

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Director Compensation

Director Compensation Table For Fiscal 2016

The following table shows compensation information for our non-employee directors for fiscal 2016. Mr. Rahim and Dr. Sindhu did not receive compensation for their Board service.

Compensation information for Mr. Rahim and Dr. Sindhu is included in the “Summary Compensation Table” set forth in this proxy statement.

Director Compensation for Fiscal 2016

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards	Total
Robert M. Calderoni	$167,500	$182,005	—	$349,505
Gary Daichendt	$125,000	$182,005	—	$307,005
Kevin DeNuccio	$60,000	$182,005	—	$242,005
James Dolce	$75,000	$182,005	—	$257,005
Mercedes Johnson	$150,000	$182,005	—	$332,005
Scott Kriens	$135,000	$182,005	—	$317,005
Rahul Merchant	$140,000	$182,005	—	$322,005
William R. Stensrud	$108,750	$182,005	—	$290,755

(1)	As of December 31, 2016, each of our non-employee directors listed in the table above held 8,032 RSUs. In addition, Ms. Johnson also held outstanding options to purchase 50,000 shares.
(2)	Amounts shown do not reflect compensation actually received by the director, and there can be no assurance that these amounts will ever be realized by the non-employee directors. Instead, the amount shown is the aggregate grant date fair value of stock-related awards in fiscal 2016 computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions.

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Proposals to be Voted on

Proposal No. 1
Election of Directors

There are nine nominees for election as directors at this year’s annual meeting – Robert M. Calderoni, Gary Daichendt, Kevin DeNuccio, James Dolce, Mercedes Johnson, Scott Kriens, Rahul Merchant, Rami Rahim and William Stensrud. Information regarding the business experience of each director nominee is provided below. A discussion of the primary experience, qualifications, attributes and skills of each director nominee that led our Board, and Nominating and Corporate Governance Committee to the conclusion that he or she should serve or continue to serve as a director is included below in each of the director biographies. Each director nominee will be re-elected to serve a one-year term until the Company’s annual meeting of stockholders in 2018 or until their respective successors are elected. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to the election of directors, your shares will be voted for the nine director nominees recommended by the Board. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Recommendation

Our Board recommends a vote “FOR” the election to the Board of Robert M. Calderoni, Gary Daichendt, Kevin DeNuccio, James Dolce, Mercedes Johnson, Scott Kriens, Rahul Merchant, Rami Rahim and William Stensrud.

Vote Required

Provided a quorum is present, directors will be elected by a majority of the votes cast with respect to the director nominee at the annual meeting (i.e., the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee). If a director nominee who is currently serving as a director is not elected at the annual meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, as a condition to re-nomination, each incumbent director is required to submit a resignation from the Board in writing to the Chair of the Nominating and Corporate Governance Committee of the Board. The resignation will become effective only if the director fails to receive a majority of votes cast for election and the Board accepts the resignation.

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Proposals to be Voted on

The names of our directors and director nominees and their ages, positions, and brief biographical description as of the date this proxy statement was filed with the SEC are set forth below.

Nominees for Election

Robert M. Calderoni
Age 57
Director since 2003

Board Committees:
M&A, Audit (Chair), Offering (Chair), Special Committee

Other Public Company Boards: KLA-Tencor, Inc., Citrix Systems, Inc., LogMeIn, Inc.

Mr. Calderoni has served as Executive Chairman of Citrix Systems, Inc., or Citrix, since July 2015 and as a member of the board of directors of Citrix since June 2014. From October 2015 until January 2016, he served as the Interim Chief Executive Officer and President of Citrix. Since 2015, Mr. Calderoni has served as a senior advisor to Silver Lake, a leader in technology investments. He served as Chairman and Chief Executive Officer of Ariba, Inc., or Ariba, an SAP company, and President SAP Cloud of SAP AG, a provider of spend management solutions, from October 2012 to January 2014. Mr. Calderoni also served as a member of SAP’s Global Managing Board from November 2012 until January 2014. Prior to the acquisition of Ariba by SAP in October 2012, Mr. Calderoni was Chairman and Chief Executive Officer of Ariba, beginning in October 2001. From January 2001 to October 2001, Mr. Calderoni served as Ariba’s Executive Vice President and Chief Financial Officer. From November 1997 to January 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products. From June 1996 to November 1997, Mr. Calderoni served as Senior Vice President of Finance at Apple Computer, a provider of hardware and software products and Internet-based services. Mr. Calderoni also serves as a member of the board of directors of KLA-Tencor, Inc., a semiconductor equipment manufacturer, and LogMeIn, Inc., a provider of cloud-based security services.

Qualifications

As a result of Mr. Calderoni’s service as Interim Chief Executive Officer and President of Citrix and Chief Executive Officer of Ariba, he has broad leadership and executive expertise and a knowledge and understanding of software and software as a service business issues. In addition, Mr. Calderoni’s experience as a Chief Financial Officer of two publicly traded companies and in other finance roles has provided him with broad experience in finance, including accounting and financial reporting. This experience has led Juniper’s Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the 1934 Act. He is able to contribute this financial expertise as a Board member and as Chair of the Audit Committee. Mr. Calderoni’s experience as a director in other public companies also provides him with an understanding of corporate governance and the operation of other boards of directors.

Gary Daichendt
Age 65
Director since 2014

Lead Independent Director

Board Committees: Compensation (Chair)

Other Public Company Boards: NCR Corporation.

Mr. Daichendt has been principally occupied as a private investor since June 2005 and has been a managing member of Theory R Properties LLC, a commercial real estate firm, since October 2002. Mr. Daichendt served as President and Chief Operating Officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, Mr. Daichendt served in a number of senior executive positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, for six years, including as Executive Vice President, Worldwide Operations from August 1998 to December 2000, and as Senior Vice President, Worldwide Operations from September 1996 to August 1998. Mr. Daichendt currently serves as a Director of NCR Corporation and previously served as a director of ShoreTel, Inc., from April 2007 to February 2015, Emulex Corporation from February 2014 to May 2015 and Polycom, Inc. from August 2015 to September 2016.

Qualifications

Mr. Daichendt’s experience as an officer of various networking industry companies has provided him with expertise in management, sales, marketing, channel management and operations and an extensive understanding of the networking industry. Mr. Daichendt also brings public company governance experience as a member of boards and board committees of other public technology companies.

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Kevin DeNuccio
Age 57
Director since 2014

Board Committees: Offering

Other Public Company Boards: Violin Memory, Inc., Calix, Inc.

Mr. DeNuccio became President and Chief Executive Officer of Violin Memory, a flash based storage array solutions company, in February 2014. In December 2016, Violin Memory filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Violin Memory, Mr. DeNuccio served as a co-founder of Wild West Capital, LLC, a venture and technology consulting firm he co-founded in July 2012. Prior to that, Mr. DeNuccio served as Chief Executive Officer of Metaswitch Networks, a provider of carrier systems and software solutions that enable communication networks to migrate to open, packet-based architectures, from February 2010 to July 2012. Mr. DeNuccio was President and Chief Executive Officer of Redback Networks Inc., a provider of advanced communications networking equipment, from August 2001 to January 2008, during which time it was acquired by Telefonaktiebolaget LM Ericsson, or Ericsson, in January 2007 and operated as a wholly-owned subsidiary of Ericsson. Mr. DeNuccio held various positions at Cisco Systems, Inc. from 1995 to 2001, including Senior Vice President of Worldwide Service Provider Operations. Previously, Mr. DeNuccio was the founder, President and Chief Executive Officer of Bell Atlantic Network Integration Inc., a wholly-owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has a B.A. in Finance from Northeastern University and an M.B.A. from Columbia University. Mr. DeNuccio has served as a director of Violin Memory since February 2014, and Calix, Inc. since September 2012. Mr. DeNuccio previously served as a director of Sandisk Corporation from August 2009 to February 2014 and Metaswitch Networks from December 2008 to February 2014.

Qualifications

Mr. DeNuccio’s experience as a senior executive at many companies in the technology and networking industry, including as chief executive officer at two networking companies, has provided him with senior leadership and executive experience and management, operational and technological expertise. Mr. DeNuccio also brings public company governance experience as a member of boards and board committees of other technology companies.

James Dolce
Age 54
Director since 2015

Board Committees: Compensation

Other Public Company Boards: None.

Mr. Dolce became the Chief Executive Officer and a director at Lookout, Inc., a mobile security company, in March 2014. Prior to joining Lookout, Mr. Dolce was the Vice President of carrier market development at Akamai Technologies, Inc. from December 2012 until February 2014, and prior to that, he was the Founder and Chief Executive Officer at Verivue, Inc., which was acquired by Akamai, from 2006 until December 2012. Prior to Verivue, Mr. Dolce served as Executive Vice President of worldwide field operations at Juniper Networks from 2002 to 2006, where he led Juniper’s global sales, marketing and customer service efforts. Mr. Dolce joined Juniper Networks through its acquisition of Unisphere Networks, Inc., where he served as Chief Executive Officer from 1999 to 2002. Mr. Dolce served on the board of directors of Infinera Corporation from May 2014 until January 2016. Mr. Dolce holds a bachelor’s degree in computer engineering from the University of Rhode Island.

Qualifications

Mr. Dolce’s experience as a senior executive at many companies in the technology and networking industry, including as chief executive officer at Lookout, Verivue and Unisphere, has provided him with senior leadership and executive experience and management, operational and technological expertise. In addition, his prior experience at Juniper Networks provides him with a detailed knowledge of Juniper’s customers and industry. Mr. Dolce also brings public company governance experience based on his prior service as a director on the boards and board committees of other technology companies.

Mercedes Johnson
Age 63
Director since 2011

Board Committees: Audit, Nominating and Corporate Governance

Other Public Company Boards: Micron Technology, Inc., Teradyne, Inc., Synopsys, Inc.

Ms. Johnson was Interim Chief Financial Officer of Intersil Corporation from April 2013 through September 2013, and was the Senior Vice President and Chief Financial Officer of Avago Technologies Limited (now Broadcom Limited), a supplier of analog interface components for communications, industrial and consumer applications, from December 2005 to August 2008. She also served as the Senior Vice President, Finance, of Lam Research Corporation, or Lam, from June 2004 to January 2005 and as Lam’s Chief Financial Officer from May 1997 to May 2004. Ms. Johnson holds a degree in Accounting from the University of Buenos Aires. Ms. Johnson currently serves on the board of directors for Micron Technology, Inc., a manufacturer of semiconductor solutions, Synopsys, Inc., a leading electronic design automation and semiconductor intellectual property company, and Teradyne, Inc., a leading provider of automatic test equipment, and previously served on the board of directors at Intersil Corporation, a manufacturer of analog and mixed-signal circuits, until February 2017.

Qualifications

Ms. Johnson’s extensive experience as a senior financial executive at several technology companies has given her broad knowledge and expertise in finance, including accounting and financial reporting rules and regulations, and in-depth expertise in corporate development, management and operations. This experience has led Juniper’s Board of Directors to determine that she is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the 1934 Act. She also brings public company governance experience as a member of boards and board committees of other technology companies. She can contribute this expertise as a Board member and a member of the Audit and Nominating and Governance Committees.

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Proposals to be Voted on

Scott Kriens
Age 59
Director since 1996

Board Committees: Chairman of the Board, Special Committee (Chair)

Other Public Company Boards: Equinix, Inc.

Mr. Kriens has served as Chairman of the Board of Directors of Juniper Networks since October 1996 and served as Chief Executive Officer of Juniper Networks from October 1996 to September 2008, and as an employee of Juniper Networks from September 2008 through April 2011. From April 1986 to January 1996, Mr. Kriens served as Vice President of Sales and Vice President of Operations at StrataCom, Inc., or StrataCom, a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens also serves on the board of directors of Equinix, Inc., a provider of global data center services.

Qualifications

As a result of Mr. Kriens’ prior service as the Company’s Chief Executive Officer, he developed an extensive understanding of the Company’s business and the networking industry and can contribute to the Board a highly informed perspective on the business independent from that of the Chief Executive Officer. Mr. Kriens’ experience with the Company from its early stages also offers the Board insight into the evolution of the Company, including from execution, cultural, operational, competitive and industry points of view. In addition, his experience as a director of other technology companies provides him with an understanding of the operation of other boards of directors that he can contribute in his role as Chairman.

Rahul Merchant
Age 60
Director since 2015

Board Committees: Audit

Other Public Company Boards: None.

Mr. Merchant became Executive Vice President and Chief Information Officer of TIAA-CREF in April 2015, and has run his own advisory firm since April 2014. Prior to joining TIAA-CREF, he was the Chief Information and Innovation Officer for the City of New York from April 2012 to February 2014. From 2009 to April 2012, Mr. Merchant was a partner at Exigen Capital, a private equity firm based in New York City. From 2006 until 2008, Mr. Merchant was Executive Vice President, Chief Information Officer and Member of the Executive Committee at Fannie Mae. He also served as Senior Vice President, Chief Information Officer and Chief Technology Officer at Merrill Lynch & Co. from 2000 to 2006. Mr. Merchant has also held senior leadership positions at Cooper Neff and Associates, Lehman Brothers, Sanwa Financial Products and Dresdner Bank. Mr. Merchant previously was a member on the board of directors of Emulex Corporation, Level 3 Communications, Inc., Sun Microsystems, Inc. and Fair Isaac Corporation. Mr. Merchant has a Bachelor of Science in electrical engineering from Bombay University, a master’s degree in mathematics and computer science from Memphis State University and a M.B.A. from Temple University.

Qualifications

Mr. Merchant’s experience as a senior technology executive at many companies in the financial industry and in the public sector has provided him with senior leadership and executive experience and management, operational and technological expertise, as well as a detailed knowledge of Juniper’s customers and industry. As a Chief Information Officer, Mr. Merchant provides the Company with meaningful insight and experience related to information technology, cybersecurity best practices and the relationship between information security programs and broader business goals and objectives. Mr. Merchant also brings public company governance experience based on his prior service as a director on the boards and board committees of a number of other technology companies.

Rami Rahim
Age 46
Director since 2014

Board Committees: Stock, M&A (Chair), Offering, Special Committee

Other Public Company Boards: None.

Mr. Rahim joined Juniper Networks in January 1997 and was appointed as Chief Executive Officer of the Company in November 2014. Previously, Mr. Rahim served as Executive Vice President and General Manager, Juniper Development and Innovation, responsible for driving innovation across the Company through the oversight of all research and development programs, strategy, development, and business growth across the portfolio of routing, switching, and security. He has also overseen the ongoing evolution of silicon technology and the Junos operating system. In addition, Mr. Rahim has served at Juniper Networks in a number of roles, including Executive Vice President, Platform Systems Division, Senior Vice President and General Manager, Edge and Aggregation Business Unit, and Vice President, Product Management for the Edge and Aggregation Business Unit. Prior to that, Mr. Rahim spent the majority of his time at the Company in the development organization where he helped with the architecture, design and implementation of many Juniper Networks core, edge, and carrier Ethernet products. Mr. Rahim holds a Bachelor of Science degree in Electrical Engineering from the University of Toronto and a Master of Science degree in Electrical Engineering from Stanford University.

Qualifications

Mr. Rahim’s day-to-day involvement in the Company’s business has provided him with extensive knowledge and understanding of the Company and its industry. As Chief Executive Officer, he is able to provide the Company’s Board of Directors with insight and information related to the Company’s strategy, financial condition, operations, competitive position and business. His prior experience in a number of management roles at Juniper Networks provided him with in-depth industry and business experience in building and operating complex networks and a detailed knowledge of Juniper’s customers and industry. In addition, his experience with Juniper from its early stages also offers the Board insight into the evolution of the Company, including from execution, cultural, operational, competitive and industry points of view.

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William R. Stensrud
Age 66
Director since 1996

Board Committees: Stock (Chair), M&A, Compensation, Nominating and
Corporate Governance (Chair)

Other Public Company Boards: None.

Mr. Stensrud is a Partner of the SwitchCase Group, a consulting company, the Chairman of InstantEncore.com, a provider of web and mobile technology to the performing arts, and Chairman and Principal at Interactive Fitness Holdings, a designer and manufacturer of virtual stationary bicycles. From January 2007 to March 2007, he served as Chairman and CEO of Muze, Inc., a provider of business-to-business digital commerce solutions and descriptive entertainment media information. Mr. Stensrud was a general partner with the venture capital firm of Enterprise Partners from January 1997 to December 2006. Mr. Stensrud was an independent investor and turn-around executive from March 1996 to January 1997. During this period, Mr. Stensrud served as President of Paradyne Corporation and as a director of Paradyne Corporation, Paradyne Partners LLP and GlobeSpan Corporation, Inc. (acquired by Conexant, Inc.), all data networking companies. From January 1992 to July 1995, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation, a data networking company acquired by 3Com Corporation. From 1986 to 1992, Mr. Stensrud served as the Marketing Vice President of StrataCom, which he co-founded.

Qualifications

Mr. Stensrud’s years of experience in venture capital and in the management of a wide variety of technology companies have exposed him to a broad range of issues affecting businesses, including a number of businesses in the technology industry. Mr. Stensrud’s experience as an operating executive in the telecommunications and data communications industry provides the Board and management with knowledge and perspective on the Company’s daily operating challenges. His work has included analyzing and focusing on improving various aspects of businesses, including operations, strategies and financial performance.

Proposal No. 2

Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit Juniper Networks’ consolidated financial statements for the fiscal year ending December 31, 2017. Ernst and Young LLP has served as our independent registered public accounting firm since 1996. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders. During fiscal 2016, Ernst & Young LLP also provided certain tax and other audit related services. See the “Principal Accountant Fees and Services” section of this proxy statement. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm as Juniper Networks’ independent auditors at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Recommendation

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP, as Juniper Networks’ independent registered public accounting firm for the fiscal year ending December 31, 2017.

Vote Required

Provided a quorum is present, ratification of the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.

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Proposals to be Voted on

Proposal No. 3
Approval of the Amendment and Restatement of the Juniper Networks, Inc. 2015 Equity Incentive Plan

Background

Our 2015 Equity Incentive Plan, or the 2015 Plan, allows us to grant equity awards (including, among other awards, stock options, restricted stock units, or RSUs, and performance share awards) to our employees, consultants, officers and directors.

We believe our success is due to our highly talented employee base and our future success depends on our continued ability to attract and retain high caliber personnel. One of our primary centers for innovation is in Silicon Valley where we compete with many companies for a limited pool of talented people. We believe that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to obtain the quality personnel that we need to move our business forward.

We designed the 2015 Plan to conform to strong governance practices in equity incentive plans. The 2015 Plan replaced our previously existing equity incentive plan and adopted many features designed to address stockholder concerns related to equity incentive plans, including:

●	No Repricing. Prohibits stock option and stock appreciation right repricing without stockholder consent,
●	No Discounted Options and SARs. Requires stock options and stock appreciation rights to be granted with an exercise price equal to at least the fair market value of our common stock on the date of the award is granted,
●	Minimum Vesting Period. Requires awards to have a minimum vesting of at least one year from the date of grant, subject to certain limited exceptions,
●	Reduced Option Term. Reduces maximum option terms to seven years,
●	No Evergreen Provision. Eliminates “evergreen” share reserve increases and instead requires stockholder approval to increase the share reserve,
●	Fungible Share Concept. Utilizes a “fungible share” concept, under which options and stock appreciation rights reduce the share reserve on a one-for-one basis, but full value awards, such as RSUs and performance share awards, reduce the reserve on a 2.1-for-one basis, and
●	No Liberal Share Counting. Prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or stock appreciation right or to satisfy tax withholding requirements.
●	Enhanced Award Flexibility. Enhances flexibility through the ability to use restricted stock, RSUs, performance shares or deferred stock units in lieu of stock options to reduce the total number of our shares necessary to grant competitive equity awards.
●	No Buyout of Underwater Options or SARs. Prohibits the Company from paying cash or issuing new equity awards in exchange for the surrender and cancellation of any, or all, stock options or stock appreciation rights with an exercise price that is less than the current fair market value, unless stockholder approval is obtained.
●	Awards Subject to Clawback. Awards under the 2015 Plan may be subject to recoupment under certain circumstances.

We have been focused on prudently managing our annual equity usage as a percentage of our common stock outstanding and we have made steady progress in recent years to reduce the number of shares underlying the equity awards we grant. For the 2017 calendar year, we intend to target the number of shares underlying equity awards granted at no more than 2.3% of our average outstanding common stock for the calendar year (counting each RSU as one share and counting each performance share as one share based on the target number of shares issuable under the award).

Summary of the Proposal

Our Board approved the amendment and restatement of the 2015 Plan, which we refer to as the Amended 2015 Plan, on February 17, 2017 subject to approval by our stockholders. We are seeking stockholder approval of the Amended 2015 Plan to, among other things: (i) increase the number of shares of common stock reserved for issuance under the 2015 Plan by 23,000,000, (ii) revise the maximum annual limit on non-employee director compensation to cover both cash and equity and (iii) provide that dividend equivalents, if granted, credited to any equity award will only be distributed to the extent the underlying equity award vests.

When the 2015 Plan was adopted and approved by our stockholders in 2015, the number of shares that were initially made available for award grants under the 2015 Plan was equal to the number of shares that were then available for award grants under our 2006 Equity Incentive Plan, or 2006 Plan, up to a maximum of 38,000,000 shares.

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In addition, any shares subject to outstanding awards under our 2006 Plan or our Amended and Restated 1996 Stock Plan, or 1996 Plan, that expire, are cancelled or otherwise terminate at any time after our 2015 annual meeting of stockholders are also available for award grant purposes under the 2015 Plan, up to a maximum of 29,000,000 shares. Since the adoption of the 2015 Plan through March 20, 2017, 7,955,531 shares subject to such previous awards under our 2006 Plan and our 1996 Plan have become available for grant under the 2015 Plan.

Why the Proposed Increase in Shares

As of March 20, 2017, an aggregate of 11,389,855 shares of our common stock remained available for future grants under our 2015 Plan. The Board and the Compensation Committee believe that, given that the 2015 Plan utilizes a “fungible share” ratio of 2.1 for each share subject to a full value award, the current share reserve amount is insufficient to meet the future needs of the Company to attract, incentivize and retain talented employees.

We believe that increasing the shares reserved for issuance under the 2015 Plan is necessary for us to continue to offer a competitive equity incentive program. Based upon recent equity award requirements, we believe that the addition of 23,000,000 shares to the shares reserved for issuance under the 2015 Plan will provide us with enough shares to continue to offer competitive equity compensation through 2019. Of the shares subject to the proposed increase, we intend to allocate a substantial majority to performance share awards and RSUs.

If our stockholders do not approve the proposed share increase, we believe we will not be able to continue to offer competitive equity packages to retain our current employees and hire new employees in 2018 and future years. This could significantly impede our plans for growth and adversely affect our ability to operate our business. In addition, if we are unable to grant competitive equity awards, we may be required to offer additional cash-based incentives to replace equity as a means of competing for talent. This could have a significant adverse effect upon our quarterly results of operations and balance sheet, and we may not be competitive with other companies that offer equity.

Why the Proposed Maximum Annual Limit on Director Compensation

As described in the “Director Compensation” section of this proxy statement, our non-employee directors currently receive compensation in the form of RSU grants and cash fees. Our 2015 Plan currently prohibits any non-employee director from receiving stock awards in any fiscal year with an aggregate grant date value in excess of $1 million. We are asking our stockholders to further limit the compensation that can be paid to our non-employee directors, such that the total amount of annual equity compensation and cash fees that may be awarded to any non-employee director in a single fiscal year may not exceed $1,000,000. We believe this amendment is appropriate in order to ensure that the compensation that our non-employee directors receive is within limits that our stockholders have had an opportunity to review and approve. In setting such a limit, our Board and Compensation Committee considered the effectiveness and reasonableness of the equity and cash compensation that we offer to our non-employee directors along with industry benchmarks in consultation with Semler Brossy. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment, while also placing meaningful restrictions on the amount of compensation that may be awarded to our non-employee directors.

Why the Change to the Treatment of Dividends, Dividend Equivalents and Other Distributions

Although we do not currently provide for dividend equivalents, we believe that expressly tying the vesting of dividends, dividend equivalents and other distributions payable on shares or units to the vesting of the associated shares or units is consistent with our philosophy of aligning compensation to performance. From an incentive and retention perspective, dividends, dividend equivalents and other distributions on unvested awards should be paid only after the underlying awards have been earned and not during the performance/service vesting period.

Description of the Amended 2015 Plan

The material features of the Amended 2015 Plan are summarized below. This summary does not purport to be a complete description of all the provisions of Amended 2015 Plan, and this summary is qualified in its entirety by reference to the text of the Amended 2015 Plan.

A complete copy of the proposed Amended 2015 Plan is attached to this proxy statement as Annex A.

ELIGIBILITY; LIMITATIONS. Options, stock appreciation rights, performance shares, performance units, restricted stock, RSUs, deferred stock units and dividend equivalents may be granted under the Amended 2015 Plan. Options granted under the Amended 2015 Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options. Incentive stock options may be granted only to employees of the Company or any subsidiary of the Company. Other awards may be granted under the Amended 2015 Plan to any employee,

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consultant or non-employee director of the Company, any parent or subsidiary of the Company or other entity under common control with the Company. Non-employee directors, however, may only be granted RSUs under the Amended 2015 Plan, and these are made pursuant to an automatic, non-discretionary formula. Otherwise, the Amended 2015 Plan administrator, in its discretion, selects the person(s) to whom awards may be granted, and except for performance units and dividend equivalents, the number of shares subject to each such grant. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular individual or individuals in the future. The Amended 2015 Plan provides that no person(s) may be granted, in any fiscal year of the Company: (i) options or stock appreciation rights to purchase more than four million (4,000,000) shares of the Company’s common stock in such person’s first fiscal year of service with the Company and more than two million (2,000,000) shares of the Company’s common stock in any other fiscal year of service; (ii) performance shares, RSUs, restricted stock or deferred stock units to more than two million (2,000,000) shares of the Company’s common stock in such person’s first fiscal year of service with the Company and more than one million (1,000,000) shares of the Company’s common stock in any other fiscal year of service; and (iii) performance units having an initial value more than four million dollars ($4,000,000) in such person’s first fiscal year of service with the Company and more than two million dollars ($2,000,000) in any other fiscal year of service. As of March 1, 2017, the Company had 8 non-employee directors, approximately 9,996 employees, which included six executive officers, and no consultants who may be eligible for awards under the Amended 2015 Plan.

SHARES AVAILABLE FOR ISSUANCE. Currently, under the 2015 Plan, a total of 38,000,000 shares of common stock are reserved for issuance, plus any shares subject to outstanding awards under the 2006 Plan or the 1996 Plan that expire, are cancelled or otherwise terminate at any time after May 19, 2015 are available for award grant purposes under the 2015 Plan, up to a maximum of 29,000,000 shares. Subject to approval by our stockholders, we are requesting that the total shares reserved for issuance under the Amended 2015 Plan be increased by 23,000,000 shares.

Any shares subject to options or stock appreciation rights shall be counted against the shares available for issuance as one share for every share subject thereto. Any restricted stock, RSUs, performance shares or deferred stock units with a per share purchase price lower than 100% of fair market value on the date of grant shall be counted against the shares available for issuance as two and one-tenth (2.1) shares for every one share subject thereto. To the extent that a share that was subject to an award that counted as two and one-tenth shares against the Amended

2015 Plan reserve is recycled back into the Amended 2015 Plan, the Amended 2015 Plan shall be credited with two and one-tenth shares.

If an award granted under the Amended 2015 Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, performance shares, RSUs or deferred stock units, is forfeited to or repurchased by the Company due to its failure to vest, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Amended 2015 Plan. With respect to stock appreciation rights, when a stock-settled SAR is exercised, the shares subject to a SAR grant agreement shall be counted against the shares available for issuance under the Amended 2015 Plan as one share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise. Shares that have actually been issued under the Amended 2015 Plan under any award shall not be returned to the Amended 2015 Plan and shall not become available for future distribution under the Amended 2015 Plan; provided, however, that if shares of restricted stock, performance shares, RSUs or deferred stock units are repurchased by the Company at their original purchase price or are forfeited to the Company due to their failure to vest, such shares shall become available for future grant under the Amended 2015 Plan as described above. Shares used to pay the exercise price of a stock option shall not become available for future grant or sale under the Amended 2015 Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Amended 2015 Plan. To the extent a Amended 2015 Plan award is paid out in cash rather than stock, such cash payment shall not reduce the number of shares available for issuance under the Amended 2015 Plan. Any payout of dividend equivalents or performance units that are paid in cash shall not reduce the number of shares available for issuance under the Amended 2015 Plan. Conversely, any forfeiture of dividend equivalents that are paid in cash or performance units shall not increase the number of shares available for issuance under the Amended 2015 Plan.

ADMINISTRATION. The 2015 Plan may generally be administered by the Board or a committee appointed by the Board (as applicable, the “Administrator”). The Board has authorized the Compensation Committee of the Board to approve awards and grants to Section 16 reporting executive officers. The Compensation Committee is composed entirely of independent non-employee directors. The Board has authorized the Stock Committee to approve awards and grants to employees and consultants other than the Section 16 reporting executive officers. The Stock Committee is composed of the Chief Executive Officer, Chief Financial Officer and one non-employee director.

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MINIMUM VESTING OF AWARDS. Subject to certain exceptions, awards will not vest earlier (except if accelerated pursuant to a change of control or similar transaction, due to death or due to disability) than the one (1) year anniversary of the grant date.

OPTION TERMS AND CONDITIONS. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

●	EXERCISE PRICE. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an option may not be less than 100% of the fair market value of our common stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of our common stock on the date such option is granted. The fair market value of our common stock is determined with reference to the closing sale price for our common stock (or the closing bid if no sales were reported) on the date the option is granted.

●	EXERCISE OF OPTION; FORM OF CONSIDERATION. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The Amended 2015 Plan permits payment to be made by cash, check, other shares of our common stock, cashless exercises, or any other form of consideration permitted by applicable law, or any combination thereof.

●	TERM OF OPTION. Options granted under the Amended 2015 Plan will expire seven (7) years from the date of grant. However, the Amended 2015 Plan allows an option to be granted with a shorter term determined by the Administrator and in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

●	EXPIRATION. Options will expire upon the date determined by the Administrator. Generally, if the optionee’s employment or status as a service provider terminates for any reason other than death or permanent total disability, then options may be exercised no later than 90 days after such termination and may be exercised only to the extent the option was exercisable on the termination date. If an optionee’s employment or status as a service provider terminates as a result of his or her death or permanent total disability, then all options held by such optionee under the Amended 2015 Plan may be exercised within twelve (12) months or as may be provided in the option agreement, but only to the extent the options would have been exercisable at the date of death or permanent total disability.

●	OTHER PROVISIONS. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Amended 2015 Plan as may be determined by the Administrator.

STOCK APPRECIATION RIGHTS. Stock appreciation rights are exercisable in whole or in part at such times as the Administrator specifies in the grant or agreement. However, the term of an independent stock appreciation right may be no more than seven (7) years from the date of grant. The Company’s obligations arising upon the exercise of a stock appreciation right may be paid in cash or our common stock, or any combination of the same, as the Administrator may determine. We expect, however, that most stock appreciation rights that we grant will provide that they may only be settled in shares of our common stock. Shares issued upon the exercise of a stock appreciation right are valued at their fair market value as of the date of exercise.

RESTRICTED STOCK. Subject to the terms and conditions of the Amended 2015 Plan, restricted stock may be granted to participants at any time and from time to time at the discretion of the Administrator. Subject to the annual share limit and vesting limitations set forth above, the Administrator shall have complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant, and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. Each restricted stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator shall determine. Any dividend awarded with respect to restricted shares will vest only if, when and to the extent such share. Dividends payable with respect to shares that do not vest will be forfeited.

RESTRICTED STOCK UNITS. RSUs are awards that obligate the Company to deliver shares of our common stock to the participant as specified on each vesting date. Subject to the annual share limit and vesting limitations set forth above, the Administrator has complete discretion to determine (i) the number of shares subject to a RSU award granted to any participant, and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. Until shares are issued, a RSU holder is not entitled to vote or receive dividends, although the Administrator has discretion under the Amended 2015 Plan to award dividend equivalent rights.

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PERFORMANCE SHARES. Performance shares are also awards that obligate the Company to deliver shares of our common stock to the participant as specified on each vesting date. Performance shares may be granted to employees and consultants at any time and from time to time as shall be determined at the discretion of the Administrator. Subject to the annual share limit and vesting limitations set forth above, the Administrator shall have complete discretion to determine (i) the number of shares of common stock subject to a performance share award granted to any service provider and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component.

PERFORMANCE UNITS. Performance Units are similar to Performance Shares, except that they are settled in cash equivalent to the Fair Market Value of the underlying shares, determined as of the vesting date. Subject to the terms and conditions of the Amended 2015 Plan, Performance Units may be granted to participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire shares. Each such unit shall be the cash equivalent of one share of our common stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

DEFERRED STOCK UNITS. Deferred Stock Units consist of a Restricted Stock, RSU, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator and applicable law, including Section 409A of the Code. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the participant.

DIVIDEND EQUIVALENTS. A dividend equivalent is a credit, payable in cash or shares, awarded at the discretion of the Administrator, to the account of a participant in an amount equal to the cash dividends paid on one share for each share represented by an award. Any dividend equivalents awarded with respect to a share or a unit will vest only if, when and to the extent such share or unit vests. Dividend equivalents payable with respect to shares or units that do not vest will be forfeited.

CODE SECTION 162(m) PERFORMANCE GOALS. The Amended 2015 Plan is designed to permit the Company to issue awards that qualify as performance-based under Section 162(m) of the Code. Thus, the Administrator may make performance goals applicable to a participant with respect to an award. At the Administrator’s discretion, one or more of the following performance goals may apply: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) operating margin, (xxiii) market share, (xxiv) contract awards or backlog, (xxv) overhead or other expense reduction, (xxvi) credit rating, (xxvii) objective customer indicators, (xxviii) new product invention or innovation, (xxix) attainment of research and development milestones, (xxx) improvements in productivity, (xxxi) attainment of objective operating goals, and (xxxii) objective employee metrics. The performance measures listed above may apply to either the Company as a whole or, except with respect to stockholder return metrics, a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with GAAP, in accordance with IASB Principles or which may be adjusted when established to exclude or include any items otherwise includable or excludable under GAAP or under IASB Principles or any other objectively determinable items including, without limitation, (a) any extraordinary non-recurring items, (b) the effect of any merger, acquisition, or other business combination or divestiture, or (c) the effect of any changes in accounting principles affecting the Company’s or a business unit’s, region’s, affiliate’s or business segment’s reported results.

NO REPRICING. The Amended 2015 Plan prohibits (i) option or stock appreciation right repricings (including by way of exchange for another award) and (ii) the Company from paying cash or issuing new equity awards in exchange for the surrender and cancellation of any, or all, stock options or stock appreciation rights with an exercise price that is less than the current fair market value, in each case, unless stockholder approval is obtained.

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NONTRANSFERABILITY OF AWARDS. Unless determined otherwise by the Administrator, an award granted under the Amended 2015 Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant.

AUTOMATIC GRANTS TO OUTSIDE DIRECTORS. The Amended 2015 Plan provides that (i) at each of the Company’s annual stockholder meetings each non-employee director (an “Outside Director”) who is elected at (or whose term continues after) such meeting shall be automatically granted RSUs for a number of shares equal to the Annual Value (as defined below), rounded down to the nearest whole share, and (ii) each person who first becomes an Outside Director on a date other than the annual meeting of stockholders (including a director who has transitioned from an employee director to an Outside Director) shall automatically be granted on the date such person becomes an Outside Director, RSUs for a number of shares equal to a number determined by multiplying the Annual Value used for calculating the number of RSUs granted to Outside Directors at the annual stockholder meeting immediately preceding the date of such award by a fraction, the numerator of which is 365 minus the number of days between the last annual meeting date and the date the person first becomes an Outside Director, and the denominator of which is 365, rounded down to the nearest whole Share. The “Annual Value” means the number equal to $225,000 divided by the average daily closing price over the six month period ending on the last day of the fiscal year preceding the date of grant.

Each award granted to Outside Directors will vest in full on the earlier of (A) the one year anniversary of the grant date, and (B) the day prior to the date of the Company’s next annual stockholder meeting, subject in either case to the participant continuously remaining his or her status as a director through the vest date.

Notwithstanding the foregoing, the maximum value of (i) the grant date fair value of equity awards granted and (ii) cash fees paid, to any Outside Director for their service as a director in a fiscal year, shall not exceed $1,000,000 in total value.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Amended 2015 Plan, the number and class of shares of award outstanding under the Amended 2015 Plan, the fiscal year limits on the number of awards that any person may receive, the number of shares subject to automatic option grants to Outside Directors and the exercise price of any outstanding option or stock appreciation right.

In the event of a liquidation or dissolution, the Administrator shall notify each participant prior to the effective date. The Administrator may, in its discretion, provide that each participant shall have the right to exercise all of their options and stock appreciation rights, as to all of the shares covered by the option or stock appreciation right, including as to those shares not otherwise exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any award shall lapse 100%, and that any award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

MERGER OR CHANGE IN CONTROL. In the event of a merger of the Company with or into another corporation, or a Change in Control of the Company, each outstanding option and stock appreciation right shall be assumed or an equivalent option or stock appreciation right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or stock appreciation right, the participant shall fully vest in and have the right to exercise the option or stock appreciation right as to all of the common stock covered thereby including shares as to which he or she would not otherwise be vested or exercisable. If an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in such event, the Administrator shall notify the participant that the option or stock appreciation right shall be fully vested and exercisable for a period determined by the Administrator, and the option or stock appreciation right shall terminate upon the expiration of such period.

In the event of a merger of the Company with or into another corporation, or a Change in Control of the Company, each outstanding restricted stock, RSU, performance share, performance unit, dividend equivalent and deferred stock unit award (and any related dividend equivalent) shall be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the award, the participant shall fully vest in the award, including as to shares (or with respect to dividend equivalents and performance units, the cash equivalent thereof) which would not otherwise be vested.

TAX WITHHOLDING. At the Administrator’s discretion, participants may satisfy the minimum statutory tax withholding requirements arising in connection with the exercise, vesting or delivery of their awards by having the Company retain shares with a fair market value equal to the minimum amount required to be withheld.

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AMENDMENT AND TERMINATION OF THE Amended 2015 Plan. The Board may amend, alter, suspend or terminate the Amended 2015 Plan, or any part thereof, at any time and for any reason. No such amendment by the Board or stockholders may negatively alter or impair any award previously granted under the Amended 2015 Plan without the written consent of the participant.

TERM OF THE Amended 2015 Plan. The Amended 2015 Plan will continue in effect until March 27, 2025.

Federal Income Tax Consequences

INCENTIVE STOCK OPTIONS. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon an optionee’s sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

NONSTATUTORY STOCK OPTIONS. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

RESTRICTED STOCK. If at the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company.

STOCK APPRECIATION RIGHTS. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any common stock received upon the exercise.

RESTRICTED STOCK UNITS AND PERFORMANCE SHARES. A participant will not have taxable income upon grant (unless, with respect to restricted stock, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares or cash received minus any amount paid for the shares.

DIVIDEND EQUIVALENTS. A participant will recognize taxable income upon the payout of a dividend equivalent.

DEFERRED STOCK UNITS. Typically, a participant will recognize employment taxes upon the vesting of a Deferred Stock Unit and income upon its delivery. The participant may be subject to additional taxation, interest and penalties if the Deferred Stock Unit does not comply with Section 409A of the Code.

COMPANY TAX DEDUCTION. The Company generally will be entitled to a tax deduction in connection with an award under the Amended 2015 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Chief Executive Officer and to each of the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain

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compensation in excess of $1,000,000 if the conditions of Section 162(m) of the Code are met with respect to awards. These conditions include, among other things, stockholder approval of the performance goals under the Amended 2015 Plan, setting individual annual limits on each type of award, and for awards other than stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The Amended 2015 Plan has been designed to permit the Administrator to grant certain awards in its discretion that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting the Company to receive a federal income tax deduction in connection with such awards. However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) of the Code and the limited availability of binding guidance thereunder, we cannot guarantee that the awards under the Amended 2015 Plan or any other arrangement we maintain will qualify for exemption under Section 162(m) of the Code.

SECTION 409A. Section 409A of the Code, or Section 409A, provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Amended 2015 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE AMENDED 2015 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE MAY RESIDE.

Current Share Reserve

The following table sets forth information regarding outstanding grants as of March 20, 2017 under the 2015 Plan, as well as the 2006 Plan and the 1996 Plan.

Equity Plan	Stock Options (# of shares)	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (In Yrs)	Full Value Awards (# of shares)(1)	Shares Available for Future Grant (# of shares)	Full Value Awards Available for Future Grant (# of shares)(2)
2015 Plan	0	N/A	N/A	13,438,408	11,389,855	5,423,740
2006 Plan	1,334,714	$35.82	0.86	4,327,310	—	—
1996 Plan	0	N/A	N/A	—	—	—
Total	1,334,714	$35.82	0.86	17,765,718	11,389,855	5,423,740

(1)	RSUs and Performance Share Awards are referred to as Full Value Awards. The maximum number of shares issuable pursuant to certain Performance Share Awards equals 200% of target. The number of Performance Share Awards included in the above table assumes performance of target.
(2)	The 2015 Plan utilizes a “fungible share” concept, which counts each full value award (such as a RSU or performance share award) as 2.1 shares against the 2015 Plan’s share reserve.

New Plan Benefits

Our named executive officers and directors have an interest in this proposal because they are eligible to participate in the Amended 2015 Plan. The Company has not approved any awards that are conditioned on stockholder approval of the Amended 2015 Plan proposal. The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees (including employee directors) under the Amended 2015 Plan because the Company’s equity award grants are discretionary in nature. The Amended 2015 Plan does not provide for set benefits or amounts of awards, except with respect to non-employee directors. Pursuant to the term of the Amended 2015 Plan, each non-employee director will receive RSUs in an amount equal to the Annual Value (as described above under the heading “Description of the

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Amended 2015 Plan”), or a fraction thereof with respect to individuals who become non-employee directors after an annual stockholders meeting. However, other than with respect to the grant to be made in 2017 pursuant to which each non-employee director that is elected at the 2017 annual meeting of stockholders will receive an award for 9,147 RSUs, the Company cannot currently determine the aggregate benefit or number of shares subject to awards that may be granted in the future to non-employee directors under the Amended 2015 Plan because the aggregate benefit and number of shares depends on the aggregate number of non-employee directors, when individuals join the Board and the Annual Value depends on the future stock price of our common stock.

The official closing price per share of our common stock as reported on the NYSE as of March 31, 2017 was $27.83.

The table below shows, as to the listed individuals and specified groups, (i) the number of shares of common stock subject to an equity award grant under the 2015 Plan during fiscal 2016 to persons other than our non-employee directors, (ii) the RSU grants that our current non-employee directors as a group will receive if they remain a director following the 2017 annual meeting of stockholders and (iii) the aggregate dollar value of such shares based on $28.26 per share, the closing stock price per share of our common stock as of December 31, 2016.

Name and Position	Dollar Value ($)	Number of Shares Underlying RSU and PSA grants
Rami Rahim(1) Chief Executive Officer and Director	$8,200,826	290,192
Robyn Denholm(2) Former Executive Vice President, Chief Financial and Operations Officer	$0	0
Kenneth Miller(1) (2) Executive Vice President, Chief Financial Officer	$2,484,534	87,917
Vincent Molinaro(1) Executive Vice President, Chief Customer Officer	$2,438,499	86,288
Pradeep Sindhu(1) Executive Vice President, Chief Technology Officer and Director	$2,442,144	86,417
Jonathan Davidson(1)(3) Executive Vice President, Juniper Development and Innovation	$2,456,755	86,934
Executive Officer Group (7 persons)(1)	$20,713,676	732,968
Non-Executive Director Group (8 persons)(4)	$2,067,954	73,176
Non-Executive Officer Employee Group(1)	$234,528,157	8,298,944

(1)	Includes RSUs, price vested RSUs and performance share awards. The number of performance share awards included in the above tables assumes performance at target. The maximum number of shares issuable pursuant to certain performance share awards equals 200% of target.
(2)	Ms. Denholm resigned as our Executive Vice President, Chief Financial and Operations Officer on February 19, 2016. Mr. Miller was appointed as our Executive Vice President, Chief Financial Officer on February 22, 2016.
(3)	Mr. Davidson resigned from the Company on March 7, 2017.
(4)	Assuming each of the eight (8) non-employee director nominees are elected at the 2017 annual stockholder meeting, under the terms of the Amended 2015 Plan, each such director will automatically be granted 9,147 RSUs on May 25, 2017 (or, in aggregate, the 8 non-employee directors will be granted 73,176 RSUs on May 25, 2017). In addition, in 2016, 8,032 RSUs were granted to each of the 8 non-employee directors in connection with the 2016 annual meeting (or, in aggregate, 64,256 RSUs).

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History of Grants under 2015 Plan

The table below shows, as to the listed individuals and specified groups, the number of shares of common stock subject to an equity award grant (even if not currently outstanding) under the 2015 Plan from the inception of the 2015 Plan through March 20, 2017.

Name and Position	Number of Shares Underlying RSU and PSA grants(5)
Rami Rahim(1) Chief Executive Officer and Director	620,789
Robyn Denholm(2) Former Executive Vice President, Chief Financial and Operations Officer	0
Kenneth Miller(1)(2) Executive Vice President, Chief Financial Officer	185,167
Vincent Molinaro(1) Executive Vice President, Chief Customer Officer	173,138
Pradeep Sindhu(1) Executive Vice President, Chief Technology Officer and Director	108,167
Jonathan Davidson(1)(3) Executive Vice President, Juniper Development and Innovation	174,534
Robert M. Calderoni, Director	18,101
Gary Daichendt, Director	18,101
James Dolce, Director	18,101
Kevin DeNuccio, Director	18,101
Mercedes Johnson, Director	18,101
Scott Kriens, Director	18,101
Rahul Merchant, Director	18,101
William R. Stensrud, Director	18,101
Executive Officer Group (7 persons)(1)	1,558,490
Non-Executive Director Group (8 persons)(4)	144,808
Non-Executive Officer Employee Group(1)	15,321,087

(1)	Includes RSUs, price vested RSUs and performance share awards. The number of performance share awards included in the above tables assumes achievement at target. The maximum number of shares issuable pursuant to certain performance share awards equals 200% of target.
(2)	Ms. Denholm resigned as our Executive Vice President, Chief Financial and Operations Officer on February 19, 2016. Mr. Miller was appointed as our Executive Vice President, Chief Financial Officer on February 22, 2016.
(3)	Mr. Davidson resigned from the Company on March 7, 2017.
(4)	A total of 144,808 RSUs were automatically granted to non-employee directors under the 2015 Plan since its inception. In addition, assuming each of the eight (8) non-employee director nominees are elected at the 2017 annual stockholder meeting, under the terms of the Amended 2015 Plan, each such director will automatically be granted 9,147 RSUs on May 25, 2017 (or, in aggregate, the non-employee directors shall be granted 73,176 RSUs on May 25, 2017).
(5)	There are no nominees for election as a director who are not covered by the above. No awards have been granted under the 2015 Plan to any associate of any of our executive officers or directors, and no person received 5% or more of the total awards granted under the 2015 Plan since its inception.

Recommendation

Our Board unanimously recommends a vote “FOR” approval of the foregoing amendment and restatement of the Juniper Networks, Inc. 2015 Equity Incentive Plan.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to this proposal, your shares will be voted for approval of the foregoing Amended 2015 Plan, as recommended by the Board. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Vote Required

Provided a quorum is present, approval of the foregoing amendment and restatement of the Juniper Networks, Inc. 2015 Equity Incentive Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.

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Proposals to be Voted on

Proposal No. 4
Approval of the Amendment and Restatement of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan

Background

Our 2008 Employee Stock Purchase Plan or, the 2008 ESPP, is designed to provide our eligible employees and those of our participating subsidiaries with the opportunity to purchase shares of our common stock on periodic purchase dates through their accumulated payroll deductions.

We believe our success is due to our highly talented employee base and that our future success depends on our ability to attract and retain high caliber personnel. The 2008 ESPP is designed to more closely align the interests of our employees with those of our stockholders by encouraging employees to invest in our common stock, and to help our employees share in the Company’s success through the appreciation in value of such purchased stock. The 2008 ESPP, together with our 2015 Plan, are important employee retention and recruitment vehicles.

Summary of the Proposal

Our Board approved the amendment and restatement of the 2008 ESPP on February 17, 2017, subject to approval by our stockholders, which we refer to as the Amended 2008 ESPP. We are seeking stockholder approval of the Amended 2008 ESPP to increase the maximum number of shares that will be made available for sale thereunder by 9,000,000 shares.

When the 2008 ESPP was adopted and approved by our stockholders in May 2008, the 2008 ESPP had a maximum number of 12,000,000 shares of common stock available for sale. The 2008 ESPP was subsequently amended by our Board, which amendments were approved by our stockholders in May 2012 and May 2015, to increase the maximum number of shares available for sale by an aggregate of 14,000,000 shares of common stock.

As of March 1, 2017, an aggregate of 3,448,691 shares of common stock remained available for future issuance under the 2008 ESPP. We estimate that, with an increase of 9,000,000 shares, we will have a sufficient number of shares of common stock to cover purchases under the 2008 ESPP through 2019. Our Board believes it is in the best interests of Juniper Networks and our stockholders to continue to provide our employees with the opportunity to acquire an ownership interest in Juniper Networks through their participation in the 2008 ESPP, encouraging them to remain in our employ and more closely aligning their interests with those of our stockholders.

Highlights of the Amended 2008 ESPP

The Amended 2008 ESPP was designed to conform to strong governance practices for employee stock purchase plans, including the following:

●	No Evergreen. Shareholder approval is required for additional shares.
●	Limited Share Reserve. The number of shares allocated to the plan is less than 10% of our outstanding shares.
●	Purchase Price at Least 85% of Fair Market Value. Purchase price of shares under the Amended 2008 ESPP is 85% of the lesser of fair market value on the first business day of the offering period or on the last business day of the offering period
●	Offering Periods 27 Months or Less. Offering periods cannot be longer than 27 months.

Description of the Amended 2008 ESPP

The material features of the Amended 2008 ESPP are summarized below. This summary does not purport to be a complete description of all the provisions of the Amended 2008 ESPP, and this summary is qualified in its entirety by reference to the text of the Amended 2008 ESPP.

A complete copy of the proposed Amended 2008 ESPP is attached to this proxy statement as Annex B.

SHARES. Subject to adjustment upon changes in capitalization of the Company, the maximum number of shares of which will be made available for sale under the Amended 2008 ESPP will be 35,000,000 shares. The Amended 2008 ESPP does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

ADMINISTRATION. The Amended 2008 ESPP may generally be administered by the Board or a committee of the Board which we refer to, as applicable, as the ESPP Administrator. The ESPP Administrator has the authority to construe and interpret any of the provisions of the Amended 2008 ESPP.

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INTERNATIONAL STOCK PURCHASE RIGHTS. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the Amended 2008 ESPP also permits us to grant our non-U.S. employees rights to purchase stock pursuant to rules or sub-plans adopted by the ESPP Administrator in order to achieve tax, securities law or other compliance objectives, which we refer to as International Awards. While the Amended 2008 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, or Section 423, these International Awards will not qualify under Section 423. Please refer to “Certain United States Federal Tax Consequences” below for a discussion of tax consequences under Section 423.

ELIGIBILITY. Employees generally are eligible to participate in the Amended 2008 ESPP if they are customarily employed by Juniper Networks or by a participating subsidiary for more than twenty (20) hours per week and more than five (5) months in any calendar year. International Awards may be made to employees customarily employed for fewer hours or months. Eligible employees may select a rate of payroll deduction between 1% and 10% of their compensation and are subject to certain maximum purchase limitations.

As of March 1, 2017, approximately 9,806 employees, including all of our six executive officers, were eligible to participate in the Amended 2008 ESPP. For the offering period under the 2008 ESPP that concluded on January 31, 2017, 5,131 employees actually participated in such offering, representing approximately 56% of our 9,231 employees who were eligible to participate in that offering period.

OFFERINGS. Currently, each offering under the Amended 2008 ESPP will be for a period of six months and will consist of consecutive offering periods of approximately six months in length. Offering periods begin on February 1 and August 1, or if such date is not a “trading day” (as defined in the Amended 2008 ESPP), the next trading day. Each participant in the Amended 2008 ESPP will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of each offering period during the offering period using the contributions the participant has made for this purpose. The purchase price for the common stock purchased under the Amended 2008 ESPP is 85% of the lesser of the fair market value of the common stock on the first business day of the applicable offering period or on the last business day of the applicable offering period. Notwithstanding the foregoing, the Administrator for the Amended 2008 ESPP has the power to change the terms of new offering periods under the Amended 2008 ESPP (including, but not limited to (i) the length of such offering periods, (ii) whether such offering periods will include one or more embedded purchase periods and/or (iii) whether such offering periods will have automatic rollover or reset provisions).

SPECIAL LIMITATIONS. The Amended 2008 ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

●	Purchase rights may not be granted to any individual who owns stock, including stock purchasable under any outstanding purchase rights, possessing 5% or more of the total combined voting power or value of all classes of stock of Juniper Networks or any of its affiliates;
●	Purchase rights granted to a participant may not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted; and
●	Unless otherwise approved by the ESPP Administrator in advance for future offering periods, no participant will be permitted to purchase during any twelve (12) month period more than six thousand (6,000) shares of our common stock (subject to any adjustment pursuant to stock splits, recapitalizations. dividends or other similar events).

TERMINATION OF PURCHASE RIGHTS. A purchase right will terminate upon the participant’s election to withdraw from the Amended 2008 ESPP. Any payroll deductions that the participant may have made with respect to the terminated purchase right will be refunded to the participant if the election to withdraw from the Amended 2008 ESPP is received by Juniper Networks prior to the end of an offering period. A participant’s election to withdraw from the Amended 2008 ESPP is irrevocable, and the participant may not re-join the offering period for which the terminated purchase right was granted.

A purchase right will also terminate upon the participant’s termination of employment. Any payroll deductions that the participant may have made during the offering period in which the termination occurs will be refunded to the participant.

In addition, Juniper Networks has specifically reserved the right, exercisable in the sole discretion of the ESPP Administrator, to terminate the Amended 2008 ESPP, or any offering period thereunder, at any time.

STOCKHOLDER RIGHTS. No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the purchase.

Table of Content
Proposals to be Voted on

ASSIGNABILITY. No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following the participant’s death. Each purchase right will, during the lifetime of the participant, be exercisable only by the participant.

MERGERS, CONSOLIDATIONS AND CHANGE IN CONTROL. The Amended 2008 ESPP provides that, in the event of the proposed dissolution or liquidation of Juniper Networks, the offering period will terminate immediately prior to the consummation of the proposed action, provided that the ESPP Administrator may, in its sole discretion, fix an earlier date for termination of the Amended 2008 ESPP and provide each participant the opportunity to purchase shares under the Amended 2008 ESPP prior to the termination. The Amended 2008 ESPP also provides that, in the event of certain merger or “change-in-control” transactions, in the event that the successor corporation refuses to assume or substitute for the option under an ongoing offering period, the offering period with respect to which such option relates will be shortened by setting a new exercise date that occurs before the date of the Company’s proposed merger or change in control.

AMENDMENT OF THE AMENDED 2008 ESPP. The ESPP Administrator has the authority to amend, terminate or extend the term of the Amended 2008 ESPP, except that stockholder approval is required to increase the number of shares that may be issued under the Amended 2008 ESPP.

The Amended 2008 ESPP will terminate in 2028, on the twentieth anniversary of the date of the initial adoption of the 2008 ESPP by our Board, unless terminated earlier under the terms of the Amended 2008 ESPP. The effect of termination is that no new offering periods will commence under the Amended 2008 ESPP, but any outstanding offering periods will continue according to their terms.

Certain United States Federal Tax Consequences

Except with respect to International Awards, the Amended 2008 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423. Under such a plan, no taxable income will be reportable by a participant, and no deductions will be allowable to Juniper Networks, as a result of the grant or exercise of the purchase rights issued under the Amended 2008 ESPP. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Amended 2008 ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or 15% of the fair market value of the shares on the date of commencement of such offering period. Any additional gain upon the disposition will be taxed as a capital gain.

If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the date of commencement of the offering period during which those shares were purchased will constitute ordinary income in the year of death.

If the purchased shares are sold or otherwise disposed of within two years after commencement of the offering period during which those shares were purchased or within one year after the date of purchase, then Juniper Networks will be entitled to an income tax deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. No deduction will be allowed in any other case.

New Plan Benefits

Our named executive officers have an interest in this proposal because they are eligible to participate in the Amended 2008 ESPP. Non-employee directors of the Board are not eligible to participate in the Amended 2008 ESPP.

The benefits to be received by our executive officers and employees as a result of the proposed amendment and restatement of the Amended 2008 ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions and the restrictions of Section 423 and the Amended 2008 ESPP, and the per-share purchase price depends on the future value of our common stock. No purchase rights have been granted, and no shares of common stock have been issued, with respect to the 9,000,000 share increase for which stockholder approval is sought under this proposal. Should such stockholder approval not be obtained, then the 9,000,000 share increase will not be implemented.

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The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the 2008 ESPP during fiscal 2016.

Name and Position	Number of Purchased Shares
Rami Rahim Chief Executive Officer and Director	0
Robyn Denholm(1) Former Executive Vice President, Chief Financial and Operations Officer	0
Kenneth Miller(1) Executive Vice President, Chief Financial Officer	892
Vincent Molinaro Executive Vice President, Chief Customer Officer	0
Pradeep Sindhu Executive Vice President, Chief Technology Officer and Director	888
Jonathan Davidson(2) Executive Vice President, Juniper Development and Innovation	887
Executive Officer Group (7 persons)	3,575
Non-Executive Director Group (8 persons)(3)	N/A
Non-Executive Officer Employee Group	2,680,718

(1)	Ms. Denholm resigned as our Executive Vice President, Chief Financial and Operations Officer on February 19, 2016. Mr. Miller was appointed as our Executive Vice President, Chief Financial Officer on February 22, 2016.
(2)	Mr. Davidson resigned from the Company on March 7, 2017.
(3)	Non-employee directors are not eligible to participant in the 2008 ESPP and will not be eligible to participate in the Amended 2008 ESPP. There are no nominees for election as a director who are not covered by the above. No awards have been granted under the 2008 ESPP to any associate of any of our executive officers or directors, and no person received 5% or more of the total awards granted under the 2008 ESPP since its inception.

The official closing price per share of our common stock as reported on the NYSE as of March 31, 2017 was $27.83.

History of Grants under 2008 ESPP

The table below shows, as to the listed individuals and specified groups, the number of shares of common stock that were purchased under the 2008 ESPP from the inception of the 2008 ESPP through March 20, 2017.

Name and Position	Number of Purchased Shares
Rami Rahim Chief Executive Officer and Director	0
Robyn Denholm(1) Former Executive Vice President, Chief Financial and Operations Officer	0
Kenneth Miller(1) Executive Vice President, Chief Financial Officer	9,237
Vincent Molinaro Executive Vice President, Chief Customer Officer	0
Pradeep Sindhu Executive Vice President, Chief Technology Officer and Director	8,684
Jonathan Davidson(2) Executive Vice President, Juniper Development and Innovation	7,733
Executive Officer Group (7 persons)	32,009
Non-Executive Director Group (8 persons)(3)(4)	N/A
Non-Executive Officer Employee Group(3)	22,519,300

(1)	Ms. Denholm resigned as our Executive Vice President, Chief Financial and Operations Officer on February 19, 2016. Mr. Miller was appointed as our Executive Vice President, Chief Financial Officer on February 22, 2016.
(2)	Mr. Davidson resigned from the Company on March 7, 2017.
(3)	Non-employee directors are not eligible to participate in the 2008 ESPP and will not be eligible to participate in the Amended 2008 ESPP; however, since the inception of the 2008 ESPP, Mr. Kriens purchased an aggregate of 1,361 shares of common stock under the 2008 ESPP while he was an employee of the Company. The amount of shares of common stock purchased by Mr. Kriens, in his capacity as an employee of the Company, under the 2008 ESPP is reflected in the amount set forth for the Non-Executive Officer Employee Group.
(4)	There are no nominees for election as a director who are not covered by the above. No awards have been granted under the 2008 ESPP to any associate of any of our executive officers or directors, and no person received 5% or more of the total awards granted under the 2008 ESPP since its inception.

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Proposals to be Voted on

Recommendation

Our Board unanimously recommends a vote “FOR” the amendment and restatement of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to this proposal, your shares will be voted for approval of the Amended 2008 ESPP, as recommended by the Board. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Vote Required

Provided a quorum is present, approval of the foregoing amendment and restatement of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.

Proposal No. 5
Approval of a Certificate of Amendment to the Juniper Networks, Inc.
Restated Certificate of Incorporation to Eliminate the Supermajority Voting Provisions

We are proposing amendments to our current Restated Certificate of Incorporation to eliminate the supermajority voting provisions contained therein.

Background

Our Restated Certificate of Incorporation, which we refer to as our Charter, currently includes certain supermajority voting provisions. After taking into consideration the approval of a stockholder proposal presented at the 2016 annual meeting and emerging trends in corporate governance, our Board has adopted and approved a Certificate of Amendment to our Charter, subject to approval by our stockholders, to remove the supermajority voting provisions and to make certain other changes as described below.

Our Board evaluated the voting requirements imposed by our current Charter, and the Board believes that the proposed “majority of outstanding shares” voting requirement which will replace the current supermajority voting requirement will continue to provide protection against proposals that are harmful to stockholders. The Board believes that a “majority of outstanding shares” standard is a balanced outcome that responds to stockholder feedback.

For these reasons, and in light of the strong stockholder support of the stockholder proposal at the 2016 annual meeting, and based on the Board’s evaluation of our corporate governance practices and the best interests of the Company and its stockholders, we are asking our stockholders to approve a Certificate of Amendment to our Charter to, among other things, eliminate the supermajority voting provisions contained therein. The Board approved and recommends that our stockholders approve the proposed Certificate of Amendment to our Charter as set out below and in Annex C.

Proposed Certificate of Amendment to our Restated Certificate of Incorporation

Approval of this Proposal No. 5 will result in the following changes to our current Charter:

●	AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION. Paragraph six of Article Seventh of our Charter will provide that the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to adopt, amend or repeal any or all of Section 2.2 (Annual Meeting) and Section 2.3 (Special Meeting) of the Company’s Bylaws.
●	REMOVAL OF DIRECTORS. Paragraph eight of Article Seventh of our Charter will provide that with the vote of a majority of the shares of the Company entitled to vote at an election of directors, stockholders will have the ability to remove a director, or the entire Board, from office prior to the expiration of his or her term with or without cause.
●	AMENDMENT TO CERTAIN OTHER PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION. Article Ninth of our Charter will be entirely deleted. It currently provides that approval of 66-2/3% of the shares of the Company entitled to vote on such matters is required to amend or repeal Articles Seventh and Ninth of the Charter.

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The summary of the proposed amendments to paragraphs six and eight of Article Seventh, and Article Ninth of our current Charter set forth above is qualified in its entirety by the Certificate of Amendment to the Restated Certificate of Incorporation, which shows the text of the proposed amendments, which is attached as Annex C to this proxy statement.

In addition, because our Board has been fully declassified, our Board approved a non-material change to the third paragraph of Article Seventh of our Charter to delete the initial class designations of our directors, which expired at the annual meetings held in 2013, 2014, and 2015, respectively. Our stockholders approved the declassification of our Board in May 2012.

If this proposal is approved by our stockholders, we intend to promptly file the Certificate of Amendment to the Restated Certificate of Incorporation with the State of Delaware.

Recommendation

The Board of Directors recommends a vote “FOR” the foregoing proposal to adopt the Company’s Certificate of Amendment to the Restated Certificate of Incorporation to eliminate all supermajority voting provisions.

If you sign your proxy or voting instruction-card or vote by telephone or over the Internet but do not give instructions with respect to this proposal, your shares will be voted for approval of the proposal to approve a Certificate of Amendment to the Company's Restated Certificate of Incorporation to eliminate all super majority voting provisions contained therein. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Vote Required

Provided a quorum is present, the approval of the proposed Certificate of Amendment to the Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock entitled to vote at the annual meeting.

Proposal No. 6
Non-Binding Advisory Vote on Executive Compensation

This proposal provides our stockholders with the opportunity to cast a vote, on an advisory basis, on the compensation of our named executive officers, or NEOs, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. For more detail on our NEO’s compensation, please see the section entitled “Executive Compensation”, including the “Compensation Discussion and Analysis” and the compensation tables included in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation programs and policies and the compensation paid to our NEOs.

The Company’s current policy is to hold a Say-on-Pay vote each year, and assuming stockholders recommend an annual vote on Proposal No. 7, we expect to hold another advisory vote with respect to executive compensation at the 2018 annual meeting.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, we design our executive compensation programs to implement our core objectives of (i) providing competitive pay, (ii) paying for performance, and (iii) aligning management’s interests with the interests of long-term stockholders. We believe that our Chief Executive Officer’s compensation, and that of our other NEOs, in 2016 is well aligned with the Company’s performance and the interests of our stockholders, and reflects our objective to link pay with performance for our NEOs.

Recommendation

Our Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board of Directors recommends that you vote “FOR” the following resolution:

“RESOLVED, that Juniper Networks, Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement.”

Table of Content
Proposals to be Voted on

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to this proposal, your shares will be voted “FOR” the proposal, as recommended by the Board. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Vote Required

Provided a quorum is present, the advisory approval of our executive compensation requires the affirmative vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the annual meeting.

As this is an advisory vote, the result will not be binding; however, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders and will take the outcome of the vote under advisement in evaluating our executive compensation principles, design and practices.

Proposal No. 7
Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding advisory vote on the compensation of our NEOs. By voting on this Proposal No. 7, stockholders may indicate whether they would prefer to hold a non-binding advisory vote on executive compensation once every one, two, or three years.

After careful consideration, our Board has determined that a non-binding advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company and our stockholders, and therefore our Board recommends that you vote for a one-year interval for the non-binding advisory vote on executive compensation.

We believe that an annual vote will continue to allow our stockholders the ability to frequently communicate to us their position on the executive compensation through a non-binding advisory vote on executive compensation, and aligns with our practice of engaging with stockholders to obtain their input on corporate governance matters and executive compensation philosophy, policies and practices. An annual vote further aligns to our short-term cash programs and the metrics that guide those programs as well as to our periodic cycle of granting long-term equity compensation to the named executive officers. Our Compensation Committee is responsible for our executive compensation programs and values our stockholders’ opinions. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

The option of 1 year, 2 years or 3 years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Company, the Compensation Committee or our Board, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Recommendation

Our Board unanimously recommends a vote to hold future advisory votes every “1 YEAR” on named executive officer compensation.

The option receiving the greatest number of votes (every 1 year, two years or three years) will be considered the frequency selected by stockholders.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to this proposal, your shares will be voted to hold future advisory votes every “1 YEAR” on named executive officer compensation, as recommended by the Board. If you do not give voting instructions to your broker, your broker will not be able to vote your shares and your shares will not be voted on this matter.

Vote Required

Provided a quorum is present, the option of 1 year, 2 years or 3 years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.

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Executive Compensation

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis provides an overview of (1) our executive compensation framework and philosophy, (2) the compensation decisions the Compensation Committee and the Performance Award Subcommittee of the Committee (the “Subcommittee”) have made under those programs, and (3) an analysis of the 2016 compensation program for the Named Executive Officers (“NEOs”) of the Company, who are listed below. We refer to the Compensation Committee and Subcommittee collectively in this “Compensation Discussion and Analysis” section of the proxy statement as the “Committee.”

Named Executive Officers
Rami Rahim	Chief Executive Officer
Kenneth Miller(1)	EVP, Chief Financial Officer
Robyn Denholm(1)	Former EVP, Chief Financial and Operations Officer
Pradeep Sindhu(2)	EVP, Chief Technology Officer and Chief Scientist
Vincent Molinaro	EVP, Chief Customer Officer
Jonathan Davidson(3)	EVP and GM, Juniper Development & Innovation

(1)	On February 22, 2016, Kenneth Miller was promoted to his role as EVP, Chief Financial Officer. In February 2016, Ms. Denholm resigned from her role as EVP, Chief Financial and Operations Officer, and remained an employee of the Company until July 29, 2016. As a result, the Committee did not make any pay decisions for Ms. Denholm with respect to the 2016 compensation program, and she is not included in the discussion below. See the “Summary Compensation Table” for details regarding pay received during 2016.
(2)	In February 2017, Dr. Sindhu transitioned to the role of Chief Scientist in order to devote a majority of his time to Fungible, Inc., a company that Dr. Sindhu co-founded in 2015. Dr. Sindhu will continue to serve as the Company’s Chief Technology Officer until a successor is found. In connection with Juniper’s 2017 annual meeting of stockholders, Dr. Sindhu will transition from Vice Chairman to Technical Advisor to the Board.
(3)	On March 7, 2017, Mr. Davidson resigned from the Company. No severance benefits were paid to Mr. Davidson as a result of his resignation.

Our Compensation Discussion and Analysis is organized into four sections.

●	Section 1 – Executive Summary
●	Section 2 – Setting Executive Compensation
●	Section 3 – Elements of Executive Compensation
●	Section 4 – Other Compensation Policies and Information

Section 1 – Executive Summary

Juniper Networks Overview and 2016 Performance

Juniper Networks designs, develops, and sells products and services for high-performance networks, to enable customers to build scalable, reliable, secure, and cost-effective networks for their businesses, while achieving agility, efficiency, and value through automation. In 2016, we continued to execute on our strategy to diversify our business and capture share in the cloud and cloud-enabled segments of our market. We made significant advancements in performance and automation across a number of key solution areas and announced a number of new products and enhancements to our hardware and software products across routing, switching, and security.

Our fiscal 2016 results saw modest net revenue growth that was primarily driven by Cloud Providers, which increased more than 25% in 2016. While routing revenue was slightly down, switching revenue increased 12%

in 2016. Our security revenues continued to decline as this component of our business is transitioning from legacy security products to our new SRX security offerings, which were introduced throughout 2016. Our Services business continued to be strong with another year of solid year-over-year revenue growth, increasing 13% in 2016.

In addition, in 2016, we completed three acquisitions – BTI Systems Inc., Aurrion, Inc., and AppFormix, Inc. – that we expect will further strengthen our innovation pipeline, enhance our product portfolio, and accelerate our transition to cloud-based markets.

Since the first quarter of 2014 through 2016, we returned $4.1 billion to stockholders in the form of share repurchases and dividends.

The following tables highlight certain year-over-year key performance indicators, and our total shareholder return (“TSR”) over the past three and five years.

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Certain Key Performance Indicators: 2016 vs. 2015

Result	Fiscal 2015	Fiscal 2016	YoY % Change
Revenue (M)	$4,857.8	$4,990.1	+2.7%
Cash Flow from Operations (M)	$892.5	$1,106.0	+23.9%
Stock Price at Fiscal Year End	$27.60	$28.26	+2.4%

Absolute Total Shareholder Return

	1-Year	3-Year	5-Year
Total Shareholder Return(1)	4%	30%	44%

(1)	TSR represents cumulative stock price appreciation with dividends reinvested. The 1-, 3-, and 5-year TSRs are measured based on the fiscal year periods ending December 31, 2016.

2016 Pay Outcomes

As further detailed below, the Committee has adopted and consistently maintained a “pay-for-performance” philosophy that forms the foundation of our executive compensation program. Accordingly, our financial results and stock price performance for 2016 are directly reflected in the outcomes of our executive compensation program. In summary, achievement of performance results as described above resulted in the following executive compensation program outcomes:

●	The Executive Annual Incentive Plan (“AIP”) resulted in total payouts representing 75.0% of target for our Chief Executive Officer, or CEO, and 67.5% to 75.0% for our other NEOs. In addition, the performance conditions for the Bonus PSUs (as described in greater detail below) were achieved, resulting in the Bonus PSUs becoming subject to time-based vesting;
●	The 2016 tranche for our three-year performance share awards (“PSAs”) achieved a “banked” payout of 50.3% of target for our CEO and other NEOs;
●	Based on performance during the three-year period covering fiscal years 2014 through 2016, our 2014 PSAs were earned and settled at 71.8% of target; and
●	Based on the Company’s stock price performance in 2016, the first tranche of the price-vested RSUs granted in 2015 vested in 2016.

CEO Compensation for 2014-2016

Consistent with our “pay-for-performance” philosophy, a majority of our CEO’s target pay is at risk. As a result, the value that will ultimately be received aligns with the Company’s financial results and stock price performance. We believe that realizable compensation provides a more accurate view of the compensation actually earned by our CEO, and helps us evaluate the alignment between pay and performance for our CEO. As demonstrated in the chart below, our CEO’s pay is closely aligned with the Company’s performance and stockholder value creation.

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This approach compares the value of target pay granted to the CEO from fiscal years 2014-2016 in the context of realizable pay and performance over the same timeframe. The chart compares CEO pay to TSR and revenue performance at fiscal year-end, indexed to December 31, 2013.

Target pay reflects (1) the sum of the following components reported in our “Summary Compensation Table” for the applicable year: Salary, Bonus, Stock Awards, and All Other Compensation, and (2) the target opportunity reflected in our “Grants of Plan-Based Awards For Fiscal 2016” table for the applicable year with respect to Non-Equity Incentive Compensation. Realizable pay is calculated in the same manner as “Target Pay,” except that Non-Equity Incentive Plan Compensation reflects the actual value disclosed for the applicable year in our “Summary Compensation Table,” and long-term equity incentive vehicles are valued based on the closing price per share of our common stock at each fiscal year end, and further adjusted as follows:

●	Performance share awards are adjusted to reflect actual “banked” amounts in the case where performance tranches for PSAs have been completed, and target amounts in the case where performance tranches for PSAs are pending or will be determined in the future; and
●	Price-vested RSUs are included only if they have been earned based on achievement of performance goals as of December 31, 2016.

Stockholder Engagement and Significant Changes for 2017

At our 2016 annual meeting of stockholders, approximately 84% of votes cast were in favor of our named executive officer compensation program, representing a decrease from the 96% rate at our 2015 annual meeting. Following our annual “Say-on-Pay” advisory vote, Juniper Networks continued its practice of specifically meeting with significant stockholders to obtain feedback on our executive compensation program. These engagement efforts, as well as ongoing conversations between management and stockholders on a variety of matters, reflect our commitment to strong corporate governance and our goal of seeking input directly from our stockholders, which we believe allows us to better understand our stockholders’ perspectives.

In this regard, in 2016, we extended an invitation to our largest shareholders to discuss our executive officer compensation program and equity usage, and to provide a forum to ask questions on other matters of interest.

Representatives from Juniper Networks, including our Lead Independent Director and Compensation Committee Chairperson, Chief Executive Officer, or members of management spoke with ten of our largest stockholders who accepted our invitation. Collectively, these stockholders held approximately 36% of our outstanding common stock, and included stockholders that did not vote in favor of our named executive officer compensation program in 2016.

The Committee evaluated the results of the “Say-on-Pay” advisory vote, as well as took into consideration the feedback we received from stockholders. Following consultation with the Committee’s independent compensation consultant, the Committee continued its practice of evolving the design for our executive officer compensation program to meet our changing business needs. Certain significant changes to our executive compensation program and equity dilution target for 2017 are summarized below.

●	Adjustment to Pay Positioning. For 2017 executive officer compensation decisions, the Committee intends to decrease the reference for NEO pay positioning from the market 60th-65th percentile to the market median. The Committee will continue to determine compensation on a case-by-case basis, taking into account, among other things, market data, individual performance, tenure, criticality of role, and ability to impact business results. The Committee believes this change will better align executive officer compensation levels with stockholder interests while continuing to reward executives for achieving financial and strategic results that drive stockholder value over the long-term, including rewarding above-target performance with above-target incentive pay.

●	Continuing Focus on Reducing Equity Burn Rate. The Company intends to continue its focus on reducing its equity burn rate. For 2017, the Company is targeting an equity burn rate commitment reduction from 2.4% (which was the Company’s commitment in 2016) of common shares outstanding (“CSO”) to 2.3% of CSO (counting each RSU as one share and counting each performance share as one share based on the target number of shares issuable under the award). We believe that reducing our equity utilization target will help mitigate stockholder dilution while still allowing us to stay competitive to attract and retain talent. This reduction in our target burn rate demonstrates the Company’s ongoing commitment to continue its long-term focus on prudently managing our equity issuance. The following chart shows how we have been prudently managing our equity burn rate over the past five years.

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(1)	Shares granted, as well as burn rate, counts each RSU as one share and counts each performance share as one share based on the target issuable under the award.

Corporate Governance

The Committee takes seriously its duty to maintain a comprehensive governance framework that is aligned with market leading practice and standards. Therefore, the Committee has adopted a strong corporate governance framework for executive compensation that includes the components described below.

What We Do
Pay-for-performance	A significant percentage of total target direct compensation is performance-based. Our annual and long-term plans provide a balance of incentives and include different measures of performance.
Annual “Say-on-Pay” Advisory Vote	We conduct an annual “Say-on-Pay” advisory vote. At our 2016 Annual Meeting of Stockholders, 84% of votes were cast in favor of the fiscal year 2015 executive officer compensation programs.
Stock ownership guidelines	We have established stock ownership guidelines for members of our Board and NEOs to align the interests of our leadership with those of our stockholders.
“Clawback” policy	In 2016, we adopted a “clawback” policy under which all of our executive officers are required, in certain instances, to repay overpayments of incentive compensation awards.
“Double-trigger” change-in-control arrangements	An executive’s unvested equity awards will vest upon a change in control only if the executive also experiences a qualifying termination of employment.
Retain an independent compensation consultant	The Compensation Committee engaged an independent compensation consultant, Semler Brossy, to provide analysis, advice and guidance on executive compensation matters. Semler Brossy does not provide services to management or the Company.
Avoid excessive risk taking

Our incentive plans use multiple performance measures, caps on incentive payments, and overlapping performance periods for PSA shares and price-vested RSUs. The Committee reviews an annual executive compensation program risk assessment conducted by Semler Brossy.

Based in part on this philosophy and these governance features, the Committee does not believe that the compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

What We Don’t Do
No stock option repricing	The Company’s 2015 Equity Incentive Plan does not permit us to reprice or repurchase “underwater” stock options without stockholder approval or to grant stock options with an exercise price below fair market value.
No tax gross-ups	The Company has no executive officer contracts providing for an excise tax gross-up following a change in control.
No hedging or pledging of Company stock and no use of margin accounts	The Company has adopted a policy that prohibits members of our Board and all employees, including Section 16 Officers, from pledging their Company stock or engaging in short sales of Company stock and other similar transactions that could be used to hedge the risk of Company stock ownership.
No “evergreen” or fixed-term employment agreements	We do not provide “evergreen” positions in any employment agreements with executive officers. Employment of our executive officers is “at will” and may be terminated by either the Company or the employee at any time.
No dividend equivalents on unvested equity awards	We do not pay dividends or dividend equivalents on unearned shares or units. We amended our 2015 Equity Incentive Plan to reflect this practice.
No excessive perks	We offer only certain limited benefits as required to remain competitive and to attract and retain highly talented executives.
No excessive change-in-control benefits	We do not provide change-in-control cash payments exceeding 2x base salary and bonus.
No Pension or SERPs	We do not provide for any pension plans or SERPs.

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Section 2 – Setting Executive Compensation

Roles

The Company’s executive compensation program is established and overseen by the Compensation Committee and Subcommittee, with support provided by their independent compensation consultant, and the Chief Executive Officer and management. Each of their roles is described below.

Role of the Compensation Committee and Subcommittee

The Compensation Committee is comprised entirely of independent directors and has the responsibility of establishing compensation for our officers who are designated as reporting officers under Section 16 of the Exchange Act. The Subcommittee is comprised entirely of members of the Compensation Committee who are “outside directors” as defined in Section 162(m) of the Code (“Section 162(m)”) and has the responsibility of approving the incentive compensation programs that apply to our “covered employees” as defined in Section 162(m). The Compensation Committee and Subcommittee have overall responsibility for establishing and evaluating executive officer compensation plans, policies, and programs, including the evaluation of the Chief Executive Officer. We refer to the Committee and Subcommittee collectively in this Compensation Discussion & Analysis as “the Committee.” The Compensation Committee also has responsibility for reviewing the overall equity award practices of the Company. The Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Juniper Networks for, outside legal counsel, compensation consultants, or other advisors, as the Committee deems necessary to carry out its duties. In addition, the Committee is free to replace its compensation advisors or retain additional advisors at any time.

The Committee independently decides the salary, incentive target and equity awards for the Chief Executive Officer with input from its independent compensation consultant. Based on the information presented from the independent compensation consultant, the Committee discusses the Chief Executive Officer’s contribution and performance, Company performance, the competitive market, and the other factors discussed below, and independently makes compensation decisions in an executive session, without members of management present.

Role of the Independent Compensation Consultant

During 2016, the Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise the Committee on executive compensation. The Compensation Committee determined that Semler Brossy is an independent compensation advisor under the rules of the New York Stock Exchange and there are no conflicts of interest. For details on the engagement and services provided by Semler Brossy, please refer to the “Compensation Consultant Fee Disclosure” section of this proxy statement. During the 2016 fiscal year, Semler Brossy did not provide the Company any services unrelated to executive compensation, and therefore received no fees for additional services.

Role of the Chief Executive Officer and Management

The Chief Executive Officer makes recommendations to the Committee regarding the salary, incentive target and equity awards for the executive officers other than himself. These recommendations are based on analysis and guidance provided by the compensation consultant on behalf of the Committee and the Chief Executive Officer’s assessment of individual specific factors, such as the individual’s role and contribution to Company performance and the other factors discussed below. The Chief Executive Officer is also assisted by the Senior Vice President, Chief Human Resources Officer in making these recommendations.

Executive Compensation Philosophy and Objectives

The Compensation Committee has established guiding principles with respect to our executive compensation program, and has maintained them for 2016, as detailed below. The Committee believes that these guiding principles drive desirable behaviors, accountability, and alignment with stockholder interests.

Principle		Strategy
1.	Enhance Accountability	Executive compensation linked to a clear set of business objectives
2.	Manage to Balanced Results	Compensation strategy that drives balanced results between the following:
‒ Short- and long-term objectives
‒ Individual and team performance
‒ Financial and non-financial objectives
‒ Customer satisfaction and growth
3.	Reward High Performance	Upside potential in the incentive plans for superior performance with downside risk for underperformance
4.	Attract & Retain Talent	Market-competitive programs with flexibility to be aggressive for mission-critical talent retention and acquisition
5.	Align with Stockholder Interests	Programs that are transparent, easily understood and aligned with long-term stockholder interests
6.	Encourage Health and Financial Well-Being	Market-competitive benefit programs that encourage wellness and financial savings

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Competitive Compensation Data

The Committee reviews competitive compensation data to establish market reference points, including data from the Peer Group and published compensation surveys, as described below.

2016 Peer Group

The Compensation Committee, with input from Semler Brossy, established a peer group of publicly traded networking equipment and other high technology companies set forth in the table below (the “Peer Group”) for use in 2016. In deciding whether a company should be included in the Peer Group, the Compensation Committee generally considers the following screening criteria:

●	Revenue;
●	Market value;
●	Historical revenue growth;
●	Business model;
●	Scope of operations;
●	Industry relevance; and
●	Whether we compete with the company for talent.

The Peer Group is regularly reviewed and updated by the Compensation Committee with the assistance of its compensation consultant to take into account changes in both the Company’s business and the businesses of the companies in the Peer Group. The data on the compensation practices of the Peer Group is gathered through publicly available information.

For competitive benchmarking purposes, the positions of our NEOs were compared to similar positions in the Peer Group, and the compensation levels for comparable positions in the Peer Group as presented by Semler Brossy were examined to become informed about competitive pay levels and practices. For compensation decisions made in early 2016, the Peer Group consisted of the 17 companies set forth below.

Company Name
Adobe Systems Inc.	Intuit Inc.
ARRIS Intl. Plc.	Motorola Solutions Inc.
Autodesk, Inc.	NetApp Inc.
Broadcom Corp.	NVIDIA Corp.
Brocade Communication Systems, Inc.	SanDisk Corp.
CA, Inc.	Symantec Corp.
Ciena Corp.	VMware, Inc.
Citrix Systems, Inc.	Xilinx, Inc.
Corning, Inc.

Changes to the Peer Group used to assess 2016 pay decisions include the removal of EMC Corporation and the additions of Ciena and ARRIS. The Compensation Committee determined that EMC Corporation, despite the high relevance of its business model, had grown to a size where revenue and market capitalization increased beyond the size screens used to determine comparable peers. The Compensation Committee determined that both Ciena and ARRIS were comparable peers in terms of size, scope of operations, and industry.

Peer Group Changes for 2017

In August 2016, the Compensation Committee reviewed the then current Peer Group and, with input from Semler Brossy, decided to remove Broadcom, as it was acquired in 2016.

Published Surveys

Semler Brossy, at the request of the Committee additionally reviews broader technology company data to provide market context for its compensation decisions. For the 2016 annual compensation review, compensation data was drawn from the Radford 2015 Global Technology Survey for a broader list of technology companies of comparable size, approximately $4.9 billion in annual revenue.

After reviewing the Peer Group and survey compensation data, the Committee takes into consideration other factors, such as internal equity, individual performance, tenure, leadership skills, and ability to impact business performance. In addition, while recruiting key executive talent, the compensation decisions may be determined based on negotiations with such individuals and can reflect such factors as the amount of compensation that the individual would forego by joining the Company or relocation costs. The Committee also takes into consideration the aggregate amount of equity awards, other compensation values, and potential payments upon termination or change of control for each executive officer. The Committee also takes into consideration the results from the “Say-on-Pay” advisory vote and feedback we receive when we conduct ongoing stockholder outreach in the evaluation of our executive compensation program and policies.

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Section 3 – Elements of Executive Compensation

The following table lists the elements of target direct compensation for our 2016 executive compensation program.

	Fixed	Variable Short-Term		Variable Long-Term			Other
	Base Salary	AIP Cash	Bonus PSU	PSA	Price-Vested RSU	RSU	Benefits
Primary Purpose	Attract and retain		Retain	Attract and retain			Encourage wellness and financial savings
		Provide focus on annual financial and non-financial goals, motivate performance		Reward achievement of financial and strategic results that drive long-term stockholder value
Create ownership and align employee efforts with stockholder interests
Performance Measures		● Revenue ● Non-GAAP op. income ● Non-GAAP op. margin ● Strategic objectives	● Revenue ● Non-GAAP op. income	● Revenue ● Non-GAAP op. income ● Non-GAAP op. margin	● Stock price
Total Performance/ Vest Period	Ongoing	1 Year	1 Year performance 2 Year vest (ratable)	1 Year performance 3 Year vest (cliff)	3-5 Years	3 Year (ratable)	Ongoing

The program uses a mix of fixed and variable compensation elements and is designed to drive corporate performance using measures that correlate to stockholder value and align with our financial and strategic Company goals. The market-positioning provides a reference point for compensation decision-making;

however, decisions regarding compensation opportunity for executive officers are made on a case-by-case basis, taking into account individual performance, tenure, criticality of role, pre-existing equity and compensation arrangements and ability to impact business results.

Pay-for-Performance

Our NEOs’ pay mix emphasizes “at risk” pay opportunities and is largely performance-based. In 2016, with respect to our CEO’s annual target compensation package, “performance-based” compensation in the form of annual cash bonus incentive and performance-based equity comprised 63% of his target total direct compensation, and “variable” compensation in the form of annual cash bonus incentive and equity (i.e., RSUs and performance shares) comprised 88% of his target total direct compensation. In addition, performance-based compensation comprised 54% and variable compensation comprised 79%, on average, of our other NEOs’ target total direct compensation.

2016 Target Pay Mix: CEO and Other NEOs

(1)	Target Total Direct Compensation reflects salary and stock awards as disclosed in the “Summary Compensation Table,” and target opportunity for non-equity incentive plan awards as disclosed in the “Grants of Plan-Based Awards For Fiscal 2016” table.
(2)	Target Total Direct Compensation reflects an average of the following components for our NEOs (other than the CEO): (i) salary and stock awards as disclosed in the “Summary Compensation Table,” and (ii) target opportunity for non-equity incentive plan awards as disclosed in the “Grants of Plan-Based Awards For Fiscal 2016” table. Ms. Denholm was excluded from this calculation since she resigned from her position as EVP, Chief Financial and Operations Officer in February 2016 and resigned from the Company in July 2016.

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Base Salary

In 2016, the Committee independently decided not to provide a base salary increase to Mr. Rahim as it determined that his salary for 2016 was competitive when compared to market peers. Mr. Rahim provided the Committee with his recommended base salary changes for the other NEOs, based upon analysis and guidance from Semler Brossy, including competitive data from our Peer Group and Mr. Rahim’s assessment of individual-

specific factors. The Committee determined in connection with Mr. Miller’s promotion in February 2016 to provide a salary increase commensurate with his expanded responsibilities as EVP, Chief Financial Officer. As noted in the table below, two other NEOs received pay increases that were intended to better align their salaries with other executive officers at Juniper Networks having similar levels of responsibility, as well as with comparable positions in our Peer Group and at similarly sized companies in the technology industry.

Executive	2016 Base Salary Before Increase	2016 Base Salary After Increase	% Salary Increase
Rami Rahim Chief Executive Officer	$1,000,000	$1,000,000	–%
Kenneth Miller(1) EVP, Chief Financial Officer	$346,800	$525,000	51.4%
Pradeep Sindhu EVP, Chief Technology Officer and Chief Scientist	$600,000	$600,000	–%
Vincent Molinaro EVP, Chief Customer Officer	$575,000	$595,000	3.5%
Jonathan Davidson EVP, Juniper Development & Innovation	$600,000	$620,000	3.3%

(1)	On February 22, 2016, Mr. Miller was promoted to his position as EVP, Chief Financial Officer. Mr. Miller’s salary increase is in connection with his promotion.

Executive Annual Incentive Plan

Consistent with our objective of linking a significant portion of our NEOs’ compensation to performance, the Committee established a target annual performance-based incentive opportunity for each NEO, expressed as a percentage of base salary. In setting the amount of the target incentive, the Committee, with input from Semler Brossy, takes into account competitive market data, desired positioning against market, the individual’s role and contribution to performance, and internal equity. The actual payout may be higher or lower than this target incentive amount, based on Company and/or individual performance factors.

For 2016, the target incentive opportunities (expressed as a percentage of base salary) for all NEOs remained consistent with 2015 levels. With respect to the 2016 AIP, a portion of each NEO’s target opportunity under the AIP was awarded in performance shares (“Bonus PSUs”) at the beginning of the AIP performance period, as discussed in further detail below. The target incentive opportunities for our NEOs for 2016 are presented below.

Executive	Annual Salary as of 12/31/2016	Adjusted Base Salary(1)	Target AIP (as % of Base Salary)(2)	Target AIP $ Value(3)
Rami Rahim Chief Executive Officer	$1,000,000	$1,000,000	175%	$1,750,000
Kenneth Miller(4) EVP, Chief Financial Officer	$525,000	$499,755	98%	$487,473
Pradeep Sindhu EVP, Chief Technology Officer and Chief Scientist	$600,000	$600,000	100%	$600,000
Vincent Molinaro EVP, Chief Customer Officer	$595,000	$585,000	100%	$585,000
Jonathan Davidson EVP, Juniper Development & Innovation	$620,000	$610,000	100%	$610,000

(1)	Adjusted base salaries reflect actual salaries earned in 2016.
(2)	In 2016, the Committee awarded a portion of the target incentive opportunity value in Bonus PSUs. The percentages disclosed in this column reflect the target incentive opportunity value as a percentage of base salary prior to adjusting for Bonus PSUs.
(3)	These values reflect the target AIP value prior to adjusting for Bonus PSUs. Actual cash payout is based on the Target AIP (as % of Base Salary), less Target Bonus PSUs value prior to the 1.5x multiplier, as further described below.
(4)	On February 22, 2016, Mr. Miller was promoted to his role as EVP, Chief Financial Officer. His adjusted base salary is prorated for the portion of fiscal year 2016 he served in his new role. His “Target AIP $ Value” is reflective of his prorated base salary and “Target AIP (as % of Base Salary).” In addition, as a result of Ms. Denholm’s resignation, she was not provided with a target incentive opportunity under the 2016 AIP.

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For purposes of the 2016 AIP, a portion of each NEO’s target annual incentive opportunity was to be awarded in Bonus PSUs at the beginning of the AIP performance period, as discussed in more detail below.

Performance Goals under the Executive Annual Incentive Plan

Under the 2016 AIP, our NEOs could earn annual cash incentive payments based on an achievement of pre-established financial and strategic performance components for the year. Payments for each NEO under the 2016 AIP were to be initially funded based on the achievement of a minimum level of corporate revenue equal to $4,000 million, which the Company achieved for fiscal year 2016. Each NEO’s payout under the 2016 AIP funding amount was then determined based on performance against three elements: non-GAAP operating income, financial metrics, and strategic metrics. The Committee believes that linking executive compensation to these elements would incentivize executive focus on achievement of pre-determined financial and strategic goals that would contribute to overall Company performance.

With respect to non-GAAP operating income, a threshold amount of non-GAAP operating income must be achieved to earn any amounts under the AIP (the “Non-GAAP

Operating Income Gate”). If the Non-GAAP Operating Income Gate is achieved, the AIP will then pay out based on the performance against the financial and strategic components, weighted 70% and 30%, respectively, as established by the Committee for the year.

For purposes of the 2016 AIP:

●	The financial component was comprised of corporate revenue and non-GAAP operating margin targets. The Committee believes that both revenue growth and non-GAAP operating margin expansion are critical to stockholder value creation
●	The strategic component was focused on a number of key objectives that the Committee believes contributed to operational and financial results, including customer satisfaction, market share gain, and employee engagement. The Committee evaluates the achievement of each strategic metric on a quantitative scale.

The 2016 AIP design is illustrated below.

2016 AIP Design

*	Non-GAAP Operating Margin and non-GAAP Operating Income are based on GAAP operating income and adjusted to take into account certain items, including, but not limited to, share-based compensation expense and related payroll taxes, amortization of purchased intangible assets, acquisition/divestiture and other charges, payment of (or gains from) legal settlements or legal claims, restructuring charges (benefits), certain one-time gains and losses, and income taxes related to these items.

Assuming achievement of the Non-GAAP Operating Income Gate, the actual amounts payable to individual NEOs under the 2016 AIP depended on the actual level of achievement measured against the pre-established objectives for the financial and strategic components. Maximum bonus pool funding is 200%, and our NEOs could earn anywhere between 0%-200% of their respective target AIP opportunities based on our actual performance, less the portion of the 2016 AIP used to calculate Bonus PSUs, as described below. For 2016, the Committee established target performance goals for revenue and non-GAAP operating margin per the table below. The financial and strategic goals were the same for participants in the 2016 AIP.

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2016 Financial Performance Targets and Achievements

(1)	No payout if the Company’s non-GAAP operating income does not equal or exceed the Non-GAAP Operating Income Gate.
(2)	Non-GAAP Operating Income excludes certain items, primarily share-based compensation expense and related payroll taxes, amortization of purchased intangible assets, acquisition/divestiture and other charges, supplier component remediation charges, certain one-time gains and losses, restructuring charges (benefits), and income taxes related to these items.
(3)	No payout for the financial component if revenue is less than the “Threshold” revenue amount. The actual payout percentage scales linearly between threshold and target and between target and maximum.
(4)	Reflects GAAP revenue for fiscal year 2016.
(5)	Revenue attainment greater than target reduces the decelerator on a sliding scale from 0.9x down to 0.75x at maximum revenue attainment. The decelerator is 0.9x for revenue at target attainment or less.

For 2016, the Non-GAAP Operating Income Gate was attainment of at least $1,166 million in non-GAAP operating income. Our 2016 non-GAAP corporate operating income of $1,167.1 million exceeded the Non-GAAP Operating Income Gate, allowing the AIP to pay out based on attainment of financial and strategic components. Actual 2016 revenue was between Threshold and Target performance levels, while our 2016 non-GAAP operating margin produced a decelerator of 0.90x on the revenue attainment. As a result, the payout for the financial component (weighted at 70% of the overall plan) was 38.6% of target.

For the strategic component of the AIP, the Committee evaluated our actual performance for each strategic objective and determined an overall strategic component score of 121% of target. This score reflects above-target performance for the customer satisfaction and employee engagement objectives, and mixed performance for the market share objectives. As a result, payout for the strategic component (weighted at 30% of the overall plan) was 36.3% of target. The combined payouts for the financial and strategic components was 75% of target.

Bonus PSUs Granted Pursuant to the Executive Annual Incentive Plan

In order to enhance retention of our NEOs and further align the interest of our NEOs with the long-term success of the Company, the Committee awarded approximately 50% of each NEO’s target opportunity under the 2016 AIP in Bonus PSUs at the beginning of the AIP performance period. The Bonus PSUs vest over a two year period (subject to achievement of performance conditions), which is approximately one year longer than the period required to earn the cash portion of the AIP. In connection with the longer vesting period for the Bonus

PSUs, the Committee awarded Bonus PSUs in the amount equal to 1.5 times the approximately 50% target annual incentive opportunity for each applicable NEO. The Bonus PSUs vest only if both (i) the 2016 AIP Operating Income Gate and (ii) the threshold revenue figure under the 2016 AIP, as illustrated in the chart below, are achieved. Upon achievement of the performance criteria, the Bonus PSUs vest in two equal tranches in February 2017 and 2018. The Bonus PSUs are not eligible for any additional performance multipliers.

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2016 Bonus PSUs Design

(1)	Non-GAAP Operating Income excludes certain items, primarily share-based compensation expense and related payroll taxes, amortization of purchased intangible assets, acquisition/divestiture and other charges, supplier component remediation charges, certain one-time gains and losses, restructuring charges (benefits), and income taxes related to these items.
(2)	The revenue attainment for the Company for the Bonus PSUs was $4,956 million, which is based on the Company’s GAAP revenue for 2016, excluding revenue directly associated with products and services attributable to our acquisitions completed in 2016.

As described above, both performance conditions were achieved; accordingly, the Bonus PSUs vest ratably in February 2017 and 2018, subject to continued employment with the Company. The Bonus PSUs awarded to our NEOs are described in the table below.

Executive	Portion of 2016 AIP Used to Calculate Bonus PSUs(1)	Value Multiplier for Two-Year Vest(2)	Number of Bonus PSUs Granted
Rami Rahim Chief Executive Officer	$875,000	1.5x	45,259
Kenneth Miller(3) EVP, Chief Financial Officer	$130,050	1.5x	6,727
Pradeep Sindhu EVP, Chief Technology Officer and Chief Scientist	$300,000	1.5x	15,517
Vincent Molinaro EVP, Chief Customer Officer	$297,500	1.5x	15,388
Jonathan Davidson EVP, Juniper Development & Innovation	$310,000	1.5x	16,034

(1)	Reflects the target annual incentive opportunity value for the Bonus PSU prior to the 1.5x multiplier.
(2)	In connection with the longer vesting period for the Bonus PSUs, the Committee awarded Bonus PSUs in the amount equal to 1.5 times approximately 50% of AIP target opportunity for each applicable NEO.
(3)	Mr. Miller was awarded a Bonus PSU grant in connection with the 2016 AIP on January 15, 2016, prior to his promotion to EVP, Chief Financial Officer. Therefore, the portion of the 2016 AIP delivered in Bonus PSUs reflects 1.5 times approximately 50% of his AIP target opportunity prior to his promotion. In addition, as a result of Ms. Denholm’s resignation, she did not receive a Bonus PSU award.

Executive Annual Incentive Plan Outcomes

Upon completion of the measurement period for 2016, the Committee reviewed the performance of the Company to verify and approve the calculations of the amounts to be paid to NEOs. Excluding Ms. Denholm, who resigned from the Company in July 2016 and did not receive a payout under the 2016 AIP, actual cash payouts to NEOs under the 2016 AIP ranged between 67.5% and 75.0% of the individuals’ target annual incentive for 2016 (less the portion of the 2016 AIP used to calculate Bonus PSUs). In addition, the performance conditions of the Bonus PSUs were achieved.

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The table below summarizes the payments for the NEOs. Payments are expressed as a percentage of their 2016 target incentive and actual payout amount less the portion of the 2016 AIP used to calculate Bonus PSUs.

Executive	Target AIP $ Value(1)	Payout as % of Total Target	Total Payout $(2)	Portion of 2016 AIP Used to Calculate Bonus PSUs(3)	AIP Cash Payout $(4)
Rami Rahim Chief Executive Officer	$1,750,000	75.0%	$1,312,500	$875,000	$437,500
Kenneth Miller(5) EVP, Chief Financial Officer	$487,473	75.0%	$365,605	$130,050	$235,555
Pradeep Sindhu EVP, Chief Technology Officer and Chief Scientist	$600,000	75.0%	$450,000	$300,000	$150,000
Vincent Molinaro EVP, Chief Customer Officer	$585,000	75.0%	$438,750	$297,500	$141,250
Jonathan Davidson EVP, Juniper Development & Innovation	$610,000	67.5%	$411,750	$310,000	$101,750

(1)	These values reflect the target AIP value prior to adjusting for Bonus PSUs.
(2)	Reflects “Target AIP $ Value” multiplied by “Payout as % of Total Target.”
(3)	Reflects the target annual incentive opportunity value for Bonus PSUs, excluding the 1.5x multiplier.
(4)	Reflects “Total Payout $” less “Portion of 2016 AIP Used to Calculate Bonus PSUs.”
(5)	Mr. Miller was awarded Bonus PSUs in connection with the 2016 AIP prior to his promotion to EVP, Chief Financial Officer. Therefore, the portion of the 2016 AIP delivered in Bonus PSUs reflects 1.5 times approximately 50% of his AIP target opportunity prior to his promotion.

Long-Term Equity Incentive Compensation

The Company and the Committee remain focused on aligning the Company’s long-term equity compensation program with stockholder interests. For 2016, the Committee reviewed target equity pay mix and determined to maintain the combination of performance-contingent awards and service-vested awards granted in 2015. In determining the ranges for long-term equity incentives, the Committee sought to allocate the number of long-term equity awards (which does not include the Bonus PSUs described above) granted to our NEOs as follows:

●	Approximately 33% based on achievement of target awarded in the form of PSAs;
●	Approximately 33% based on achievement of target awarded in the form of price-vested RSUs; and
●	Approximately 34% awarded in the form of service-vested RSUs.

The Committee believes this equity mix aligns the executive officers’ compensation opportunities directly with stockholder interests, i.e., stock price appreciation, and also incentivizes our executive officers to continue to drive performance in key financial metrics that support our innovation agenda and that the Committee believes will in the long-term positively impact stockholder value (i.e., revenue and operating income).

The Committee’s policy is to use the 90-day average stock price close over the three-month period at the end of the prior year to convert target equity value to the number of equity awards. For the 2016 equity awards, this three-month average stock price close was $29.60. The Committee believes that using an average stock price mitigates the impact of spot stock price volatility on any given day in converting long-term equity incentive value to the number of shares subject to an award.

In determining the amount of long-term equity incentives to award our NEOs, the Committee reviewed grant values in the Peer Group and the survey data and also took into account the executive’s respective role, grade level, and individual performance.

The Company’s equity compensation programs are intended to align the interests of our executive officers with those of our stockholders by creating an incentive to drive financial performance over time and maximize stockholder value creation. The vehicles used for the equity compensation program, and the rationale for their use, are as follows:

Performance Share Awards

Our ability to successfully offer our products and services in a rapidly evolving market requires us to effectively scale and adjust our business to fluctuating market opportunities and conditions on an annual basis while also remaining focused on long-term success. In this regard, the Committee believes that, by using three concurrent 1-year tranches that cliff-vest over a 3-year period, the Committee can best align the financial objectives for our NEOs with long-term stockholder value creation and the business plans and goals approved by our Board. In general, we calculate the number of PSAs based on the achievement of annual performance targets

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established. Based on the actual achievement against the performance targets, shares are earned, which we refer to as being “banked,” however, these “banked” shares are not vested until the end of the entire three-year performance period.

One-third of the total target PSAs are subject to annual performance targets established by the Committee and the amount of PSAs “banked” for a particular year is based on the achievement of annual performance targets established for that year. With respect to each year’s performance, participants can “bank” between 0% and 200% of the target number of PSAs for that year (i.e., one-third of the total PSAs awarded to a participant) based on the level of achievement against the performance targets for that year. Vesting for the

“banked” shares under a PSA occurs only after the Committee certifies the level of achievement for the third tranche, and any “banked” but unvested shares under a PSA are forfeited if the participant leaves the Company before the vest date.

Given the significant strategic importance to focus on top-line growth in the current market, the Committee determined that a significant focus on revenue and non-GAAP operating margin was appropriate. Accordingly, the Committee, in consultation with Semler Brossy, approved the use of financial performance goals for the 2016 performance period under the PSAs similar to those used in the AIP. The performance targets for 2016 are illustrated below.

2016 Performance Share Awards Design

(1)	Non-GAAP Operating Income and Non-GAAP Operating Margin exclude certain items, primarily share-based compensation expense and related payroll taxes, amortization of purchased intangible assets, acquisition/divestiture and other charges, supplier component remediation charges, certain one-time gains and losses, restructuring charges (benefits), and income taxes related to these items.
(2)	Revenue is based on the Company’s GAAP revenue, and adjusted to exclude revenue from acquisitions or normalize for the loss of revenue from divestitures, in each case that may occur during the year.

For 2016, the Committee changed the performance targets for PSAs compared to 2015 by adding a non-GAAP operating margin decelerator. This decelerator decreases the number of shares that can be “banked” if non-GAAP operating margin falls below a specified threshold. This addition was intended to align the PSA performance targets to those included in the AIP. The Committee believes this change, in combination with maintaining the non-GAAP operating income gate and revenue as the primary financial metric, provides an increased focus on revenue growth in a sustained and reasonable manner. For 2016, the Committee set target performance goals under the PSA at levels which it believed at the time to be difficult but achievable, and set maximum performance goals at a level which it believed to be very difficult to achieve.

The following tables provide the target levels for non-GAAP operating income, non-GAAP revenue, and non-GAAP operating margin goals, our actual achievement, and the number of shares “banked” for the 2016 performance measurement year.

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2016 Non-GAAP Operating Income, Non-GAAP Revenue, and Non-GAAP Operating Margin Achievement

(1)	No shares are earned (i.e., “banked”) if non-GAAP operating income does not exceed the gate.
(2)	Non-GAAP Operating Income and Non-GAAP Operating Margin exclude certain items, primarily share-based compensation expense and related payroll taxes, amortization of purchased intangible assets, acquisition/divestiture and other charges, supplier component remediation charges, certain one-time gains and losses, restructuring charges (benefits), and income taxes related to these items.
(3)	No shares are earned (i.e., “banked”) if revenue is below the Threshold. The payout percentage scales linearly between threshold and target and between target and maximum.
(4)	The revenue attainment for the Company for the PSAs was $4,956 million, which is based on the Company’s GAAP revenue for 2016, excluding revenue directly associated with products and services attributable to our acquisitions completed in 2016.
(5)	Revenue attainment greater than target reduces the decelerator on a sliding scale from 0.9x down to 0.75x at maximum revenue attainment. The decelerator is 0.9x for revenue at target attainment or less.

Details on individual grants can be found in the “Grants of Plan-Based Awards For Fiscal 2016” table in this proxy statement.

Shares Earned for 2016 PSA Goal Achievement

Executive(1)	Award Year of PSAs	Total PSA Target(2)	2016 PSA Target(2)	2016 Performance Achievement (% of Target)	2016 Total PSAs “Banked”	PSAs to Vest in 2017(3)
Rami Rahim Chief Executive Officer	2016	80,828	26,942	50.3%	13,551	-
	2015	104,873	34,958	50.3%	17,583	-
	2014	53,700	17,900	50.3%	9,003	-
	Total	-	79,800	50.3%	40,137	38,573
Ken Miller EVP, Chief Financial Officer	2016	21,183	7,061	50.3%	3,551	-
	2015	-	-	50.3%	-	-
	2014	-	-	50.3%	-	-
	Total	-	7,061	50.3%	3,551	N/A
Pradeep Sindhu EVP, Chief Technology Officer and Chief Scientist	2016	23,937	7,799	50.3%	3,922	-
	2015	31,086	10,362	50.3%	5,212	-
	2014	26,201	8,734	50.3%	4,393	-
	Total	-	26,895	50.3%	13,527	18,820
Vincent Molinaro Chief Customer Officer	2016	23,397	7,799	50.3%	3,922	-
	2015	32,010	10,670	50.3%	5,367	-
	2014	28,989	9,663	50.3%	4,860	-
	Total	-	28,132	50.3%	14,149	20,822
Jonathan Davidson EVP and GM, Juniper Development & Innovation	2016	23,397	7,799	50.3%	3,922	-
	2015	49,995	16,665	50.3%	8,382	-
	2014	-	-	50.3%	-	-
	Total	-	24,464	50.3%	12,304	N/A

(1)	Mr. Miller was not awarded PSAs in 2014 and 2015. Mr. Davidson was not awarded PSAs in 2014.
(2)	The number of shares that can be earned (i.e., “banked”) under the PSAs range from 0-200% of target.
(3)	Shares to vest in 2017 include shares “banked” for the following performance years: 2016, 2015, and 2014. Shares will vest only to the extent the recipient of the PSA remains employed with the Company through the applicable vesting date.

Price-Vested RSUs

To further increase the alignment between our NEOs’ compensation and Company stock price performance, the Committee sought to allocate to the NEOs approximately 33% of target long-term equity value in the form of price-vested RSUs. These price-vested RSUs are designed to provide NEOs an opportunity to build significant ownership when the Company sustains long-term stock price appreciation.

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The 2016 price-vested RSUs are subject to vesting on the condition of sustained increase in the Company’s stock price over a period from 2017 through 2020 as follows:

●	33% of the price-vested RSUs will vest if the average closing market price (average stock price, “ASP”) over 60 trading days equals or exceeds $31.00 between January 1, 2017 and December 31, 2018;
●	67% of the price-vested RSUs (minus any portion of which have previously vested) will vest if ASP equals or exceeds $35.00 between January 1, 2018 and December 31, 2019; and
●	100% of the price-vested RSUs (minus any portion of which have previously vested) will vest if ASP equals or exceeds $39.00 between January 1, 2019 and December 31, 2020.

In determining the stock price targets, the Committee considered a range of internal financial metrics and external market factors, including the long-term performance of the U.S. stock market as represented by the S&P500 Index. The Committee believes these stock price targets represent significant stock price appreciation in comparison to the $24.33 per share closing market price on February 1, 2016, the date the Committee first approved price vested RSUs in 2016.

The following chart depicts the vesting conditions for the price-vested RSUs for the NEOs.

2016 Price-Vested RSUs Design

On January 4, 2016 after market close, the ASP equaled $29.71, resulting in Tranche 1 (33%) of the March 2015 price-vested RSU grants vesting immediately. The table below provides a summary of outstanding price-vested RSU awards for our NEOs in 2016.

Batch Grant Date, Participants	Tranche	Performance Period Start	Performance Period End	ASP(1)	Premium to Grant Date Price(2)	Status as of 12/31/2016	Shares Vested in 2016
March 21, 2014 Mr. Rahim, Dr. Sindhu, and Mr. Molinaro(3)	Tranche 1	1/1/2015	12/31/2016	$29.00	11.7%	Vested	33%
	Tranche 2	1/1/2016	12/31/2017	$32.50	25.2%	N/A	-
	Tranche 3	1/1/2017	12/31/2018	$40.00	54.1%	N/A	-
	Total	-	-	-	-	-	33%
November 21, 2014 Mr. Rahim(4)	Tranche 1	11/1/2015	10/31/2017	$29.00	32.7%	Vested	33%
	Tranche 2	11/1/2016	10/31/2018	$32.50	48.7%	N/A	-
	Tranche 3	11/1/2017	10/31/2019	$40.00	83.1%	N/A	-
	Total	-	-	-	-	-	33%
March 20, 2015 Mr. Rahim, Dr. Sindhu, Mr. Molinaro, and Mr. Davidson(5)	Tranche 1	1/1/2016	12/31/2017	$26.00	9.8%	Vested	33%
	Tranche 2	1/1/2017	12/31/2018	$31.00	30.9%	N/A	-
	Tranche 3	1/1/2018	12/31/2019	$36.00	52.0%	N/A	-
	Total	-	-	-	-	-	33%
February 19, 2016(6) Mr. Rahim, Mr. Miller, Dr. Sindhu, Mr. Molinaro, and Mr. Davidson	Tranche 1	1/1/2017	12/31/2018	$31.00	26.2%	N/A	-
	Tranche 2	1/1/2018	12/31/2019	$35.00	42.5%	N/A	-
	Tranche 3	1/1/2019	12/31/2020	$39.00	58.7%	N/A	-
	Total	-	-	-	-	-	-

(1)	Average closing market price of our common stock over a period of 60 consecutive trading days.
(2)	Premium to Grant Date Price represents the difference between the ASP and grant date price.
(3)	Mr. Miller and Mr. Davidson were not awarded price-vested RSUs in fiscal year 2014.
(4)	Mr. Rahim was awarded price-vested RSUs in November 2014 in connection with his promotion to Chief Executive Officer.
(5)	Mr. Miller was not awarded price-vested RSUs in fiscal year 2015.
(6)	Mr. Miller’s 2016 price-vested RSU grant was awarded on February 22, 2016 in connection with his promotion to EVP, Chief Financial Officer.

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Restricted Stock Units

The Compensation Committee grants RSU awards for retention purposes as they provide payout opportunity to the NEOs only if they remain employed through the applicable vesting dates. The payout opportunity is directly linked with stockholder value and executive efforts over a multi-year timeframe. In 2016, the Compensation Committee granted RSU awards on a programmatic basis, representing approximately 34% of the long-term equity awarded. Generally, the RSUs vest with respect to 34% on the first anniversary of the grant date and with respect to an additional 33% on each of the second and third anniversaries of the grant date, assuming continued service to the Company through each vesting date.

In 2016, Mr. Miller was granted an additional equity award in the form of RSUs in connection with being promoted to Executive Vice President, Chief Financial Officer. The RSUs will vest over a period of three years, subject to Mr. Miller’s continued service to the Company through the applicable vesting dates.

Section 4 – Other Compensation Policies and Information

Benefits and Perquisites

The NEOs are provided the same health and welfare benefits that are available to employees broadly. The Compensation Committee believes that the benefits programs are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain talent.

In addition to receiving Company wide-benefits, NEOs are eligible to participate in the Deferred Compensation Plan and Executive Wellness Program described below.

Deferred Compensation Plan

In June 2008, the Company adopted and implemented a deferred compensation plan for U.S. employees. All NEOs are eligible to participate in the deferred compensation plan. The Company implemented this plan in order to offer benefits that are competitive with companies with which we compete for talent. We believe that this is a standard benefit plan also offered by a number of companies within our Peer Group. This plan allows participants to elect to defer a certain amount of compensation and related taxation on such amounts into one or more investment choices.

The participants are not taxed on the compensation deferred into these investments until distribution of invested funds to the participant at a future date, which may be upon termination of employment with the Company or a designated “in-service” date elected by the participant. The deferred compensation plan is intended to comply with Section 409A of the Code. In 2015, other than Mr. Davidson, none of the NEOs participated in this plan.

Executive Wellness Program

Under the Executive Wellness Program, eligible executives receive additional benefits focused on health care screening and wellness. The total value of this benefit is limited to $10,000 per year for each eligible executive.

The Compensation Committee believes that promoting the health and wellness of its executives results in a number of benefits to the Company, including increased productivity, lower absentee rate and increased organizational stability, among others.

Other Benefits

From time to time, the Company may agree to reimburse employees for relocation costs if the employee’s job responsibilities require him or her to move a significant distance.

Severance Benefits

In addition to compensation designed to reward employees for service and performance, the Compensation Committee has approved severance and change of control provisions for certain employees, including NEOs, as described further below. Our severance and change of control arrangements are designed to be competitive with the pay practices of our Peer Group. The Compensation Committee, with input from its independent compensation advisor, annually reviews the terms and conditions of our severance and change of control arrangements for our executive officers and will make adjustments when and to the extent it deems appropriate.

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Basic Severance

In order to recruit executives to the Company and encourage retention of employees, the Compensation Committee believes it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause, as described in their respective agreements. The Compensation Committee approved severance benefits for several members of senior management, including the NEOs. Under severance agreements with Messrs. Rahim, Miller, Sindhu, Molinaro and Davidson and Ms. Denholm, in the event the employee is terminated involuntarily by Juniper Networks without cause, and provided the employee executes a full release of claims, in a form satisfactory to Juniper Networks, promptly following termination, the employee will be entitled to receive the following severance benefits: (i) an amount equal to 12 months of base salary (for Messrs. Miller, Sindhu, Molinaro and Davidson), 15 months of base salary (for Ms. Denholm), or 16.5 months of base salary (for Mr. Rahim), in each case as in effect immediately prior to the termination, and (ii) $18,000 in lieu of continuation of benefits (whether or not the individual elects COBRA).

In addition, in connection with Ms. Denholm’s promotion on July 19, 2013, the Compensation Committee amended Ms. Denholm’s severance agreement to also provide that (i) severance benefits would become payable in the event that Ms. Denholm terminates her employment for good reason, provided that Ms. Denholm executes a full release of claims, and (ii) her severance benefits would also include the vesting in full, on the last day of Ms. Denholm’s employment, of any portion of her RSU award that was granted to her on July 19, 2013 that has not vested prior to the date of termination. On February 20, 2015, following the expiration of Ms. Denholm’s severance agreement pursuant to its terms, the Compensation Committee authorized the Company to enter into a modified form of its standard form severance agreement with Ms. Denholm, which modifications are consistent with Ms. Denholm’s prior severance agreement as described above. Although Ms. Denholm had entered into a severance agreement with the Company, such agreement terminated upon her resignation in July 2016 and she received no benefits thereunder.

All current severance agreements with our NEOs will expire in January 2019.

The following table describes the potential payments that would have been provided for each of the NEOs (other than Ms. Denholm, as she had resigned from the Company in July 2016 and did not receive any such benefits) upon termination of employment without cause (assuming the change of control benefits discussed below do not apply), as described above, assuming such termination had occurred on December 31, 2016.

Potential Severance Payments for Termination Without Cause

			Value of
	Base Salary	Incentive	Accelerated	Value of
Executive	Component	Component	Equity Awards	Benefits	Total
Rami Rahim	$1,375,000	N/A	N/A	$18,000	$1,393,000
Kenneth Miller	$525,000	N/A	N/A	$18,000	$543,000
Pradeep Sindhu	$600,000	N/A	N/A	$18,000	$618,000
Vincent Molinaro	$595,000	N/A	N/A	$18,000	$613,000
Jonathan Davidson	$620,000	N/A	N/A	$18,000	$638,000

Change of Control Severance

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. To that end, the Compensation Committee recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, following consultation with Semler Brossy, the Compensation Committee approved certain severance benefits for each of our NEOs, as well as for several members of senior management, in the event of certain employment terminations following a change of control. In approving these benefits the Compensation Committee, with input from Semler Brossy, considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies.

All current change of control agreements with our NEOs will expire in January 2018. The Compensation Committee takes into account an executive’s current role and the impact of a transaction on the role before renewing the agreements. Although Ms. Denholm had entered into a

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change of control severance agreement with the Company, such agreement terminated upon her resignation in July 2016 and she received no benefits thereunder.

Provided the executive signs a release of claims and complies with certain post termination non-solicitation and non-competition obligations, all NEOs will receive change of control severance benefits if either (i) the executive is terminated without cause within 12 months following the change of control or (ii) between four and 12 months following a change of control the executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for good reason (both cause and good reason are defined in the agreement).

These change of control severance benefits consist of (i) a cash payment equal to 150% (or 200% in the case of Mr. Rahim) of the executive’s annual base salary and target bonus for the fiscal year in which the change of control or the executive’s termination occurs, whichever is greater, (ii) acceleration of vesting of all of the executive’s then unvested outstanding stock options, stock appreciation rights, performance shares, RSUs and other Company equity compensation awards that vest based on time, and (iii) a lump sum cash payment of $36,000 in lieu of continuation of benefits (whether or not the individual elects COBRA). With respect to equity compensation awards that vest wholly or in part based on factors other than time, such as performance (whether individual or based on external measures such as Company performance, market share, stock price, or otherwise), the change of control severance benefits include acceleration as follows: (i) any portion for which the measurement or performance period or performance measures have been completed and the resulting quantities have been determined or calculated, shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse), and (ii) the remaining portions shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (provided that if there is no “target” level, then such amount shall equal 100% of the equity compensation awards that could vest with respect to that measurement period).

The following table describes the potential payments that would have been provided for each of the NEOs (other than Ms. Denholm, as she had resigned from the Company in July 2016 and did not receive any such benefits) upon termination of employment in connection with a change of control of Juniper Networks, as described above, assuming such termination had occurred on December 31, 2016.

Potential Payments Upon Termination in Connection with a Change of Control

		Incentive
	Base Salary	Compensation	Benefits	Value of
	Severance	Severance	Severance	Accelerated	280G
Name(1)	Component	Component	Component	Equity Awards(2)	Gross-Up	Total
Rami Rahim	$2,000,000	$3,500,000	$36,000	$23,419,401	N/A	$28,955,401
Kenneth Miller	$787,500	$787,500	$36,000	$3,565,762	N/A	$5,176,762
Pradeep Sindhu	$900,000	$900,000	$36,000	$6,246,393	N/A	$8,082,393
Vincent Molinaro	$892,500	$892,500	$36,000	$6,441,725	N/A	$8,262,725
Jonathan Davidson	$930,000	$930,000	$36,000	$7,723,797	N/A	$9,619,797

(1)	All NEOs are subject to a better-after-tax provision whereby Juniper Networks would either pay the NEO (i) the full amount of the NEO’s severance benefits or, alternatively (ii) an amount of certain severance benefits otherwise payable to the NEO such that the severance benefits will not be subject to the tax imposed by Section 4999 of the Code, whichever produces the better after-tax result for the NEO.
(2)	The value of accelerated unvested options, RSUs, price vested RSUs, Bonus PSUs and PSAs are based on a per share price of $28.26, which was the closing price as reported on December 31, 2016. With respect to PSAs, the equity value is calculated based on the sum of (i) earned, but unvested shares, and (ii) target unearned and unvested shares.

Equity Award Granting Policy

The Board has approved a policy for granting RSUs and other equity awards. Pursuant to the policy, new hire and ad hoc promotional and adjustment grants to non-Section 16 officers are to be granted monthly, which generally occurs on the third Friday of each month, except as discussed below. All approvals of RSU grants and other equity awards by the Board, the Stock Committee, or the Compensation Committee (or a subcommittee thereof) are made at a meeting, which may be either in-person or telephonic, and not by unanimous written consent, except that this requirement shall not apply to Board actions as to which the granting of equity awards is incidental to the primary Board action. Annual performance grants to non-Section 16 officers are scheduled to occur on the same date as a monthly grant and are generally approved by the Stock Committee in the manner described above. Grants in connection with acquisitions shall, unless a date is specified in the acquisition agreement, occur to the extent practical on a date on which equity awards to Company employees are made by the Stock Committee. Annual equity awards

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to Section 16 officers are generally scheduled to be approved at a meeting of the Compensation Committee, or a subcommittee thereof, in the first quarter after the fourth fiscal quarter earnings announcement. The annual grants to Section 16 officers are also generally scheduled to be effective on the third Friday of the month if the meeting approving such grants occurs on or before such date. Notwithstanding the foregoing, if the Company is advised by outside counsel that the granting of equity awards on a particular date or to particular recipients, or prior to the disclosure of certain non-public information, could reasonably be deemed to be a violation of applicable laws or regulations, such grants may be delayed until such time as the granting of those awards would be not reasonably expected to constitute a violation. If making a particular monthly grant would cause the Company to exceed any granting limitation imposed by the Board or Compensation Committee (such as an annual limit), the monthly grant shall be delayed until the first subsequent month in which the limitation would not be exceeded. If the making of a grant would cause the Company to violate the terms of any agreement approved by the Board or one of its committees, such grant shall be delayed until it would not violate such agreement. The exercise price of stock options granted will be the closing market price on the date of grant. The Company intends to grant RSUs and other equity awards in accordance with the foregoing policy without regard to the timing of the release of material non-public information, such as a positive or negative earnings announcement.

Equity Ownership Guidelines

The Company has adopted stock ownership guidelines to further align the interests of the Company’s NEOs, certain former NEOs and non-employee directors with the interests of its stockholders and promote the Company’s commitment to sound corporate governance. Please see the “Executive Officer and Director Stock Ownership Guidelines” section of this proxy statement for more information.

Insider Trading Policy

The Company’s Insider Trading Policy prohibits all employees and directors from short-selling transactions, hedging transactions, borrowing against the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans.

No 280G Excise Tax Gross Ups

The Company has no executive officer contracts providing for excise tax gross ups.

Repayment of Certain Bonus and Incentive Payments

In November 2015, the Board adopted a recoupment policy requiring the Company to seek repayment of certain incentive-based compensation, including both cash and equity compensation, from our executive officers, including our NEOs, in the event the Company is required to prepare an accounting restatement on an annual financial statement included in an Annual Report on Form 10-K due to the material noncompliance of the Company with any financial reporting requirements. In such event, if the Compensation Committee determines that (i) the amount of any incentive-based compensation that is earned, vested or received by an executive officer exceeds the amount of incentive-based compensation that would have been earned, vested or received by such executive officer had such incentive-based compensation been determined based on the restated financial results (we refer to the excess amount as the “erroneously awarded compensation”), and (ii) such executive officer engaged in fraud, intentional misconduct or intentional illegal conduct which, or such executive officer’s gross negligence, materially contributed to the need for such an accounting restatement, then the Compensation Committee will seek to recover for the benefit of the Company the erroneously awarded compensation.

Notwithstanding the foregoing, the Compensation Committee will seek recovery only for erroneously awarded compensation earned, vested or received by an executive officer during the fiscal year in which the Company is required to prepare an accounting restatement and the three completed fiscal years (or any transition period that results from a change in the fiscal year of the Company within or immediately following such three completed fiscal years) preceding the date or dates that the Company is required to prepare an accounting restatement. The Compensation Committee may also, in its good faith judgment, determine not to seek recovery of any erroneously awarded compensation to the extent the Compensation Committee determines (i) that to do so would be unreasonable or (ii) that it would be better for the Company not to do so.

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation program is a relevant consideration in their design. However, the Company and the Compensation Committee (and the Subcommittee) have placed a higher priority on structuring flexible compensation programs to promote the recruitment, retention and performance of Section 16 officers than

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on maximizing tax deductibility. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that Juniper Networks may deduct in any one year with respect to certain executive officers. The Compensation Committee and the Subcommittee have the ability through the use of the 2015 Plan and the Performance Bonus Plan to grant awards that qualify as “performance-based compensation” exempt from that $1,000,000 limitation but, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible, and has in the past and will in the future make grants of compensation that do not qualify to be exempt from the $1,000,000 limitation when it believes that it is appropriate to meet its compensation objectives. Because of the fact-based nature of the performance-based compensation exception under Section 162(m) of the Code and the limited availability of binding guidance thereunder, the Company cannot guarantee that the awards under the AIP (including the Bonus PSUs), the PSAs and/or price vested RSUs will qualify for exemption under Section 162(m) of the Code.

The Company intends for all executive officer arrangements to be structured in a manner that does not result in any additional taxation under Section 409A of the Code; however, the Company cannot guarantee this result.

Compensation Risk Assessment

The Compensation Committee annually oversees the performance of a risk assessment of our compensation programs. In 2016, the Compensation Committee, in consultation with Semler Brossy, reviewed the Company’s compensation policies and practices and determined that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

THE COMPENSATION COMMITTEE

Gary Daichendt (Chair)
James Dolce
William R. Stensrud

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, the Compensation Committee consisted of Messrs. Daichendt, Dolce and Stensrud. Mr. Daichendt is the chair of the Compensation Committee. Mr. Dolce was previously an officer of the Company from 2002 to 2006. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as our director or a member of our Compensation Committee.

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Summary Compensation Table

The following table discloses compensation earned in fiscal year 2016 by our named executive officers, or NEOs, which include (a) our Chief Executive Officer, (b) our Chief Financial Officer, (c) our former Chief Financial Officer who resigned in 2016, and (d) our three other most highly paid executive officers as of December 31, 2016. To the extent a 2016 NEO served as an NEO in 2015 or 2014, we have included their compensation for such prior year(s) in the table below as well.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Non Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Rami Rahim Chief Executive Officer	2016	$1,000,000	–	$6,099,403	(3)	$437,500	$7,110	(6)	$7,544,013
	2015	$1,000,000	–	$7,395,346	(4)	$1,006,250	$20,007	(7)	$9,421,603
	2014	$773,958	–	$6,160,532	(5)	$969,655	$6,390	(6)	$7,910,535
Kenneth Miller Executive Vice President, Chief Financial Officer	2016	$499,755	–	$1,578,619	(3)	$235,555	$7,018	(6)	$2,320,947

Robyn Denholm Former Executive Vice President, Chief Financial and Operations Officer	2016	$437,500	–	$719,471	(3)	$–	$9,461	(8)	$1,166,432
	2015	$750,000	–	$3,671,950	(4)	$646,763	$16,346	(9)	$5,085,059
	2014	$750,000	–	$3,377,857	(5)	$909,000	$10,703	(8)	$5,047,560
Pradeep Sindhu Executive Vice President, Chief Technology Officer	2016	$600,000	$4,400	$1,911,645	(3)	$150,000	$14,724	(6)	$2,680,769
	2015	$600,000	$4,800	$2,560,956	(4)	$344,940	$14,724	(6)	$3,525,420
	2014	$600,000	$10,500	$2,123,446	(5)	$484,800	$14,565	(10)	$3,233,311
Vincent Molinaro Executive Vice President, Chief Customer Officer	2016	$585,000	–	$1,937,318	(3)	$141,250	$13,127	(11)	$2,676,695
	2015	$575,000	–	$2,306,410	(4)	$330,568	$10,823	(12)	$3,222,801
	2014	$562,500	–	$1,788,735	(5)	$454,500	$14,376	(11)	$2,820,111
Jonathan Davidson Executive Vice President and General Manager, Juniper Development and Innovation	2016	$610,000	–	$1,867,496	(3)	$101,750	$6,912	(10)	$2,586,158
	2015	$595,833	–	$3,485,327	(4)	$390,461	$12,682	(13)	$4,484,303

(1)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown represent an aggregate grant date fair value of stock-related awards in each fiscal year computed in accordance with ASC Topic 718, including the target shares issuable for PSAs in 2014, 2015 and 2016, Bonus PSUs, and service and price-vested RSUs. The assumptions used in the calculation of these amounts are set forth under Note 12, Employee Benefit Plans of the Notes to Consolidated Financial Statements included in Juniper Networks Annual Report on Form 10-K for 2016 filed with the SEC on February 24, 2017.
(2)	Amounts reflect cash bonuses earned in 2016, 2015, and 2014, as applicable, but paid in 2017, 2016 and 2015, respectively, under the Executive Annual Incentive Plan for fiscal year 2016, 2015 and 2014, respectively.
(3)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2016 at target achievement. The aggregate grant date fair values of the maximum number of shares issuable for such performance shares are: $3,710,654 (Mr. Rahim), $331,302 (Mr. Miller), $1,438,943 (Ms. Denholm), $1,250,618 (Mr. Sindhu), $1,308,138 (Mr. Molinaro) and $1,137,576 (Mr. Davidson).
(4)	The amount shown includes an aggregate grant date fair value of the shares issuable for performance share awards granted in 2015 at target achievement. The aggregate grant date fair values of the maximum number of shares issuable for such performance shares are: $3,838,903 (Mr. Rahim), $2,269,090 (Ms. Denholm), $1,741,336 (Dr. Sindhu), $1,202,535 (Mr. Molinaro), and $1,054,039 (Mr. Davidson).
(5)	The amount shown include an aggregate grant date fair value of the shares issuable for performance share awards granted in 2014 at target achievement. The aggregate grant date fair values of the maximum number of shares issuable for such performance shares are: $2,581,119 (Mr. Rahim), $2,598,638 (Ms. Denholm), $2,182,298 (Dr. Sindhu), and $1,207,546 (Mr. Molinaro).
(6)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums and matching contributions paid under the Company’s 401(k) plan.
(7)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums and matching contributions paid under the Company’s 401(k) plan, costs borne by the Company associated with a guest attending a sales conference and $6,566 reimbursed for legal expenses.
(8)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums, matching contributions paid under the Company’s 401(k) plan and a taxable gift from the Company.
(9)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums, costs borne by the Company associated with a guest attending a sales conference and matching contributions paid under the Company’s 401(k) plan.
(10)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums, matching contributions paid under the Company’s 401(k) plan and a taxable gift from the Company.
(11)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums, matching contributions paid under the Company’s 401(k) plan, a taxable gift from the Company and costs borne by the Company associated with a guest attending a sales conference.
(12)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums, and matching contributions paid under the Company’s 401(k) plan.
(13)	Amount consists of costs related to the standard employee benefit portion paid by the Company for life insurance premiums, matching contributions paid under the Company’s 401(k) plan, a taxable gift from the Company and costs borne by the Company associated with a guest attending a sales conference.

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Non-Qualified Deferred Compensation

We adopted a non-qualified deferred compensation (the “NQDC”) plan in 2008, which is an unfunded and unsecured deferred compensation arrangement. Under the NQDC plan, eligible employees, including each of the NEOs, may elect to defer a portion of their compensation and contribute such amounts to one or more investment funds. Amounts deferred under the NQDC plan are deemed invested in the investment funds selected by the participant. We do not contribute to the NQDC plan on behalf of its participants, or match the deferrals made by participants. Accordingly, amounts payable under the NQDC plan generally are entirely determined by participant contributions and fund elections.

Employee participants in the NQDC plan may elect to contribute 1% to 50% of their base salary and 1% to 100% of other specified compensation, including commissions and bonuses. Generally, participants may elect the payment of benefits to begin on a specified date or upon termination of employment. Payment of cash deferrals may be made in the form of a lump sum or annual installments, subject to certain requirements. All distributions are made in cash.

Other than Mr. Davidson, no other NEO participated in, or had an accrued balance under, the NQDC plan in fiscal year 2016. The following table sets forth information concerning contributions, earnings, and withdrawals/distributions during 2016 under the NQDC plan for each of our NEOs:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Rami Rahim	–	–	–	–	–
Kenneth Miller	–	–	–	–	–
Robyn M. Denholm	–	–	–	–	–
Pradeep Sindhu	–	–	–	–	–
Vincent Molinaro	–	–	–	–	–
Jonathan Davidson	–	–	$1,665	–	$67,687

(1)	None of the earnings in this column are included in the Summary Compensation Table because they are not preferential or above market.
(2)	This column includes all amounts in the NQDC plan for the applicable NEOs. The following amount was reported as compensation to Mr. Davidson in our summary compensation tables for the prior fiscal year: $19,189.

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Grants of Plan-Based Awards for Fiscal 2016

The following table shows all plan-based awards granted to our NEOs during 2016. As a result of Ms. Denholm’s announcement in January 2016 that she intended to resign from the Company, Ms. Denholm was not awarded any non-equity incentive plan awards or equity awards in 2016.

										All Other	Grant
										Stock	Date Fair
										Awards:	Value of
										Number of	Stock
				Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	and
			Approval	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Option
Name	Type of Award	Grant Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Awards(4)
Rami Rahim	AIP	–		$–	$875,000	$2,625,000
	RSUs	2/19/2016	2/2/2016							83,277	$1,973,665
	Price Vested RSUs	2/19/2016	2/2/2016				–	80,828	–		$1,187,363
	PSAs	2/19/2016	2/2/2016				–	26,942	53,884		$626,402
	Bonus PSUs	2/19/2016	2/2/2016				–	45,259	–		$1,083,048
Kenneth Miller	AIP	–		$–	$357,423	$844,896
	RSUs	2/22/2016	1/24/2016							17,000	$406,470
	RSUs	2/22/2016	2/1/2016							21,824	$521,812
	Price Vested RSUs	2/22/2016	2/1/2016				–	21,183	–		$315,839
	PSAs	2/22/2016	2/1/2016				–	7,061	14,122		$165,651
	Bonus PSUs	1/15/2016	1/13/2016				–	6,727	–		$168,848
Pradeep Sindhu	AIP	–		$–	$300,000	$900,000
	RSUs	2/19/2016	2/2/2016							24,106	$571,312
	Price Vested RSUs	2/19/2016	2/2/2016				–	23,397	–		$343,702
	PSAs	2/19/2016	2/2/2016				–	7,799	15,598		$181,327
	Bonus PSUs	2/19/2016	2/2/2016				–	15,517	–		$371,322
Vincent Molinaro	AIP	–		$–	$287,500	$872,500
	RSUs	2/19/2016	2/1/2016							24,106	$571,312
	Price Vested RSUs	2/19/2016	2/1/2016				–	23,397	–		$343,702
	PSAs	2/19/2016	2/1/2016				–	7,799	15,598		$181,327
	Bonus PSUs	2/19/2016	2/1/2016				–	15,388	–		$368,235
Jonathan Davidson	AIP	–		$–	$300,000	$910,000
	RSUs	2/19/2016	2/1/2016							24,106	$571,312
	Price Vested RSUs	2/19/2016	2/1/2016				–	23,397	–		$343,702
	PSAs	2/19/2016	2/1/2016				–	7,799	15,598		$181,327
	Bonus PSUs	2/19/2016	2/1/2016				–	16,034	–		$383,694

(1)	Amounts reflect potential cash bonuses payable under the Company’s 2016 Executive Annual Incentive Plan described in “Compensation Discussion and Analysis” above. Actual payment amounts pursuant to the 2016 Executive Annual Incentive Plan for each of the NEOs are included in the Summary Compensation Table.
(2)	Amounts reflect performance share awards granted in 2016 under the Company’s 2015 Equity Incentive Plan, or the 2015 Plan, in accordance with the Company’s PSAs, price vested RSUs and Bonus PSUs, as described in “Compensation Discussion and Analysis” above.
(3)	Each service-based RSU award listed in this column was granted under the 2015 Plan, as described in “Compensation Discussion and Analysis” above.
(4)	Represents an aggregate grant date fair value of stock-related grants in fiscal 2016 computed in accordance with ASC Topic 718 including the target number of shares issuable for PSAs in 2016, Bonus PSUs and service and price-vested RSUs. Excludes the grant date fair value for the fiscal 2015 and fiscal 2014 PSAs because such PSAs were not awarded in fiscal 2016. The amounts included in the “Stock Award” column of the Summary Compensation Table for fiscal 2016 related to the PSAs awarded in fiscal 2015 and 2014 in aggregate are as follows: $1,228,925 for Mr. Rahim, $0 for Mr. Miller, $719,471 for Ms. Denholm, $443,982 for Dr. Sindhu, $472,742 for Mr. Molinaro and $387,461 for Mr. Davidson.

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Outstanding Equity Awards at Fiscal 2016 Year-End

The following table shows all outstanding equity awards held by our NEOs at December 31, 2016. As a result of Ms. Denholm’s resignation in July 2016, Ms. Denholm did not have any equity awards outstanding as at December 31, 2016.

	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	54,000	0	(3)		$29.89	3/19/2017
	51,868	0	(4)		$40.26	3/18/2018
							29,570	(12)	$835,648	9,003	(12)	$254,425
							39,092	(13)	$1,104,740	139,832	(13)	$3,951,652
							0	(14)	$0	161,656	(14)	$4,568,399
							–	(15)	–	31,250	(15)	$883,125
Rami Rahim							–	(16)	–	45,259	(16)	$1,279,019
							–	(17)	–	154,953	(17)	$4,378,972
							–	(18)	–	35,979	(18)	$1,016,767
							–	(19)	–	70,265	(19)	$1,985,689
							–	(20)	–	80,828	(20)	$2,284,199
							18,282	(21)	$516,649
							71,313	(22)	$2,015,305
							83,277	(23)	$2,353,408
	12,500	0	(5)		$34.73	11/19/2017
	3,114	0	(3)		$29.89	3/19/2017
	12,300	0	(4)		$40.29	3/18/2018
							0	(24)	$0	42,366	(24)	$1,197,263
							–	(25)	–	4,554	(25)	$128,696
							–	(26)	–	6,727	(26)	$190,105
Kenneth Miller							–	(27)	–	21,183	(27)	$598,632
							6,180	(28)	$174,647
							17,000	(29)	$480,420
							5,775	(30)	$163,202
							21,751	(22)	$614,683
							21,824	(29)	$616,746
	100,000	0	(6)		$27.44	2/19/2017
	89,900	0	(7)		$44.00	2/18/2018
	90,000	0	(8)		$24.20	2/17/2019
							14,427	(12)	$407,707	4,393	(12)	$124,146
							11,587	(13)	$327,449	41,448	(13)	$1,171,320
							0	(14)	$0	46,794	(14)	$1,322,398
Pradeep Sindhu							–	(15)	–	10,715	(15)	$302,806
							–	(16)	–	15,517	(16)	$438,510
							–	(18)	–	17,555	(18)	$496,104
							–	(19)	–	20,828	(19)	$588,599
							–	(20)	–	23,397	(20)	$661,199
							8,908	(21)	$251,740
							21,138	(22)	$597,360
							24,106	(23)	$681,236

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	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	44,789	0	(3)		$29.89	3/19/2017
	51,868	0	(4)		$40.26	3/18/2018
	5,730	0	(9)		$21.43	3/16/2019
							15,962	(12)	$451,086	4,860	(12)	$137,344
							11,932	(13)	$337,198	42,680	(13)	$1,206,137
							0	(14)	$0	46,794	(14)	$1,322,398
							—	(15)	–	10,268	(15)	$290,174
Vincent Molinaro							—	(16)	–	15,388	(16)	$434,865
							—	(18)	–	19,423	(18)	$548,894
							—	(19)	–	21,447	(19)	$606,092
							—	(20)	–	23,397	(20)	$661,199
							9,856	(21)	$278,531
							21,766	(22)	$651,107
							24,106	(23)	$681,236
	16,300	0	(10)		$31.21	4/16/2017
	12,304	0	(4)		$40.26	3/18/2018
	46,500	0	(11)		$18.45	8/17/2019
							18,636	(13)	$526,653	66,660	(13)	$1,883,812
							0	(14)	$0	46,794	(14)	$1,322,398
							–	(15)	–	8,929	(25)	$252,334
Jonathan Davidson							–	(16)	–	16,034	(16)	$453,121
							–	(19)	–	33,497	(19)	$946,625
							–	(20)	–	23,397	(20)	$661,199
							6,180	(28)	$174,647
							18,810	(30)	$531,571
							33,000	(31)	$932,580
							33,996	(22)	$960,727
							24,106	(23)	$681,236

(1)	The number of shares and the payout value for the performance share awards set forth in the table reflect the maximum payout under such awards.
(2)	The closing price of Juniper common stock on 12/31/2016 was $28.26.
(3)	The option was granted on 3/19/2010. The shares became exercisable as to 25% of the shares on 3/19/11 and vest monthly thereafter. They were fully vested on 3/19/2014.
(4)	The option was granted on 3/18/2011. The shares become exercisable as to 25% of the shares on 3/18/2012 and vest monthly thereafter. They were fully vested on 3/18/2015.
(5)	The option was granted on 11/19/2010. The shares became exercisable as to 25% of the shares on 11/19/11 and vest monthly thereafter. They were fully vested on 11/19/2014.
(6)	The option was granted on 2/19/2010. The shares become exercisable as to 25% of the shares on 2/19/2011 and vest monthly thereafter. They were fully vested on 2/19/2014.
(7)	The option was granted on 2/18/2011. The shares become exercisable as to 25% of the shares on 2/18/2012 and vest monthly thereafter. They were fully vested on 2/18/2015.
(8)	The option was granted on 2/17/2012. The shares become exercisable as to 25% of the shares on 2/17/13 and vest monthly thereafter and were fully vested on 2/17/16.
(9)	The option was granted on 3/16/2012. The shares become exercisable as to 25% of the shares on 3/16/13 and vest monthly thereafter and were fully vested on 3/16/16.
(10)	The option was granted on 4/16/2010. The shares became exercisable as to 25% of the shares on 4/16/11 and vest monthly thereafter. They were fully vested on 4/16/2014.
(11)	The option was granted on 8/17/2012. The shares become exercisable as to 25% of the shares on 8/17/2013 and vest monthly thereafter. They were fully vested on 8/17/2016.
(12)	The PSA was granted on 3/21/2014. The award vests in the first quarter of 2017 after the Compensation Committee (or a subcommittee) has certified achievement of the performance goals, subject to continuous service through the vesting date. The number of shares that are ultimately received under the award depends on the achievement of performance objectives for fiscal years 2014, 2015 and 2016. The number of unearned PSAs reflect the actual shares that were earned under such award following the Subcommittee certifying achievement of the performance goals in February 2017.

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Executive Compensation

(13)	The PSA was granted on 3/20/2015. The award vests in the first quarter of 2018 after the Compensation Committee (or a subcommittee) has certified achievement of the performance goals, subject to continuous service through the vesting date. The number of shares that are ultimately received under the award depends on the achievement of performance objectives for fiscal years 2015, 2016 and 2017. The number of unearned PSAs reflect the maximum shares that may be earned under such award.
(14)	The PSA was granted on 2/19/2016. The award vests in the first quarter of 2019 after the Compensation Committee (or a subcommittee) has certified achievement of the performance goals, subject to continuous service through the vesting date. The number of shares that are ultimately received under the award depends on the achievement of performance objectives for fiscal years 2016, 2017 and 2018. The number of unearned PSAs reflect the maximum shares that may be earned under such award.
(15)	The Bonus PSU was granted on 3/20/2015. The award vests 50% on 2/1/2016 and 50% on 2/1/2017, subject to continuous service through the applicable vesting date, if performance objectives for FY2015 are achieved.
(16)	The Bonus PSU was granted on 2/19/2016. The award vests 50% on 2/19/2017 and 50% on 2/19/2018, subject to continuous service through the applicable vesting date, if performance objectives for FY2016 are achieved.
(17)	The price vested RSU was granted on 11/21/2014. The exact number of shares issuable will be determined during a 4-year period commencing on 11/1/2015, and subject to (i) the average closing market price of the Company’s common stock being equal to or exceeding specific stock prices measured over a period of 60 consecutive trading days and (ii) continuous service through the applicable vesting date.
(18)	The price vested RSU was granted on 3/21/2014. The exact number of shares issuable will be determined during a 4-year period commencing on 1/1/2015, and subject to (i) the average closing market price of the Company’s common stock being equal to or exceeding specific stock prices measured over a period of 60 consecutive trading days and (ii) continuous service through the applicable vesting date.
(19)	The price vested RSU was granted on 3/20/2015. The exact number of shares issuable will be determined during a 4-year period commencing on 1/1/2016, and subject to (i) the average closing market price of the Company’s common stock being equal to or exceeding specific stock prices measured over a period of 60 consecutive trading days and (ii) continuous service through the applicable vesting date.
(20)	The price vested RSU was granted on 2/19/2016. The exact number of shares issuable will be determined during a 4-year period commencing on 1/1/2017, and subject to (i) the average closing market price of the Company’s common stock being equal to or exceeding specific stock prices measured over a period of 60 consecutive trading days and (ii) continuous service through the applicable vesting date.
(21)	The RSU was granted on 3/21/2014. The RSU vests 34% on the one year anniversary and 33% on the two year and three year anniversary of the grant date, subject to continuous service through the applicable vesting date.
(22)	The RSU was granted on 3/20/2015. The RSU vests 34% on the one year anniversary and 33% on the two year and three year anniversary of the grant date, subject to continuous service through the applicable vesting date.
(23)	The RSU was granted on 2/19/2016. The RSU vests 34% on the one year anniversary and 33% on the two year and three year anniversary of the grant date, subject to continuous service through the applicable vesting date.
(24)	The PSA was granted on 2/22/2016. The award vests in the first quarter of 2019 after the Compensation Committee (or a subcommittee) has certified achievement of the performance goals, subject to continuous service through the applicable vesting date. The number of shares that are ultimately received under the award depends on the achievement of performance objectives for fiscal years 2016, 2017 and 2018. The number of unearned PSAs reflect the maximum shares that may be earned under such award.
(25)	The Bonus PSU was granted on 12/29/2014. The award vests 50% on 2/1/2016 and 50% on 2/1/2017, subject to continuous service through the applicable vesting date, if performance objectives for FY2015 are achieved.
(26)	The Bonus PSU was granted on 1/15/2016. The award vests 50% on 2/19/2017 and 50% on 2/19/2018, subject to continuous service through the applicable vesting date, if performance objectives for FY2016 are achieved.
(27)	The price vested RSU was granted on 2/22/2016. The exact number of shares issuable will be determined during a 4-year period commencing on 1/1/2017, and subject to (i) the average closing market price of the Company’s common stock being equal to or exceeding specific stock prices measured over a period of 60 consecutive trading days and (ii) continuous service through the applicable vesting date.
(28)	The RSU was granted on 8/15/2014. The RSU vests 34% on the one year anniversary and 33% on the two year and three year anniversary of the grant date, subject to continuous service through the applicable vesting date.
(29)	The RSU was granted on 2/22/2016. The RSU vests 34% on the one year anniversary and 33% on the two year and three year anniversary of the grant date, subject to continuous service through the applicable vesting date.
(30)	The RSU was granted on 6/20/2014. The RSU vests 34% on the one year anniversary and 33% on the two year and three year anniversary of the grant date, subject to continuous service through the applicable vesting date.
(31)	The RSU was granted on 1/16/2015. The RSU vests 34% on the one year anniversary and 33% on the two year and three year anniversary of the grant date, subject to continuous service through the applicable vesting date.

Option Exercises and Stock Vested For Fiscal 2016

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our NEOs during 2016.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise(1)	Vesting	Vesting(2)
Rami Rahim	17,500	$140,525	286,577	$7,079,069
Kenneth Miller	–	–	33,655	$841,472
Robyn M. Denholm	90,000	$31,500	168,493	$4,112,351
Pradeep Sindhu	86,000	$794,640	147,120	$3,540,233
Vincent Molinaro	–	–	106,719	$2,630,086
Jonathan Davidson	–	–	134,844	$3,367,095

(1)	The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the closing price of Juniper Networks’ common stock on the date of exercise, multiplied by (ii) the number of shares underlying the option exercised.
(2)	The value realized upon vesting of RSUs, price vested RSUs, PSAs and Bonus PSUs is calculated by multiplying the number of shares vested by the closing price of Juniper Networks’ common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of Juniper Networks’ common stock on the immediately preceding trading day).

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Compensation Consultant Fee Disclosure

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In addition, the Compensation Committee is free to replace its compensation advisors or retain additional advisors at any time.

During 2016, the Compensation Committee engaged Semler Brossy as its own advisor to provide analysis, advice and guidance to the Compensation Committee on executive compensation. Semler Brossy is an independent compensation advisor and has no other business than advising boards and management teams on executive compensation issues. Semler Brossy reported to the Compensation Committee and received its instructions from the Compensation Committee. As the Compensation Committee’s consultant, Semler Brossy made recommendations directly to the Compensation Committee, attended most Compensation Committee meetings in person or by phone, and attended portions of the Compensation Committee’s executive sessions without the involvement of management as required by the Compensation Committee and in order to support the Compensation Committee’s independent decision-making.

In advising the Compensation Committee, it was necessary for the consultant advisor to interact with management to gather information and support the Compensation Committee in an effective manner, but the Compensation Committee has adopted protocols that require the approval of the Compensation Committee or its chairperson for such interactions. These protocols are included in Semler Brossy’s engagement letter. The Compensation Committee also determines the appropriate forum for receiving consultant recommendations. Where the Compensation Committee deems appropriate, management invitees are present to provide context for the recommendations. This approach protects the Compensation Committee’s ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive pay at the Company.

Semler Brossy performed the following services related to executive compensation at the request of the Compensation Committee in 2016:

●	Advised on 2016 target award levels within the annual and long-term incentive programs for executive officers;
●	Advised the Compensation Committee in determining pay actions for the Chief Executive Officer in February 2016;
●	Advised the Compensation Committee in determining pay actions for the Company’s new Chief Financial Officer in February 2016;
●	Assessed and recommended revisions to the Company’s market reference groups for collecting competitive pay data;
●	Evaluated the competitive positioning of the Company’s executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our market reference groups (used in our evaluation of 2016 pay actions);
●	Provided advice on the design of the Company’s 2016 annual and long-term incentive plans;
●	Supported the Compensation Committee in its review of the use and review of the Company’s severance and change in control agreements;
●	Assessed the competitiveness of the Company’s compensation practices for non-employee directors;
●	Provided advice on the Company’s overall equity plan run rate relative to its market peers;
●	Reviewed and provided input on our Compensation Discussion and Analysis and Compensation Risk Assessment process;
●	Provided input into the evaluation process by the Board of our Chief Executive Officer; and
●	Provided regular, ongoing updates on regulatory and market developments related to executive pay.

Semler Brossy does not provide any other services to the Company and, therefore received no fees for additional services.

Independence Disclosure

The Compensation Committee considered Semler Brossy’s independence in light of the SEC rules and NYSE listing standards. At the Compensation Committee’s request, Semler Brossy provided information addressing the independence of the individual compensation advisor and consulting firm, including the following factors: (1) any other services provided by the consulting firm to the Company; (2) fees paid by the Company as a percentage of the consulting firm’s total revenue; (3) policies and procedures adopted by the consulting firm to prevent conflicts of interest; (4) any business or personal relationships between the individual compensation advisor and a member of the Compensation Committee; (5) any Company stock owned by the individual compensation advisor; and (6) any business or personal relationships between our executive officers and the individual compensation advisor or consulting firm. The Compensation Committee assessed these factors and concluded that Semler Brossy was independent under the SEC rules and NYSE listing standards.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2016 about our common stock that may be issued under the Company’s prior and existing equity compensation plans, including option plans and employee stock purchase plans. The table does not include information with respect to shares subject to outstanding options assumed by the Company in connection with acquisitions of the companies that originally granted those options.

Number of
Securities to be
	Issued Upon		Weighted-		Number of Securities
	Exercise of		Average		Remaining Available for
	Outstanding		Exercise		Future Issuance Under
	Options,		Price of		Equity Compensation Plans
	Warrants		Outstanding		(Excluding Securities Reflected
Plan Category	and Rights		Options		in the First Column)
Equity compensation plans approved by security holders(1)	19,262,939	(2)	$33.43	(3)	27,381,957	(4)
Equity compensation plans not approved by security holders	–		–		–
Total(5)	19,262,939		$33.43		27,381,957

(1)	Includes the 2015 Plan, the 2006 Plan, and the 2008 Employee Stock Purchase Plan, or the 2008 Purchase Plan. Effective May 19, 2015, additional equity awards under the 2006 Plan have been discontinued. Remaining authorized shares under the 2006 Plan that were not subject to outstanding awards as of May 19, 2015 were cancelled on May 19, 2015. The 2006 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 19, 2015.
(2)	Includes 17,184,133 shares subject to RSUs and performance share awards outstanding as of December 31, 2016 that were issued under the 2006 Plan and 2015 Plan. Excludes purchase rights granted under the 2008 Purchase Plan, which had a remaining stockholder-approved reserve of 4,939,643 shares as of December 31, 2016.
(3)	RSUs and performance share awards, which do not have an exercise price, as well as purchase rights accruing under the 2008 Purchase Plan, are excluded in the calculation of weighted-average exercise price.
(4)	As of December 31, 2016, an aggregate of (i) 22,442,314 shares of common stock were available for issuance under the 2015 Plan and (ii) 4,939,643 shares of common stock were available for issuance under the 2008 Purchase Plan, including 1,490,952 shares that were purchased during the offering period under the 2008 Purchase Plan commencing on August 1, 2016 and ending on January 31, 2017. Under the terms of the 2015 Plan, any shares subject to outstanding awards under the 2006 Plan and 1996 Plan that were outstanding on May 19, 2015, and that subsequently expire, are cancelled or otherwise terminate, up to a maximum of an additional 29,000,000 shares, will become available for issuance under the 2015 Plan. Subject to the number of shares remaining in the share reserve under the 2008 Purchase Plan, no participant will be permitted to purchase during any twelve (12) month period more than 6,000 shares of our common stock under the 2008 Purchase Plan. Excludes 23,000,000 additional shares of common stock that may be added to the 2015 Plan pursuant to Proposal No. 3, if approved by our stockholders and 9,000,000 additional shares of common stock that may be added to the 2008 Purchase Plan, pursuant to Proposal No. 4, if approved by our stockholders.
(5)	This table does not include equity awards that have been assumed by the Company in connection with the acquisition of other companies. As of December 31, 2016, the following equity awards were outstanding under plans assumed in connection with the acquisition of other companies: 331,418 shares were issuable upon exercise of outstanding options, 2,860,577 shares were subject to RSUs and 977,176 shares were subject to restricted stock awards. The weighted average exercise price of such outstanding options was $2.67 per share. No additional equity awards may be granted under plans assumed in connection with the acquisition of a company.

Principal Accountant Fees and Services

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as Juniper Networks’ auditors for the fiscal year ending December 31, 2017. Representatives of Ernst & Young are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Juniper Networks for Ernst & Young LLP

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two years were approximately:

	2016	2015
Audit fees	$5,794,462	$5,680,425
Audit-related fees	$ 941,000	$1,439,000
Tax fees	$ 345,307	$ 369,906
Total	$7,080,769	$7,489,331

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Audit fees are for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of its quarterly financial statements.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, and are not reported under “Audit Fees”. These services include accounting consultations in connection with transactions, attest services that are required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees are for professional services rendered for tax compliance, tax advice or tax planning.

Fees Incurred by Juniper Networks for Ernst & Young LLP

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee’s charter gives the Audit Committee the power to delegate to one or more members of the Audit Committee the authority to pre-approve permissible non-audit services. The Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2016 and 2015.

Stockholder Proposal

Proposal No. 8
Stockholder Proposal Regarding Annual Disclosure of EEO-1 Data

Scott M. Stringer, Comptroller of the City of New York, on behalf of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and the New York City Board of Education Retirement System, which holds in the aggregate, approximately 747,934 shares of Company Stock, has submitted the proposal below for consideration at the annual meeting. The proposal and the supporting statement appear below as received by us. We are not responsible for the accuracy or content of the proposal and supporting statement.

RESOLVED: Shareholders request that the Board of Directors adopt and enforce a policy requiring Juniper Networks, Inc. (the “Company”) to disclose annually its EEO-1 data — a comprehensive breakdown of its workforce by race and gender according to 10 employment categories — on its website or in its corporate responsibility report, beginning in 2016.

Supporting Statement

Diversity matters. ‘Numerous studies suggest that companies with comprehensive diversity policies and programs, and strong leadership commitment to implement and fully integrate diversity into their culture and practices, enhance long-term shareholder value. A McKinsey & Company global study (Diversity Matters,

February 2015), for example, found that “companies in the top quartile for racial and ethnic diversity are 35 percent more likely to have financial returns above their respective national industry median.”

Workplace diversity provides competitive advantage by generating diverse, valuable perspectives, creativity, innovation and adaptation, increased productivity and morale, while eliminating the limitations of “groupthink.” It also reduces potential legal and reputational risks associated with workplace discrimination and builds corporate reputations as fair employers.

The high tech industry of which the company is a part is characterized by persistent and pervasive underrepresentation of minorities and women, particularly in senior positions.

Based on 2014 EEO-1 filings, the EEOC Commission estimates that the high tech industry is over 64% male and over 68% white. Blacks, Hispanics and women are under-represented in high tech compared to all private industries. Blacks and Hispanics representation at the executive, managerial and professional levels is between one and five percent, and women representation at these levels is between 20% and 30%. All three groups’ representation in high tech is lower than for all private industries (https://www.eeoc.gov/eeoc/statistics/reports/hightech/upload/diversity-in-high-tech-report.pdf).

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Stockholder Proposal

Juniper Networks provides no information on the gender and racial makeup of its total workforce. This does not allow investors to fully evaluate the company’s diversity initiatives and their impact, especially across job categories and particularly in more senior roles. Without detailed quantitative information on a comparable basis, shareholders have no way to evaluate and benchmark the effectiveness of these efforts over time and relative to peers.

Federal law requires companies with 100 or more employees to annually submit an EEO-1 Report to the Equal Employment Opportunity Commission. The report profiles a company’s workforce by race and gender in 10 job categories, including senior management.

Over two-thirds of S&P 100 companies now disclose EEO-1 data, including companies in the technology industry, such as Apple, Alphabet, Salesforce and Ingram Micro.

The proposal does not limit the company from providing more detailed quantitative and qualitative disclosures where appropriate. We also encourage the company to describe the steps it is taking and the challenges it faces in moving forward to achieve its diversity plans and goals.

Board of Directors’ Recommendation Against and Statement of Opposition to Stockholder Proposal

The Board has considered this proposal and concluded that its adoption is unnecessary in light of Juniper Networks’ existing and active commitment to diversity. In addition, the Board has determined that disclosure of our EEO-1 data would neither provide an appropriate platform to have a discussion about diversity nor would it enhance our commitment to diversity. Accordingly, the Board unanimously recommends a vote AGAINST this proposal.

Our Diversity and Inclusion Initiatives

Our diversity and inclusion strategy encompasses several key initiatives, including:

●	In April 2012, we created a senior leadership role within our Human Resources department that reports directly to our Chief Human Resources Officer to focus on Authenticity and Inclusion within Juniper Networks. This role coordinates all of our diversity initiatives and has as direct reports a number of dedicated full-time professionals assisting and advancing our diversity and inclusion efforts globally at every level of our organization.
●	We directly partner with the Society of Hispanic Professional Engineers, National Society of Black Engineers, Society of Women Engineers and VetTechTrek to enhance our recruitment of a diverse employee population.
●	Our Global Internship Program was launched in 2012 and is intended to serve as an opportunity for undergraduate and post graduate students to gain valuable work experience in a challenging, exciting and collaborative atmosphere and for us to attract and develop the best talent.
●	We have further expanded our Global Internship Program by partnering with Women Enhancing Technology, or WeTech, to create scholarships and internships at Juniper Networks that support our focus on hiring underrepresented women who demonstrate an interest in computer science/electrical engineering and in other STEM fields. WeTech is a consortium of dedicated partners that helps women and girls enter into and succeed in technology careers, with the goal of enhancing talents and skills needed to fuel technology and economic growth.
●	We partner with the Anita Borg Institute for developmental opportunities for women. The Anita Borg Institute collaborates with companies such as Juniper Networks to increase the representation of women in technical fields, and our executives have been featured speakers at the Grace Hopper conference, which is the world’s largest gathering of women technologists and is produced by the Anita Borg Institute. In addition, we are a Platinum Partner of the Anita Borg Institute and the Grace Hopper Conference.
●	We support many other initiatives aimed at helping women and girls in STEM fields, such as Technovation (which is the largest global technology entrepreneurship program for girls) and TechWomen (which empowers, connects and supports the next generation of women leaders in STEM globally and is an initiative of the U.S. Department of State).
●	We partner with Cal Veteran and VetTechTrek to create veteran outreach programs. VetTechTrek provides veterans and their spouses with exposure to technology-focused companies. We also partner with the SANS Institute’s CyberTalent to host virtual talent fairs, which further facilitates our veteran recruitment efforts.
●	We partner with Catalyst Inc., or Catalyst, and Watermark to supply inclusion workshops and training for our employees. For example, we have implemented “How to be an Ally” workshops via Catalyst for the LGBTQ community and Unconscious Bias workshops via Watermark and Catalyst. In addition, our authenticity and inclusion training for our employees includes monthly sessions that reinforce our commitment to a diverse and inclusive workforce. Our internal messaging focuses on increasing cultural awareness and reiterating the importance of diversity and inclusion as core values.

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EEO-1 Data Not Reflective of Juniper Networks’ Diversity

Form EEO-1 requires us to categorize our workforce by gender and race according to certain Equal Employment Opportunity Commission, or EEOC, mandated job categories that do not account for any company or industry-specific factors. The job categories included in the EEOC form are generic and we believe they do not fully capture the structure of a technology company. In certain circumstances, this has forced us to classify employees into job categories that may not completely reflect their actual job description or position. For this reason, the EEO-1 data may be misleading. Further, EEO-1 data is not a reliable measure of Juniper Networks’ commitment to equal opportunity employment and to cultivating an inclusive and diverse workplace. We do not believe that disclosing this data will enhance in any meaningful manner our commitment to an inclusive culture or our goal of workplace diversity. To the contrary, this information, which may be incomplete and susceptible to misinterpretation, could hinder our future recruitment efforts if it is misconstrued, including by candidates we are trying to recruit.

At Juniper Networks, we strive to create a diverse and inclusive workplace in the United States and across the globe. We remain focused on our commitment to authenticity and inclusion and to attracting, retaining and engaging with our global workforce, as we believe this will help us to build a stronger company. We are proud of the work that we have done thus far in this important area, but we also understand that there is still progress to be made. Diversity and inclusion remains a top priority for Juniper Networks and we understand that its continued progress will require ongoing work and a sustained commitment. We do not, however, believe that public disclosure of our EEO-1 filings will further this goal.

For the reasons described above, the Board believes that the public disclosure of Juniper Networks’ EEO-1 data would not be in the best interests of our stockholders.

Recommendation

Our Board recommends that you vote “AGAINST” the proposal requiring annual disclosure of EEO-1 data.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information, as of March 20, 2017 (except where another date is indicated), concerning:

●	beneficial owners of more than 5% of Juniper Networks’ common stock;
●	beneficial ownership by Juniper Networks directors and director nominees and the NEOs included in the “Summary Compensation Table” contained in this proxy statement; and
●	beneficial ownership by all current Juniper Networks directors and current Juniper Networks executive officers as a group.

The information provided in the table is based on Juniper Networks’ records, information filed with the SEC and information provided to Juniper Networks, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of May 19, 2017 (60 days after March 20, 2017) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In addition, unless otherwise indicated, all persons named below can be reached at Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Beneficial Ownership Table

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(1)
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	40,369,865	(2)	10.6%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	34,873,713	(3)	9.2%
Capital World Investors 333 South Hope Street, Los Angeles, CA 90071	27,991,036	(4)	7.4%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	24,725,526	(5)	6.5%
Robert M. Calderoni	38,266		*
Gary Daichendt	21,074		*
Jonathan Davidson(6)	59,217		*
Robyn Denholm(7)	0		*
Kevin DeNuccio	11,074		*
James Dolce	12,511		*
Mercedes Johnson(8)	89,368		*
Scott Kriens(9)	4,341,018		1.1%
Rahul Merchant	12,511		*
Ken Miller(10)	77,813		*
Rami Rahim(11)	658,261		*
Pradeep Sindhu(12)	4,308,990		1.1%
William R. Stensrud(13)	251,235		*
Vincent Molinaro(14)	75,987		*
All Directors and Executive Officers as a Group (14 persons)(15)	9,919,570		2.6%

*	Represents holdings of less than one percent.
(1)	The percentages are calculated using 379,195,521 outstanding shares of the Company’s common stock on March 20, 2017, as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, shares beneficially owned by a person or group includes shares of common stock that such person or group has the right to acquire within 60 days after March 20, 2017, which includes, but is not limited to, (i) shares subject to options exercisable within 60 days of March 20, 2017 and (ii) shares subject to RSUs or performance share awards that will vest within 60 days of March 20, 2017.
(2)	Based on information reported, as of February 28, 2017, on Schedule 13G/A filed with the SEC on March 10, 2017 by Capital Research Global Investors (“Capital Research”). According to its Schedule 13G/A, Capital Research reported having the sole power to vote or direct the vote and the sole power to dispose of or to direct the disposition of all shares beneficially owned.
(3)	Based on information reported, as of December 31, 2016, on Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group (“Vanguard”). According to its Schedule 13G/A, Vanguard reported having the sole power to vote or direct the vote over 585,460 shares, the sole power to dispose of or to direct the disposition of 34,232,418 shares and the shared power to dispose or to direct the disposition of 641,295 shares.
(4)	Based on information reported, as of December 30, 2016, on Schedule 13G filed with the SEC on February 13, 2017 by Capital World Investors (“Capital World”). According to its Schedule 13G, Capital World reported having the sole power to vote or direct the vote and the sole power to dispose of or to direct the disposition of all shares beneficially owned.
(5)	Based on information reported, as of December 31, 2016, on Schedule 13G/A filed with the SEC on January 25, 2017 by BlackRock, Inc. and certain of its subsidiaries (collectively, “BlackRock”). According to its Schedule 13G/A, BlackRock reported having the sole power to vote or direct the vote over 20,559,179 shares and dispositive power over all shares beneficially owned.
(6)	Mr. Davidson resigned from the Company on March 7, 2017.
(7)	Ms. Denholm resigned from the Company in July 2016.
(8)	Includes 50,000 options that are currently exercisable.
(9)	Includes 4,030,896 shares held by the Kriens 1996 Trust, of which Mr. Kriens and his spouse are the trustees; and 180,000 shares held by KDI Trust LP.
(10)	Includes 24,800 options that are currently exercisable.
(11)	Includes 136,786 shares held by the Rahim Family Trust, of which Mr. Rahim and his spouse are the trustees, and 51,868 options that are currently exercisable.
(12)	Includes 863,476 shares held by the Sindhu Investments, LP, a family limited partnership; 2,054,841 shares held by the Sindhu Family Trust; 585,000 shares held by the Pradeep Sindhu 2016 Annuity Trust A; and 585,000 shares held by the Marie-Francoise Bertrand 2016 Annuity Trust A. Also includes 179,900 options that are currently exercisable.
(13)	Includes 245,704 shares held in a trust.
(14)	Includes 57,598 options that are currently exercisable.
(15)	Includes an aggregate of 374,766 options that are currently exercisable.

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Executive Officer and Director Stock Ownership Guidelines

The Company has adopted stock ownership guidelines to further align the interests of the Company’s NEOs, certain former NEOs and the non-employee directors with the interests of its stockholders and promote the Company’s commitment to sound corporate governance.

The ownership guidelines applicable to NEOs are determined as a multiple of the officer’s base salary. The Company’s Chief Executive Officer is required to hold shares of Juniper Networks common stock with a value equal to at least three (3) times his or her annual base salary. The other NEOs are required to hold shares of Juniper Networks common stock with a value equal to one and one-half (1.5) times his or her annual base salary. This ownership guideline was initially calculated using the applicable base salary as of the later of (a) February 11, 2009, and (b) the date the person first became subject to these guidelines as a named executive officer. The base salary guideline for each person was re-calculated February 7, 2015 and will be re-calculated each third year thereafter, and will be based on applicable base salary in effect on such calculation date. NEOs are required to achieve the applicable level of ownership within five (5) years of the later of (a) the date the ownership guidelines were adopted or amended, and (b) the date the person was initially designated a named executive officer of the Company. Once a person has become an NEO, the person will be subject to these guidelines until he or she is no longer an officer or director of the Company, or, he or she has ceased to be identified as an NEO in the Company’s annual proxy statement for three consecutive years.

The Company’s Chief Executive Officer, with respect to all equity awards granted beginning in 2016, must hold the shares of Juniper Networks common stock issued to him or her upon vesting of one type of such equity award (e.g. price vested RSUs) for at least twelve (12) months after the vesting of such award (after taking into account any shares of Juniper Networks common stock sold or withheld to satisfy withholding taxes).

Outside directors are required to hold shares of Juniper Networks common stock with a value equal to five (5) times the amount of the annual retainer paid to outside directors for service on the Board (excluding additional committee retainers, if any). This ownership guideline was initially calculated using the annual cash retainer for service as a director (but not including additional retainers associated with committee or Chair service) as of the date the person first became subject to these guidelines as an outside director. The ownership guidelines were re-calculated based on applicable annual director retainers as of February 7, 2015 and will be recalculated each third year thereafter, and will be based on applicable annual Board retainer in effect on such calculation date. Outside directors are required to achieve the applicable level of ownership within five (5) years of the later of (a) the date the ownership guideline were adopted or amended, and (b) the date the person first became a non-employee member of the Board.

Shares of our common stock that count toward the satisfaction of the ownership guidelines include shares owned outright by the NEO or director or his or her immediate family members residing in the same household and shares held in trust for the benefit of the NEO or director or his or her family. The value of a share is measured on February 7th of each year as the greater of (i) the average closing price over the 12 months preceding the date of calculation and (ii) the purchase price actually paid by the person for such share of Company common stock. Persons subject to this ownership guideline (that is, those who have been in a covered role for five or more years) are in compliance with its requirements.

As of the record date, all individuals subject to the stock ownership guidelines were in compliance with the requirements in the guidelines. A complete copy of the Company’s stock ownership guidelines is available at the Investor Relations Center on our website at http://investor.juniper.net/investor-relations/default.aspx.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of Juniper Networks common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities, and to furnish copies of such reports to the Company. Based solely on our review of the reports provided to us and on the written representations received from our directors and executive officers, we believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

Certain Relationships and Related Transactions

Policies and Procedures for Related Person Transactions

Our Board has adopted a written policy, which we refer to as our Related Person Transaction Policy, for the review of any transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount involved will or may be expected to exceed $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members or certain related entities), each of whom we refer to as a “related person,” has or will have a direct or indirect material interest. Prior to the adoption of our Related Person Transaction Policy, such related person transactions were governed by our Worldwide Code of Business Conduct and Ethics.

Anyone seeking approval of a potential related person transaction must provide notice to our General Counsel of the facts and circumstances involved. If our General Counsel determines that the proposed transaction is or could reasonably be a related person transaction, such transaction will be submitted to our Audit Committee. Our Audit Committee will review and approve, ratify or disapprove of all related person transactions and will consider all material factors it deems applicable or appropriate in making a determination. No related person transaction will be approved or ratified unless it is, overall, in or not inconsistent with the best interests of the Company.

Notwithstanding the foregoing, transactions specifically excluded by the instructions to the SEC’s related person transaction disclosure rule, as such rule may be amended from time to time, are not deemed related person transactions under our Related Person Transaction Policy (although they may require approval under other policies we have in effect, including our Worldwide Code of Business Conduct and Ethics).

From October 2015 until January 2016, Mr. Calderoni served as interim president and CEO of Citrix Systems, Inc., or Citrix. In fiscal 2016, the Company received approximately $420,000 in revenue from sales of its products and services to Citrix. In addition, the Company licenses Citrix products for internal use and paid approximately $42,500 in license fees to Citrix in fiscal 2016.

Mr. Calderoni’s brother served as EVP, Operations and Chief Financial Officer of Red Hat, Inc., or Red Hat, until December 2016. In fiscal 2016, the Company received approximately $1.5 million in revenue from sales of its products and services to Red Hat. In addition, the Company purchased products and services from Red Hat of approximately $1.7 million in fiscal 2016.

The amounts involved for the Citrix and Red Hat transactions were incurred in the ordinary course of business and were less than 1% of the consolidated gross revenues of the Company and each of Citrix and Red Hat, respectively, for fiscal year 2016. These transactions are consistent with the fact that the Company maintained a relationship with Citrix and Red Hat for many years prior to Mr. Calderoni or his brother’s service to these companies. The Board considered these transactions in making the determination of the independence of Mr. Calderoni, and concluded that Mr. Calderoni is independent within the meaning of the NYSE director independence standards, and, because Mr. Calderoni is a member of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC and NYSE rules.

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Mr. Davidson has a family member that is employed by the Company in a non-executive position. During fiscal year 2016, the family member’s total compensation was less than $175,000.

In 2015, Dr. Sindhu co-founded Fungible, Inc., or Fungible. Dr. Sindhu and the Company agreed that he would be permitted to devote a portion of his time to Fungible. In addition, in 2016, Juniper Networks invested $2.4 million in Fungible and also entered into a Patent License Agreement with Fungible, pursuant to which the Company provided a license to Fungible to certain of the Company’s technology and Fungible provided a license to the Company of certain of Fungible’s technology. In connection with the entry into the Patent License Agreement, the Company received 3% of Fungible’s then-outstanding common stock.

Since January 1, 2016, the Company received approximately $233,000 in revenue from sales of its products and services to the Vanguard Group, a beneficial owner of more than 5% of the Company’s common stock. The sales were made in the ordinary course of business.

To our knowledge, other than as set forth above, since the beginning of fiscal year 2016, Juniper Networks has not been a participant in a transaction in which any related person of Juniper Networks had or will have a direct or indirect material interest, as contemplated by Item 404(a) of Regulation S-K under the Exchange Act.

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Report of the Audit Committee of the Board of Directors

The following Audit Committee Report shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is composed entirely of non-management directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee operates under a written charter, which contains a description of the scope of the Audit Committee’s responsibilities and how they will be carried out, which may be found on the Company’s website at http://investor.juniper.net/investor-relations/corporate-governance/default.aspx.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including establishing and maintaining adequate internal control over the Company’s financial reporting. The independent registered public accounting firm of Ernst & Young LLP, or E&Y, reports to the Audit Committee and E&Y is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards in the United States. The Audit Committee discussed with E&Y the overall scope and plans for the audit. The Audit Committee meets regularly with E&Y, with and without management present, to discuss the results of E&Y’s examinations, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 20 meetings during fiscal year 2016.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2016 with the Company’s management.

2.	The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by under the rules adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements for the fiscal year ended December 31, 2016 be included in Juniper Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Calderoni (Chair)
Mercedes Johnson
Rahul Merchant

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General Information

Questions and Answers about the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:	The Board of Juniper Networks, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail or email, in connection with the Board’s solicitation of proxies for use at Juniper Networks’ annual meeting of stockholders, which will take place on May 25, 2017. As a Juniper Networks stockholder as of March 31, 2017 (the “Record Date”), you are invited to attend the annual meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?

A:	These materials include:

●	Our proxy statement for the annual meeting; and

●	Our 2016 Annual Report, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction card for the annual meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 10, 2017, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders of record and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice (www.proxyvote.com). You may also request to receive a set of the proxy materials by mail or electronically by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

●	View our proxy materials for the annual meeting on the Internet; and
●	Instruct us to send future proxy materials to you electronically by email or in paper copy by mail.

Choosing to access our proxy materials on the Internet or to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How may I obtain Juniper Networks’ 2016 Annual Report on Form 10-K?

A:	Stockholders may request a free copy of the 2016 Annual Report on Form 10-K from our principal executive offices at:

Juniper Networks, Inc.
Attn: Investor Relations
1133 Innovation Way
Sunnyvale, CA 94089
(408) 745-2000

A copy of our 2016 Annual Report on Form 10-K is also available with our other proxy materials at www.proxyvote.com. In addition, you can access a copy on the website of the SEC. You can reach this website by going to the Investor Relations Center on our website, and clicking on the link labeled “SEC Filings.” The website of the Investor Relations Center is:

http://investor.juniper.net/investor-relations/default.aspx

We will also furnish any exhibit to the 2016 Annual Report on Form 10-K if specifically requested in writing.

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Questions and Answers about the Proxy Materials and the Annual Meeting

Q:	How may I obtain a separate set of proxy materials?

A:	As a result of Juniper’s adoption of “householding,” if you share an address with another stockholder, you may receive only one Notice (or other stockholder communications, including our proxy materials) unless you have provided contrary instructions. Juniper will deliver promptly upon written or oral request a separate Notice (or other stockholder communications, including our proxy materials), now or in the future, to any stockholder at a shared address to which a single copy of these documents was delivered. To request a separate copy, you may write or call Juniper’s Investor Relations Department at:

Juniper Networks, Inc.
Attn: Investor Relations
1133 Innovation Way
Sunnyvale, CA 94089
(408) 745-2000

Similarly, if you share an address with another stockholder and have received multiple copies of the Notice (or other stockholder communications, including our proxy materials), you may write or call us at the above address and phone number to request delivery of a single copy of these documents.

Q:	What items of business will be voted on at the annual meeting?

A:	The items of business scheduled to be voted on at the annual meeting are:

●	To elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;
●	To ratify the appointment of Ernst & Young LLP, as Juniper Networks, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
●	To approve the amendment and restatement of the Juniper Networks, Inc. 2015 Equity Incentive Plan to, among other things, increase the number of shares of common stock reserved for issuance thereunder by 23,000,000, and provide a maximum annual limit on non-employee director compensation;
●	To approve the amendment and restatement of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder by 9,000,000 shares;

●	To approve a Certificate of Amendment to the Restated Certificate of Incorporation of Juniper Networks, Inc. to eliminate any supermajority voting requirements contained therein;
●	To hold a non-binding advisory vote regarding executive compensation;
●	To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers;
●	To vote upon a proposal submitted by one of our stockholders regarding annual disclosure of EEO-1 data, if properly presented at the annual meeting; and
●	To consider such other business as may properly come before the meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares:

●	“FOR” each of the director nominees to the Board;
●	“FOR” the ratification of the appointment of Ernst & Young LLP as Juniper’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
●	“FOR” the approval to amend and restate the Juniper Networks, Inc. 2015 Equity Incentive Plan;
●	“FOR” the approval to amend and restate the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan;
●	“FOR” the approval of the Certificate of Amendment to the Restated Certificate of Incorporation;
●	“FOR” the approval of our executive compensation;
●	To hold future stockholder advisory votes on the compensation of our named executive officers every “1 YEAR;” and
●	“AGAINST” the stockholder proposal.

Q:	What shares can I vote?

A:	Each share of Juniper Networks common stock issued and outstanding as of the close of business on March 31, 2017, the Record Date, is entitled to vote on all items being voted upon at the annual meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner (i.e., in street name) through a broker, trustee or other nominee such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date, we had approximately 382,466,817 shares of common stock issued and outstanding.

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Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Juniper Networks stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, which may affect how you can vote your shares.

Stockholder of Record – If your shares are registered directly in your name with Juniper Networks’ transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice or proxy statement was sent directly to you by Juniper Networks. As the stockholder of record, you have the right to grant your voting proxy directly to Juniper Networks as described in the Notice and this proxy statement or to vote in person at the annual meeting.

Beneficial Owner – If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice or proxy statement was forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the annual meeting. Please see “How can I attend the annual meeting?” for details on the information you must bring with you in order to attend the annual meeting as a beneficial owner.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee on how to vote your shares.

Q:	How can I attend the annual meeting?

A:	You are entitled to attend the annual meeting only if you were a Juniper Networks stockholder as of the close of business on March 31, 2017, the Record Date. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the annual meeting. If you are a beneficial owner and not a stockholder of record because you hold shares through a broker, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement as of March 31, 2017, the Record Date, a copy of any voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

The annual meeting will be held on May 25, 2017 at our corporate headquarters located at 1133 Innovation Way, Building A, Aristotle Conference Room, Sunnyvale, CA 94089. The annual meeting will begin promptly at 9:00 a.m., Pacific Time. Check-in will begin at 8:30 a.m., and you should allow ample time for the check-in procedures.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you should also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy by any of the methods specified below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions in the proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

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Questions and Answers about the Proxy Materials and the Annual Meeting

By Internet – Stockholders of record of Juniper Networks with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards or the Notice and by following the voting instructions on the website. If you hold your shares in street name, please check the voting instruction card provided by your broker, trustee or nominee for Internet voting availability and instructions.

By Telephone – Stockholders of record of Juniper Networks who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards or the Notice or by following the voting instructions provided by email or over the Internet. If you hold your shares in street name, please check the voting instruction card provided by your broker, trustee or nominee for telephone voting availability and instructions.

By Mail – Stockholders of record of Juniper Networks who receive proxy materials by mail may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Juniper Networks stockholders who hold shares beneficially in street name and who receive voting materials by mail from their brokers, trustees or nominees may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy by telephone, over the Internet or by submitting a properly signed proxy card bearing a later date (which automatically revokes the earlier proxy). You may also revoke your proxy by providing a written notice of revocation to the Juniper Networks’ Corporate Secretary at Juniper Networks, Inc., ATTN: Corporate Secretary, 1133 Innovation Way, Sunnyvale, California 94089 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting without any other action will not cause your previously granted proxy to be revoked. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.
Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of Juniper Networks common stock entitled to vote must be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not vote as described in the Notice?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Certain brokerage firms, trustees and nominees have authority to vote client’s unvoted shares on some “routine” matters. If you do not give voting instructions to your broker, trustee or nominee, your broker, trustee or nominee may either (1) vote your shares on “routine” matters or (2) leave your shares unvoted. The proposal related to the ratification of the appointment of Ernst & Young as our auditors for the fiscal year ending December 31, 2017 is considered a “routine” matter. None of the other proposals are considered “routine” matters and therefore, your broker will not be able to vote on these proposals without your instructions. If you are a stockholder of record and do not submit a proxy or vote at the annual meeting, your shares will not be voted.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card or vote by telephone or over the Internet without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of Juniper Networks’ director nominees to the Board, “FOR” ratification of the independent registered public accounting firm, “FOR” approval of the amendment and restatement of the 2015 Equity Incentive Plan, “FOR” approval of the amendment and restatement of the 2008 Employee Stock Purchase Plan, “FOR” approval of the Certificate of Amendment of the Restated Certificate of Incorporation, “FOR” approval of our executive compensation ,To hold future stockholder advisory votes on the compensation of our named executive officers every “1 YEAR,” and “AGAINST” the stockholder proposal) and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting.

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Q:	What is the vote required to approve each of the proposals?
A:	●	Each of the nine director nominees will be elected if he or she receives the affirmative vote of a majority of the votes cast with respect to the director nominee at the annual meeting (meaning the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that director nominee).

	●	Approval of the ratification of the independent registered public accounting firm, the amendment and restatement of the 2015 Equity Incentive Plan, the amendment and restatement of the 2008 Employee Stock Purchase Plan, the non-binding advisory proposal on our executive compensation, and the stockholder proposal each requires the affirmative “FOR” vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to vote at the meeting. The vote on approval of our executive compensation is non-binding on the Company and the Board. However, the Compensation Committee of the Board, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders and will take the outcome of the vote under advisement in evaluating our executive compensation principles, design and practices. In addition, the vote on the stockholder proposal is non-binding on the Company and the Board, but our Board will take into account the outcome of the vote when considering whether to annually disclose our EEO-1 Report data.

	●	The option of 1 year, 2 years or 3 years that receives the highest number of votes cast by stockholders will be considered the stockholders’ preferred frequency for holding an advisory vote on executive compensation. The vote on the frequency to hold future stockholder advisory votes on the compensation of our named executive officers is non-binding on the Company and the Board; however, the Board values the opinions expressed by our stockholders and will take the outcome of the vote under advisement in evaluating the frequency in which we hold future stockholder advisory votes on executive compensation.

	●	Approval of the Certificate of Amendment to the Restated Certificate of Incorporation requires the affirmative “FOR” vote of the holders of at least 66-2/3% of our outstanding voting stock entitled to vote at the annual meeting.

Broker Non-Votes: For purposes of all proposals, broker non-votes will not affect the outcome of proposals, assuming that a quorum is obtained.

Abstentions: Abstentions will have the same effect as a vote “AGAINST” the approval of the ratification of the independent registered public accounting firm, the amendment and restatement of the 2015 Equity Incentive Plan, the amendment and restatement of the 2008 Employee Stock Purchase Plan, the non-binding advisory proposal on executive compensation, and the stockholder proposal. Abstentions will not affect the vote on the election of directors or on the vote on the frequency of holding future stockholder advisory votes on the compensation of our NEOs.

Q:	What are broker non-votes?

A:	If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the eight items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Kenneth Miller and Brian Martin, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Juniper Networks is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these materials and soliciting votes. If you access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional

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compensation for such solicitation activities. We also have hired Innisfree M&A Incorporated to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Innisfree M&A Incorporated a fee of $20,000 and reimburse them for customary costs and expenses associated with these services. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce voting results from the annual meeting in a current report on Form 8-K within four (4) business days of the annual meeting. If the voting results announced in the Form 8-K are preliminary, we will file an amended Form 8-K reporting final voting results within four (4) business days of such final voting results becoming available.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2017 annual meeting of stockholders?
A:	Although the deadline for submitting proposals or director nominations for consideration at the 2017 annual meeting of stockholders has passed, you may submit proposals and director nominations for consideration at future stockholder meetings. For further information, see the section entitled “Stockholder Proposals” below.

Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials. For a stockholder proposal to be considered for inclusion in Juniper Networks’ proxy statement for the 2018 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary of Juniper Networks at our principal executive offices no later than December 11, 2017. If the date of the 2017 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of the 2017 annual meeting, the deadline for inclusion of proposals in Juniper Networks’ proxy statement for the 2018 annual meeting of stockholders will be a reasonable time before Juniper Networks begins to print and mail its proxy materials for the 2018 annual meeting of stockholders. All such proposals also will need to comply with SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Proxy Access: Any stockholder (or group of up to 20 stockholders) meeting the Company’s continuous ownership requirements of three percent (3%) or more of our common stock for at least three years who wishes to nominate a candidate or candidates for election in connection with our 2018 annual meeting and requires the Company to include such nominees in the proxy statement and form of proxy, must submit a notice to the secretary of the Company at the principal executive offices of the Company no later than December 11, 2017 and no earlier than November 11, 2017 (i.e. no later than the 120th day and no earlier than the 150th day before the one-year anniversary of the date on which the Company first mailed its proxy materials for the Company’s 2017 annual meeting of stockholders). If the date of the 2018 annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of 2017 annual meeting, then, for the notice to be timely delivered, it must be received by the secretary not earlier than the close of business on the 120th day prior to the 2018 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2018 annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the 2018 annual meeting is first made by Juniper Networks.

Requirements for other stockholder proposals and director nominations. Notice of any proposal that a stockholder intends to present at the 2018 annual meeting of stockholders, but does not intend to have included in the Company’s proxy statement and form of proxy relating to the 2018 annual meeting of stockholders, as well as any director nominations, must be timely delivered to the Company’s Secretary in accordance with the bylaws of the Company, which, in general, require that the proper notice be received by the Corporate Secretary of Juniper Networks not more than 75 days and not less than 45 days prior to the one year anniversary of the date Juniper Networks first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) to stockholders in connection with the previous year’s annual meeting of stockholders. In addition, to be

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in proper form, a stockholder’s notice to the Corporate Secretary must set forth the information required by the Company’s bylaws.

For the 2018 annual meeting of stockholders, the notice must be received no earlier than January 25, 2018 and no later than February 24, 2018. However, if the date of the 2018 annual meeting is advanced more than 30 days before or more than 60 days after the anniversary date of this year’s annual meeting, then for notice to be timely, the notice must be received by the Corporate Secretary not earlier than the 120th day prior to the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to the 2018 annual meeting or the 10th day following the day on which public announcement of the date of the 2018 annual meeting is first made by Juniper Networks. In no event will the public announcement of an adjournment or postponement of an annual meeting of stockholders or the announcement thereof commence a new time period for the giving of a stockholder’s notice as provided above.

Recommendation and Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider both recommendations and nominations for candidates to the Board from Qualifying Stockholders. A “Qualifying Stockholder” is a stockholder that has owned for a period of one year prior to the date of the submission of the recommendation through the time of submission of the recommendation at least 1% of the total common stock of the Company outstanding as of the last day of the calendar month preceding the submission. A Qualifying Stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to the Corporate Secretary of Juniper Networks, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, written evidence that the candidate is willing to serve as a director of the Company if nominated and elected and evidence of the nominating person’s ownership of Company common stock.

Corporate Secretary: Stockholder proposals must be delivered to the Company’s Secretary via mail to Juniper Networks, Inc., ATTN: Corporate Secretary, 1133 Innovation Way, Sunnyvale, CA 94089.

Copy of Bylaws: You may contact the Juniper Networks Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of section 27A of the Securities Act, as amended, and section 21E of the Exchange Act. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. Statements that refer to or are based on projections, forecasts, uncertain events or assumptions also identify forward-looking statements, including, among other things, statements regarding expected or future equity usage or burn-rate.

These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. For a more detailed discussion of these factors, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the SEC. Our forward-looking statements speak only as of the date of this proxy statement or as of the date they are made, and we undertake no obligation to update them.

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Directions to Juniper Networks, Inc. Corporate Headquarters

1133 Innovation Way
Building A, Aristotle Conference Room
Sunnyvale, CA 94089

From San Francisco Airport:

●	Travel south on Highway 101.
●	Exit Highway 237 east in Sunnyvale.
●	Exit Mathilda and turn left onto Mathilda Avenue.
●	Continue on Mathilda Avenue and turn left onto Innovation Way.
●	Juniper Networks’ Corporate Headquarters, Building A, will be on the right side.

From San Jose Airport and points south:

●	Travel north on Highway 101 to Mathilda Avenue in Sunnyvale.
●	Exit Mathilda Avenue north.
●	Continue on Mathilda Avenue and turn left onto Innovation Way.
●	Juniper Networks’ Corporate Headquarters, Building A, will be on the right side.

From Oakland Airport and the East Bay:

●	Travel south on Interstate 880 until you get to Milpitas.
●	Turn right on Highway 237 west.
●	Continue approximately 10 miles.
●	Exit Mathilda Avenue and turn right at the stoplight (Mathilda Avenue).
●	Continue on Mathilda Avenue and turn left onto Innovation Way.
●	Juniper Networks’ Corporate Headquarters, Building A, will be on the right side.

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Annex A

JUNIPER NETWORKS, INC.

2015 EQUITY INCENTIVE PLAN

As amended and restated as of                       , 2017

1.     Purposes of the Plan.  The Plan is intended to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers and to promote the success of the Company’s business

     The Plan permits the grant of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units, Deferred Stock Units and Dividend Equivalents.  The Plan also provides for the automatic, non-discretionary grant of certain Awards to Outside Directors as further specified herein.

2.     Definitions.  As used herein, the following definitions shall apply:

(a)     “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)     “Applicable Laws” means the requirements relating to the administration of equity incentive plans, the grant of Awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and under the laws, rules and regulations of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan or where Participants may reside and/or work, as such requirements shall be in place from time to time.

(c)     “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents.

(d)     “Award Agreement” means the written or electronic agreement, in such form as the Administrator prescribes from time to time, setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)     “Board” means the Board of Directors of the Company.

(f)      “Change in Control” means the occurrence of any of the following events:

(i)     A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)     A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately

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prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer (provided that such entity is controlled in substantially the same proportions by the Company’s stockholders who held the Company’s securities immediately before such transfer), or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for the Company’s stock (provided that the value of the Company’s stock exchanged for such assets shall be substantially equal to or greater than the value of such assets, as determined by the Board), (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)     “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h)     “Common Stock” means the common stock of the Company.

(i)      “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board or a duly authorized committee of the Board, in accordance with Section 4(a) of the Plan.

(j)      “Company” means Juniper Networks, Inc., a Delaware corporation, or any successor thereto.

(k)     “Company Group” means the Company, any Parent or Subsidiary, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

(l)      “Consultant” means any natural person engaged by the Company Group to render services and who is compensated for such services, but who is neither an Employee nor a Director; provided, that a Consultant will include only those persons to whom the issuance of Common Stock may be registered under Form S-8 under the U.S. Securities Act of 1933, as amended.

(m)    “Continuous Status as a Director” means that the Director relationship is not interrupted or terminated.

(n)     “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 15.

(o)     “Director” means a member of the Board.

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(p)     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(q)     “Dividend Equivalent” means a credit, payable in cash or Shares, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant. Any Dividend Equivalents credited with respect to a Share or unit subject to an Award shall be distributed in cash or Shares to the Participant only if, when and to the extent such Share or unit vests. The value of dividends and other distributions payable with respect to any Share or unit subject to an Award that does not vest shall be forfeited.

(r)      “Effective Date” means May 19, 2015, the date the stockholders of the Company initially approved the 2015 Equity Incentive Plan.

(s)     “Employee” means any person, including Officers and Directors, employed by the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(t)      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u)     “Fair Market Value” means the closing sales price of Common Stock on the date of determination (or the mean of the closing bid and asked prices for the Common Stock if no sales were reported) as reported by the New York Stock Exchange or such other source as the Administrator deems to be reliable. Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other non-Trading Day, the Fair Market Value will be the price as determined above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of Shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(v)     “Fiscal Year” means a fiscal year of the Company.

(w)    “Full Value Award” means a grant of Restricted Stock, a Restricted Stock Unit, a Performance Share or a Deferred Stock Unit hereunder.

(x)     “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(y)     “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(aa)   “Option” means a stock option granted pursuant to the Plan.

(bb)   “Optioned Stock” means the Common Stock subject to an Option.

(cc)   “Outside Director” means a Director who is not an Employee.

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(dd)   “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee)   “Participant” means the holder of an outstanding Award.

(ff)     “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) operating margin, (xxiii) market share, (xxiv) contract awards or backlog, (xxv) overhead or other expense reduction, (xxvi) credit rating, (xxvii) objective customer indicators, (xxviii) new product invention or innovation, (xxix) attainment of research and development milestones, (xxx) improvements in productivity, (xxxi) attainment of objective operating goals, and (xxxii) objective employee metrics. The Performance Goals may differ from Participant to Participant and from Award to Award. In particular, the Administrator may appropriately adjust any evaluation of performance under a Performance Goal to exclude (a) any extraordinary non-recurring items, (b) the effect of any merger, acquisition, or other business combination or divestiture or (c) the effect of any changes in accounting principles affecting the Company’s or a business units’, region’s, affiliate’s or business segment’s reported results.

(gg)   “Performance Share” means a performance share Award granted to a Participant pursuant to Section 13.

(hh)   “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 14.

(ii)     “Plan” means this 2015 Equity Incentive Plan, as amended and restated.

(jj)     “Plan Minimum Vesting Requirements” means the minimum vesting requirements for Awards under Plan Section 4(b)(vi) hereunder.

(kk)   “Restricted Stock” means a restricted stock Award granted to a Participant pursuant to Section 11.

(ll)     “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 12. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Award Agreement, and each holder of a Restricted Stock Unit shall have no rights other than those of a general creditor of the Company.

(mm) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(nn)   “Section 16(b)” means Section 16(b) of the Exchange Act.

(oo)   “Section 409A” means Section 409A of the Code.

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(pp)   “Service Provider” means an Employee, Consultant or Director.

(qq)   “Share” means a share of the Common Stock, as adjusted in accordance with Section 20 of the Plan.

(rr)    “Stock Appreciation Right” or “SAR” means a stock appreciation right granted pursuant to Section 8 below.

(ss)   “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(tt)     “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (A) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation or other payroll taxes) that are required to be withheld by an entity in the Company Group, (B) any fringe benefit tax liability the responsibility for which the Participant has, or has agreed to bear, with respect to such Award or the Shares subject to the Award, and (C) any other taxes of an entity in the Company Group the responsibility for which the Participant has, or has agreed to bear, with respect to such Award or the Shares subject to the Award).

(uu)   “Trading Day” means a day on which the applicable stock exchange or national market system is open for trading.

3.     Stock Subject to the Plan.

(a)     Stock Subject to the Plan. Subject to the provisions of Section 20 of the Plan, the maximum aggregate number of Shares that may be issued under this Plan is equal to the sum of (i) 23,000,000 Shares, (ii) 38,000,000 Shares that, as of the Effective Date, had been reserved but not issued under the Company’s 2006 Equity Incentive Plan, as amended (the “2006 Plan”), and (iii) Shares subject to stock options or other awards granted under the 2006 Plan or the Company’s 1996 Stock Incentive Plan  that, after the Effective Date, expire or otherwise terminate without having been vested or exercised in full, up to a maximum of 29,000,000 Shares. All of the Shares issuable under the Plan may be authorized, but unissued, or reacquired Common Stock.

(b)     Share Conversion Ratio. Any Shares that are subject to Options, SARs shall be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto.  Any Shares subject to Full Value Awards with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as two and one-tenth Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as two and one-tenth Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan shall be credited with two and one-tenth Shares.

(c)     Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to a Full Value Award, is forfeited to or repurchased by the Company at its original purchase price due to such Award failing to vest, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when an SAR is exercised, the Shares subject to a SAR Award Agreement shall be counted against the numerical limits of Section 3 above, as one Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise (i.e., Shares withheld to satisfy the exercise price of an SAR shall not remain available for issuance under the Plan). Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Full Value Awards are repurchased by the Company at their original purchase price or are forfeited to the Company due to such Awards failing to vest, such Shares shall become available for future grant under the Plan. Shares that are subject to an Option Award Agreement that are used to pay the exercise price of an Option shall not become available for future grant or sale under the Plan. Shares that are subject to an Award Agreement that are used to satisfy Tax Obligations shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Any payout of Awards that are payable only in cash shall

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not reduce the number of Shares available for issuance under the Plan. Conversely, any forfeiture of Awards that are payable only in cash shall not increase the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 20, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(c).

4.     Administration of the Plan.

(a)     Procedure.

(i)     Multiple Administrative Bodies.  If permitted by Applicable Laws, the Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)     Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee consisting solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)    Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the Plan will be administered by a Committee constituted to comply with Rule 16b-3.

(iv)    Administration With Respect to Other Persons.  Other than as provided above, the Plan shall be administered by (A) the Board, (B) a committee designated by the Board, or (C) a sub-committee designated by the designated Committee, which Committee or sub-committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members and substitute new members, fill vacancies, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

(v)     Administration With Respect to Automatic Grants to Outside Directors.  Automatic grants to Outside Directors shall be pursuant to Section 10 hereof and therefore shall not be subject to any discretionary administration.

(b)     Powers of the Administrator.  Subject to the provisions of the Plan (including the non-discretionary automatic grant to Outside Director provisions of Section 10), and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)     to determine the Fair Market Value in accordance with Section 2(u) of the Plan;

(ii)     to select the Service Providers to whom Awards may be granted hereunder;

(iii)    to determine whether and to what extent Awards are granted hereunder;

(iv)    to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(v)     to approve forms of agreement for use under the Plan, which, for the avoidance of doubt, need not be identical for each Participant or Award;

(vi)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards vest or may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of

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forfeiture restrictions (subject to compliance with applicable laws, including Code Section 409A), and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine; provided, however, that, subject to Section 4(d), Awards may not vest earlier than the one (1) year anniversary of the grant date (except if accelerated (A) pursuant to Section 20 hereof or pursuant to change of control severance agreements entered into by and between the Company and any Service Provider, (B) due to a Participant’s death, or (C) due to a Participant’s Disability);

(vii)   to construe and interpret the terms of the Plan, Awards granted pursuant to the Plan and any other agreement defining the rights and obligations of the Company and the Participants under the Plan;

(viii)   to prescribe, amend and rescind rules and regulations relating to the Plan;

(ix)    to modify or amend each Award (subject to Section 6(c) and Section 24(c) of the Plan);

(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)    to determine the terms and restrictions applicable to Awards;

(xii)   to determine whether Awards will be adjusted for Dividend Equivalents;

(xiii)  to adopt such modifications, procedures, plans and sub-plans as may be necessary, desirable or appropriate to comply with provisions of the laws of the United States or any other country, to allow for tax-preferred treatment of Awards or otherwise provide for or facilitate the participation by Participants who reside outside of the United States, in order to assure the viability of the benefits of Awards made to Participants located in the United States or such other jurisdictions and to further the objectives of the Plan; and

(xiv)  to make all other determinations deemed necessary or advisable for administering the Plan.

(c)     Effect of Administrator’s Decision.  All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants and any other holders of any Awards granted under the Plan.

(d)     Exception to Plan Minimum Vesting Requirements.

(i)     Awards that result in issuing up to 5% of the maximum aggregate number of shares of Stock authorized for issuance under the Plan (the “5% Limit”) may be granted to any one or more Service Providers without respect to the Plan Minimum Vesting Requirements.

(ii)     All Awards that have their vesting accelerated (A) pursuant to a Change in Control transaction described in Section 20(c) hereof (including vesting acceleration in connection with employment termination following such event), (B) due to a Participant’s death, or (C) due to a Participant’s Disability, shall not count against the 5% limit.

(iii)    For the avoidance of doubt, if the Administrator accelerates the vesting of an Award but such acceleration does not result in the Plan Minimum Vesting Requirements not being satisfied for that Award, this acceleration will not count toward the 5% Limit.

5.     Eligibility.  Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units, Deferred Stock Units and Dividend Equivalents may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Notwithstanding the foregoing, Outside Directors may only be granted Awards as specified in Section 10 hereof.

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6.     Limitations.

(a)     Section 162(m) Limitations. Subject to adjustment as provided in Section 20, during any Fiscal Year, no Employee may be granted:

(i)     Options and Stock Appreciation Rights to purchase more than 2,000,000 Shares; provided, however, that such limit shall be 4,000,000 Shares in the Employee’s first Fiscal Year of Company service.

(ii)    Restricted Stock and/or Performance Shares and/or Restricted Stock Units covering more than 1,000,000 Shares; provided, however, that such limit shall be 2,000,000 Shares in the Employee’s first Fiscal Year of Company service.

(iii)    Performance Units, having an initial value greater than $2,000,000, provided, however, that such limit shall be $4,000,000 in the Employee’s first Fiscal Year of Company service.

(b)     Outside Director Award Limitations. In any single Fiscal Year, no Outside Director may be granted one or more Awards (whether cash-settled or otherwise) with a grant date fair value (determined under U.S. generally accepted accounting principles), taken together with any cash fees paid to such Outside Director for service in such capacity during such Fiscal Year, of more than $1,000,000. For the avoidance of doubt, neither Awards granted or compensation paid to an individual while he or she is an Employee, or while he or she was a Consultant but not an Outside Director, nor any amounts paid to an individual as a reimbursement of an expense shall count against the foregoing limitation.

(c)     No Repricing.  Without the consent of the Company’s stockholders, (i) the exercise price for an Option or SAR may not be reduced and (ii) the Company may not pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, Options or SARs with an exercise price that is less than the current Fair Market Value. This shall include, without limitation, a repricing of the Option or SAR as well as an Option or SAR exchange program whereby the Participant agrees to cancel an existing Option or SAR in exchange for an Option, SAR or other Award. If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 20), the cancelled Option or SAR as well as any replacement Option or SAR will be counted against the limits set forth in section 6(a)(i) above. Moreover, if the exercise price of an Option or SAR is reduced, the transaction will be treated as a cancellation of the Option or SAR and the grant of a new Option or SAR.

7.     Stock Options.

(a)     Type of Option.  Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, that become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

(b)     Term of Option.  The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)     Exercise Price and Consideration.

(i)     The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

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(1)  In the case of an Incentive Stock Option

a)     granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

b)     granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(2)  In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)      The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator and may consist entirely of cash; check; delivery of a properly executed exercise notice together with such other documentation as the Committee and the broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale proceeds required; or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws.

(iii)     Expiration of Options. An Option granted under the Plan will expire upon the date determined by the Administrator and set forth in the Award Agreement.

8.     Stock Appreciation Rights.

(a)     Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. Subject to Section 6(a) hereof, the Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b)     Exercise Price and other Terms.  The per share exercise price for the Shares to be issued pursuant to exercise of a SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than seven (7) years from the date of grant.

(c)     Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)     The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)     The number of Shares with respect to which the SAR is exercised.

(d)     Payment upon Exercise of SAR.  At the discretion of the Administrator, but only as specified in the Award Agreement, payment for a SAR may be in cash, Shares or a combination thereof. If the Award Agreement is silent as to the form of payment, payment of the SAR may only be in Shares.

(e)     SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, whether it may be settled in cash, Shares or a combination thereof, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

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(f)     Expiration of SARs.  A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

9.     Exercise of Option or SAR. Any Option or SAR granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of the Plan. An Option or SAR shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option or SAR by the person entitled to exercise the Option or SAR and, with respect to Options only, full payment for the Shares with respect to which the Option is exercised has been received by the Company. With respect to Options only, full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 7(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company or as evidenced by the issuance of a stock certificate) of the Shares, no right to vote or receive dividends or any other rights as a stockholder of the Company shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the issuance of the Shares, except as provided in Section 20 of the Plan.

10.     Automatic Grants to Outside Directors.

(a)     Procedure for Grants.  All grants of Awards to Outside Directors under this Plan shall be automatic and non-discretionary and shall be made strictly in accordance with the provisions in this Section 10:

(i)     No person shall have any discretion to select which Outside Directors shall be granted Awards or to determine the number of Shares to be covered by Awards granted to Outside Directors.

(ii)     At each of the Company’s annual stockholder meetings each Outside Director who is elected at (or whose term continues after) such meeting shall be automatically granted Restricted Stock Units for a number of Shares equal to the Annual Value (rounded down to the nearest whole share). Each award specified in this subsection (ii) is generically referred to as an “Annual Award”. The “Annual Value” means the number equal to $225,000 divided by the average daily closing price over the six month period ending on the last day of the fiscal year preceding the date of grant.

(iii)     Each person who first becomes an Outside Director (including a Director who has transitioned from an employee Director to an Outside Director) on a date other than the date of the Company’s annual stockholder meeting shall automatically be granted on the date such person becomes an Outside Director Restricted Stock Units (each such award specified in this subsection (iii) is referred to as an “Initial Award”) for a number of Shares equal to a number determined by multiplying the Annual Value used for calculating the Annual Awards granted at the annual stockholder meeting immediately preceding the date of such Initial Award (the “Last Annual Meeting Date”) by a fraction, the numerator of which is 365 minus the number of days between the Last Annual Meeting Date and the date the person first became or becomes an Outside Director and the denominator of which is 365, rounded down to the nearest whole Share.

(iv)     Notwithstanding the provisions of subsections (ii) or (iii) hereof, in the event that an automatic grant hereunder would cause the number of Shares subject to outstanding Awards plus the number of Shares previously purchased upon exercise of Options or issued upon vesting of Restricted Stock Units or other Full Value Awards to exceed the number of Shares available for issuance under the Plan, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors receiving Awards on the applicable automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan.

(v)     Each Annual Award and Initial Award shall become 100% vested on the earlier of (A) the one year anniversary of the grant date, and (B) the day prior to the date of the Company’s next annual stockholder meeting, subject in either case to the Participant maintaining Continuous Status as a Director through the vesting date.

(b)     Reservation of Rights. The Board reserves the right to amend this Section 10, including to increase the limit on Annual Awards or Initial Awards or to provide for additional Awards to Outside Directors.

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11.     Restricted Stock.

(a)     Grant of Restricted Stock.  Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees and Consultants as shall be determined by the Administrator, in its sole discretion. Subject to Section 6(a) hereof as well as the Plan Minimum Vesting Requirements, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component.

(b)     Restricted Stock Award Agreement.  Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the purchase price (if any), any vesting conditions, the number of Shares granted and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless determined otherwise by the Administrator, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares, if any, have lapsed.

(c)     Transferability. Except as provided in this Section 11, Section 18, or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period (if any).

(d)     Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)     Removal of Restrictions. Except as otherwise provided in this Section 11, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the vesting period or at such other time as the Administrator may determine. Subject to the Plan Minimum Vesting Requirements, the Administrator, in its discretion, may reduce or waive any vesting criteria and may accelerate the time at which any restrictions will lapse or be removed. The Administrator, in its discretion, may establish procedures regarding the release of Shares from escrow and/or removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

(f)     Legend on Certificates. The Administrator, in its discretion, may require that one or more legends be place on the certificates representing Restricted Stock to give appropriate notice of the applicable restrictions.

(g)     Voting Rights. During the vesting period, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(h)     Dividends and Other Distributions. During the vesting period, Participants holding Shares of Restricted Stock will be credited with all dividends and other distributions paid with respect to such Shares, but such dividends and other distributions shall be distributed to the Participant only if, when and to the extent the Shares of Restricted Stock vest. The value of dividends and other distributions payable with respect to any Shares of Restricted Stock that do not vest shall be forfeited.

(i)     Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company.

12.     Restricted Stock Units.

(a)     Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in writing or electronically of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which, subject to Section 6(a) hereof, may be left to the discretion of the Administrator.  Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Stock Units to acquire Shares. Notwithstanding the foregoing, the Administrator,

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in its discretion, may provide in an Award Agreement evidencing any Restricted Stock Unit Award that a Participant shall be entitled to receive Dividend Equivalents (subject to the provisions of Section 2(f) with respect to Restricted Stock Units).

(b)     Vesting Criteria and Other Terms.  Subject to the Plan Minimum Vesting Requirements, the Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c)     Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)     Form and Timing of Payment.  Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator, in its sole discretion, but only as specified in the Award Agreement, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. If the Award Agreement is silent as to the form of payment, payment of the Restricted Stock Units may only be in Shares.

(e)     Cancellation.  On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

13.     Performance Shares.

(a)     Grant of Performance Shares.  Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 6(a) hereof as well as the Plan Minimum Vesting Requirements, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b)     Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares Award Agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c)     Performance Share Award Agreement.  Each Performance Share grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

14.     Performance Units.

(a)     Grant of Performance Units.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted

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in the form of units to acquire Shares. Each Performance Unit shall equal the cash equivalent of one Share of Common Stock and shall be settled in cash equal to the Fair Market Value of the underlying Shares, determined as of the vesting date. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b)     Number of Performance Units.  Subject to Section 6(a) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c)     Other Terms.  The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d)     Performance Unit Award Agreement.  Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

15.     Deferred Stock Units.

(a)     Description.  Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator, subject to the Plan Minimum Vesting Requirements. Each Deferred Stock Unit represents an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Deferred Stock Unit Award Agreement, and each holder of a Deferred Stock Unit shall have no rights other than those of a general creditor of the Company.

(b)     Section 162(m) Limits.  Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 6 hereof.

16.     Leaves of Absence/Transfer Between Locations/Change of Status. Awards will be subject to the Company’s leave of absence policy adopted by the Administrator. A Participant will not cease to be a Service Provider in the case of (i) transfers between locations of the Company or other members of the Company Group, or (ii) a change in status from Employee to Consultant or vice versa.

17.     Part-Time Service.  Unless otherwise required by Applicable Laws, if as a condition to being permitted to work on a less than full-time basis, the Participant agrees that any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in connection with such transition to a less than a full-time basis, vesting shall be adjusted in accordance with such agreement. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

18.     Non-Transferability of Awards.  Except as determined otherwise by the Administrator in its sole discretion, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant (or the Participant’s guardian or legal representative).

19.     Tax Provisions.

(a)     Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company and/or any entity in the Company Group will have the power and the right to deduct or withhold, or require a Participant to remit to the Company and/or the appropriate entity in the Company Group, an amount sufficient to satisfy all Tax Obligations.

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(b)     Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Administrator in its discretion from time to time, these methods may include one or more of the following (A) paying cash, (B) having the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the Tax Obligations, (C) delivering to the Company already-owned Shares having a fair market value equal to the Tax Obligations, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations, (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (f) any other means which the Administrator, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Administrator agrees may be withheld at the time the election is made.

(c)     Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

20.     Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)     Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, the annual share limitations under Sections 6(a) and (b) hereof, and the number of Shares subject to Annual Award grants to Outside Directors under Section 10 hereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.  Except as otherwise expressly provided herein or pursuant to an Award Agreement, no adjustment of any Award shall be made for cash dividends or other rights for which the record date occurs prior to the date issuance of any Shares subject to such Award.

(b)     Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion (but not with respect to Options or SARS granted, if any, to Outside Directors) may provide for a Participant to have the right to exercise his or her Option or SAR for a period prior to such transaction determined by the Administrator in its sole discretion as to all of the Shares covered by such Awards, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

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(c)     Change in Control.

(i)     Stock Options and SARs.  In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Option and SAR shall be assumed or an equivalent Option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Shares covered by such Award, including Shares as to which it would not otherwise be vested or exercisable.  If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of time of time determined by the Administrator in its sole discretion, and the Option or SAR shall terminate upon the expiration of such period.

(ii)     Full Value Awards and Dividend Equivalents.  In the event of a merger of the Company with or into another corporation or entity or a Change in Control, each outstanding Full Value Award and Dividend Equivalent shall be assumed or an equivalent Full Value Award or Dividend Equivalent substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Full Value Awards or Dividend Equivalents, the Participant shall fully vest in such Full Value Awards or Dividend Equivalents which would not otherwise be vested. For purposes of this paragraph, a Full Value Award and Dividend Equivalent shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share (or with respect to Dividend Equivalents and Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the transaction, the consideration (whether stock, cash, or other securities or property) received in the transaction by holders of the Company’s common stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award (other than Dividend Equivalents and Performance Units) to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of the Company’s common stock in the merger or Change in Control.

21.     No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the employing entity’s right to terminate such relationship at any time, with or without cause.  A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision of the Company to permit the Participate to participate in the Plan and to benefit from a discretionary Award. By accepting an Award hereunder, a Participant expressly acknowledges and agrees that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension, benefits, severance, redundancy, resignation or any other purpose.

22.     Time of Granting Awards.  The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award. Notice of the determination shall be given to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

23.     Term of Plan.  Unless sooner terminated under Section 24, the Plan will continue in effect until March 26, 2025.

24.     Amendment and Termination of the Plan.

(a)     Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b)     Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company at the 2017 annual meeting of stockholders. In addition, any subsequent amendment to the Plan for which stockholder approval is required by Applicable Laws shall require stockholder approval. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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(c)      Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

25.     Conditions Upon Issuance of Shares.

(a)     Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, and may be further subject to the approval of counsel for the Company with respect to such compliance.

(b)     Investment Representations. As a condition to the exercise or payout, as applicable, of an Award, the Company may require the person exercising such Option or SAR, or in the case of another Award (other than a Dividend Equivalent paid in cash or Performance Unit), the person receiving the Shares upon vesting, to render to the Company a written statement containing such representations and warranties as, in the opinion of counsel for the Company, may be required to ensure compliance with any of the aforementioned relevant provisions of law, including a representation that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required.

26.     Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

27.     Miscellaneous.

(a)     Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(b)     Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

(c)     Clawback.  An Award granted under the Plan will be subject to any provisions of Applicable Laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award; and any recoupment, clawback or similar provisions that may be included in the applicable Award Agreement.

(d)     Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

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Annex B

JUNIPER NETWORKS, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

As amended and restated as of                    , 2017

1.     Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423(b) Plan”), although the Company makes no undertaking nor representation to maintain such qualification. The provisions of the 423(b) Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan document authorizes the grant of rights to purchase stock that do not qualify under Section 423(b) of the Code (“Non-Section 423(b) Plan”) pursuant to rules, procedures or sub-plans adopted by the Board or Committee designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. Such references to the Plan include the 423(b) and the Non-Section 423(b) Plan components.

If grants are intended to be made under the Non-Section 423(b) Plan, they will be designated as such at the time of grant.

2.     Definitions.

(a)     “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)     “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)     “Board” means the Board of Directors of the Company.

(d)     “Change in Control” means the occurrence of any of the following events:

(i)     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)     The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)     The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)      A change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include

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an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

(e)     “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f)     “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g)     “Common Stock” means the common stock of the Company.

(h)     “Company” means Juniper Networks, Inc., a Delaware corporation.

(i)      “Compensation” means an Employee’s base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, sales commission, and other compensation.

(j)      “Designated Subsidiary” means any Parent or Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k)     “Director” means a member of the Board.

(l)      “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, provided, however that under the Non-Section 423(b) Plan, the Board or Committee appointed by the Board may determine that Employees are eligible to participate in the Plan even if they are employed for less than twenty (20) hours per week or less than five (5) months in any calendar year by the Employer, if such Employee has a right to participate in the Plan under applicable law. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the first day following three (3) months of such leave.

(m)    “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o)     “Exercise Date” means the last day of each Offering Period.

(p)     “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

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(iii)    In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(q)     “Fiscal Year” means the fiscal year of the Company.

(r)     “New Exercise Date” means a new Exercise Date implemented by shortening any Offering Period then in progress.

(s)     “Non-Section 423(b) Plan” shall mean an employee stock purchase plan which does not meet the requirements set forth in Section 423(b) of the Code, as amended.

(t)      “Offering Date” means the first Trading Day of each Offering Period.

(u)     “Offering Period” means a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after February 1 and terminating on the last Trading Day in the period ending the following July 31, or commencing on the first Trading Day on or after August 1 and terminating on the last Trading Day in the period ending the following January 31. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20 and 21.

(v)     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w)    “Plan” means this Juniper Networks, Inc. 2008 Employee Stock Purchase Plan, as amended from time to time, which includes a Section 423(b) Plan and a Non-Section 423(b) Plan. Unless specified otherwise, references to the Plan herein shall refer to the Section 423(b) Plan.

(x)     “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for future Offering Periods pursuant to Section 20.

(y)     “Section 423(b) Plan” means an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the 423(b) Plan shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(z)     “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa)   “Trading Day” means a day on which the national stock exchanges and the Nasdaq System are open for trading.

3.     Eligibility.

(a)     “Offering Periods. Any individual who is an Employee on a given Offering Date will be eligible to participate in such Offering Period, subject to the requirements of Section 5.

(b)     Limitations. Any provisions of the Plan to the contrary notwithstanding, no Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary

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of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.     Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 1 and August 1 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.     Participation. An Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator (which may be similar to the form attached hereto as Exhibit A) for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

6.     Payroll Deductions.

(a)     At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period. The Administrator, in its discretion, may decide that an Employee may submit contributions to the Non-Section 423(b) Plan by means other than payroll deductions. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b)     Payroll deductions for a participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c)     All payroll deductions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d)     A participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 6(d)). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) 0 will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant.

(e)     Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(f)     At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax withholding liability payable to any authority, national insurance, social security or

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other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

7.     Grant of Option. On the Offering Date of each Offering Period, each Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Employee be permitted to purchase during any twelve (12) month period more than six thousand (6,000) shares of the Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Employee may accept the grant of such option with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that each Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.     Exercise of Option.

(a)     Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)     If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9.     Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10.     Withdrawal.

(a)     A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose (which

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may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)     A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.     Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.

12.     Interest. No interest will accrue on the payroll deductions of a participant in the Plan, unless required by Applicable Laws.

13.     Stock.

(a)     Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be thirty-five million (35,000,000) shares.

(b)     Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)     Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or, at the sole discretion of the Company, in the name of the participant and his or her spouse.

14.     Administration.

The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, and, with respect to the Section 423(b) Plan, to the extent permissible under Code Section 423 and proposed or final Treasury Regulations promulgated thereunder (and other Internal Revenue Service guidance), the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling payroll deductions, making of contributions to the Plan, defining eligible Compensation, establishment of bank or trust accounts to hold payroll deductions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

The Administrator may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plan, the

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provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, such sub-plan shall be considered part of the Non-Section 423(b) Plan, and rights granted thereunder shall not be considered to comply with Code Section 423.

15.     Designation of Beneficiary.

(a)     At the sole discretion of the Administrator, a participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)     Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)     All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

16.     Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.     Use of Funds. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

18.     Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.     Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a)     Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b)     Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior

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to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)     Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.     Amendment or Termination.

(a)     The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that adding additional shares available for sale under the Plan (other than pursuant to Section 19(a)) shall require stockholder approval. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b)     Without stockholder consent and without limiting Section 20(a), to the extent permitted by applicable provisions of law, the Administrator will be entitled to amend the Offering Periods, determine the terms of new Offering Periods (including, but not limited to (i) the length of such Offering Periods, (ii) whether such Offering Periods will include one or more embedded Offering Periods and/or (iii) whether such Offering Periods will have an automatic restate or reset provision), provide for overlapping Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)     In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)     amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii)     altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

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(iii)     shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv)     reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v)     reducing the maximum number of shares a participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

21.     Notices. All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.     Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.     Term of Plan. The Plan will continue in effect until February 25, 2028, unless sooner terminated under Section 20.

24.     Reimbursement of Taxes. The Administrator shall have the discretion to require reimbursement from any Plan participant in full for any liability that the Company or the Employer incurs towards any tax paid or payable in respect to participant’s participation in the Plan, the grant of any option pursuant to the Plan, or the exercise of participant’s option, provided that such reimbursement is provided for in the subscription agreement. The Company may require security for such reimbursement of taxes as a precondition to participant participating in the Plan, the grant of any option, or the exercise of this option on behalf of Participant. The Administrator shall have the authority to approve additional documents or forms which may be requested by the Company for such security, collection or otherwise for reimbursement of such taxes to the Company.

25.     Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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Annex C

CERTIFICATE OF AMENDMENT

TO the

RESTATED CERTIFICATE OF INCORPORATION

OF

JUNIPER NETWORKS, INC.

Juniper Networks, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1.     The name of the Corporation is Juniper Networks, Inc.

     2.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 1997.

     3.     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Restated Certificate of Incorporation further amends the provisions of the Restated Certificate of Incorporation of the Corporation.

     4.     The terms and provisions of this Certificate of Amendment to the Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

     5.     Paragraph three of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety.

     6.     Paragraph six of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

 The affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation’s Bylaws by the stockholders of the Corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

     7.      Paragraph eight of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

  Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

     8.      Article NINTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with “NINTH: [Intentionally Omitted”].

     9.      Article TENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this right.

***

Juniper Networks, Inc. Notice of 2017 Annual Meeting and Proxy Statement	101

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IN WITNESS WHEREOF, Juniper Networks, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this           day of             , 2017.

JUNIPER NETWORKS, INC.

By:
[Signatory Name]
[Signatory Title]

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JUNIPER NETWORKS, INC.
ATTN: INVESTOR RELATIONS
1133 INNOVATION WAY
SUNNYVALE, CA 94089

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21850-P87526                   KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JUNIPER NETWORKS, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Robert M. Calderoni	☐	☐	☐

	1b.	Gary Daichendt	☐	☐	☐

	1c.	Kevin DeNuccio	☐	☐	☐

	1d.	James Dolce	☐	☐	☐

	1e.	Mercedes Johnson	☐	☐	☐

	1f.	Scott Kriens	☐	☐	☐

	1g.	Rahul Merchant	☐	☐	☐

	1h.	Rami Rahim	☐	☐	☐

	1i.	William R. Stensrud	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.		For	Against	Abstain

2.	Ratification of Ernst & Young LLP, an independent registered public accounting firm, as auditors.	☐	☐	☐

3.	Approve the amendment and restatement of the Juniper Networks, Inc. 2015 Equity Incentive Plan.	☐	☐	☐

4.	Approve the amendment and restatement of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan.	☐	☐	☐

5.	Approve a Certificate of Amendment to the Restated Certificate of Incorporation to eliminate supermajority voting requirements.	☐	☐	☐

6.	Approval of a non-binding advisory resolution on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote “1 YEAR” for proposal 7.	1 Year	2 Years	3 Years	Abstain

7.	Approve on an advisory basis the frequency of stockholder votes on executive compensation. ☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 8.		For	Against	Abstain

8.	Stockholder Proposal, if properly presented at the meeting, to annually disclose EEO-1 data.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The LTR/NPS/10K COMBO is available at www.proxyvote.com.

E21851-P87526

JUNIPER NETWORKS, INC.
2017 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 25, 2017
9:00 a.m. Pacific time

Juniper Networks, Inc.
1133 Innovation Way
Building A, Aristotle Conference Room
Sunnyvale, CA 94089

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2017.
This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted “FOR” the election of the nominees on proposal 1, “FOR” proposals 2, 3, 4, 5, and 6, for “1 YEAR” on proposal 7, “AGAINST” proposal 8, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Kenneth Miller and Brian Martin, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. The above named proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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